Exhibit 10.38

LIMITED LIABILITY COMPANY/JOINT VENTURE AGREEMENT

OF

BELL BR WATERFORD CROSSING JV, LLC

A DELAWARE LIMITED LIABILITY COMPANY

DATED AS OF MARCH 29, 2012

6.4	Distributions in Kind	17

Section 7. Allocations		17

7.1	Allocation of Net Income and Net Losses Other than in Liquidation	17

7.2	Allocation of Net Income and Net Losses in Liquidation	18

7.3	U.S. Tax Allocations	18

Section 8. Books, Records, Tax Matters and Bank Accounts		18

8.1	Books and Records	18

8.2	Reports and Financial Statements	19

8.3	Tax Matters Member	20

8.4	Bank Accounts	20

8.5	Tax Returns	20

8.6	Expenses	20

Section 9. Management and Operations		21

9.1	Management	21

9.2	Annual Business Plan	22

9.3	Implementation of Plan by Property Manager	22

9.4	Affiliate Transactions	22

9.5	Other Activities	23

9.6	Management Agreement	23

9.7	Operation in Accordance with REOC/REIT Requirements	24

9.8	FCPA	26

Section 10. Confidentiality		27
Section 11. Representations and Warranties		28

11.1	In General	28

11.2	Representations and Warranties	28

Section 12. Sale, Assignment, Transfer or other Disposition		31

12.1	Prohibited Transfers	31

12.2	Affiliate Transfers	31

12.3	Admission of Transferee; Partial Transfers	32

12.4	Withdrawals	33

Section 13. Dissolution		33

13.1	Limitations	33

13.2	Exclusive Events Requiring Dissolution	33

13.3	Liquidation	34

13.4	Continuation of the Company	35

Section 14. Indemnification		35

14.1	Exculpation of Members, Managers and Their Representatives	35

14.2	Indemnification by Company	35

14.3	Indemnification by Members for Misconduct	36

14.4	General Indemnification by the Members	36

14.5	Pledge of Bell Interest	36

14.6	Pledge of Bluerock Interest	37

Section 15. Sale Rights		38

15.1	Push / Pull Rights	38

15.2	Forced Sale Rights	40

Section 16. Mediation of Disputes		42

16.1	Events Giving Rise to Mediation	42

16.2	Selection of Mediator	43

16.3	Mediation	43

Section 17. Miscellaneous		43

17.1	Notices	43

17.2	Governing Law	44

17.3	Successors	44

17.4	Pronouns	45

17.5	Table of Contents and Captions Not Part of Agreement	45

17.6	Severability	45

17.7	Counterparts	45

17.8	Entire Agreement and Amendment	45

17.9	Further Assurances	45

17.10	No Third Party Rights	45

17.11	Incorporation by Reference	46

17.12	Limitation on Liability	46

17.13	Remedies Cumulative	46

17.14	No Waiver	46

17.15	Limitation On Use of Names	46

17.16	Publicly Traded Partnership Provision	46

17.17	Uniform Commercial Code	47

17.18	Public Announcements	47

17.19	No Construction Against Drafter	47

LIMITED LIABILITY COMPANY/JOINT VENTURE AGREEMENT

OF

BELL BR WATERFORD CROSSING JV, LLC

THIS LIMITED LIABILITY COMPANY/JOINT VENTURE AGREEMENT of BELL BR WATERFORD CROSSING JV, LLC (“JV” or “Company”) is made and entered into and is effective as of March 29, 2012, by and between BR Waterford JV Member, LLC, a Delaware limited liability company (“Bluerock”) and Bell HNW Nashville Portfolio, LLC, a North Carolina limited liability company (“Bell”) (this “Agreement”). Capitalized terms used herein shall have the meanings ascribed to such terms in this Agreement.

WITNESSETH:

WHEREAS, the Company was formed on February 23, 2012, pursuant to the Act;

WHEREAS, the Members desire to participate in the Company for the purposes described herein;

WHEREAS, Bell Partners Inc. (“Property Manager”), an Affiliate of Bell, has agreed to provide management services to the Company on the terms set forth in the Management Agreement; and

WHEREAS, it is agreed that Property Manager shall provide such management services to the Company as an independent contractor.

NOW, THEREFORE, in consideration of the agreements and covenants set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1.            Definitions. As used in this Agreement:

“Acquiring Indemnitees” shall have the meaning provided in Section 15.1(e).

“Acquisition” shall mean the closing of the purchase of the Property by the Company.

“Acquisition Commission” shall mean a real estate commission in an amount equal to one percent (1.0%) of the total cost (including currently budgeted renovations set forth on the initial Budget for the Property) of the Property.

“Act” shall mean the Delaware Limited Liability Company Act (currently Chapter 18 of Title 6 of the Delaware Code), as amended from time to time.

“Advisor” shall mean any accountant, attorney or other advisor retained by a Member.

“Affiliate” shall mean as to any Person any other Person that directly or indirectly controls or is controlled by, or is under common control with such first Person. For the purposes of this Agreement, a Person shall be deemed to control another Person if such person possesses, directly or indirectly, the power to direct or cause the direction of the management, policies and/or decision making of such other Person, whether through the ownership of voting securities, by contract or otherwise. In addition, “Affiliates” shall include as to any Person any other Person related to such person within the meaning of Code Sections 267(b) or 707(b)(1)..

“Agreed Upon Value” shall mean the fair market value (net of any debt) agreed upon pursuant to a written agreement between the Members of property contributed by a Member to the capital of the Company, which shall for all purposes hereunder be deemed to be the amount of the Capital Contribution applicable to such property contributed.

“Agreement” shall mean this Limited Liability Company/Joint Venture Agreement, as amended from time to time.

“Annual Business Plan” shall mean the business plan for a Fiscal Year of the Company prepared by the Property Manager and approved by the Managers as further described in Section 9.2.

“Backstop Agreement” shall have the meaning set forth in Section 4.1(e).

“Bankruptcy Code” shall mean Title 11 of the United States Code, as amended or any other applicable bankruptcy or insolvency statute or similar law.

“Bankruptcy/Dissolution Event” shall mean, with respect to the affected party, (i) the entry of an Order for Relief under the Bankruptcy Code, (ii) the admission by such party of its inability to pay its debts as they mature, (iii) the making by it of an assignment for the benefit of creditors generally, (iv) the filing by it of a petition in bankruptcy or a petition for relief under the Bankruptcy Code or any other applicable federal or state bankruptcy or insolvency statute or any similar law, (v) the expiration of sixty (60) days after the filing of an involuntary petition under the Bankruptcy Code without such petition being vacated, set aside or stayed during such period, (vi) an application by such party for the appointment of a receiver for the assets of such party, (vii) an involuntary petition seeking liquidation, reorganization, arrangement or readjustment of its debts under any other federal or state insolvency law, provided that the same shall not have been vacated, set aside or stayed within sixty (60) days after filing, (viii) the imposition of a judicial or statutory lien on all or a substantial part of its assets unless such lien is discharged or vacated or the enforcement thereof stayed within sixty (60) days after its effective date, (ix) an inability to meet its financial obligations as they accrue, or (x) a dissolution or liquidation.

“Bell” shall have the meaning provided in the first paragraph of this Agreement.

“Bell Indemnity Collateral” shall have the meaning provided in Section 14.5(a).

“Bell Inducement Obligation” shall have the meaning provided in Section 14.5(a).

“Bell Pledge Agreement” shall have the meaning provided in Section 14.5(a).

“Bell Pre-Closing Default” is (i) a failure by Bell to fund its share of the Mandatory Capital Contribution as and when the same is due; (ii) the failure by Bell to deliver any documentation required by Lender to approve or close the Loan (such failure to include the failure of any Bell-affiliated guarantor to do likewise); or (iii) an action (or failure to act) by Bell or its Affiliates (other than the Company), whether intentional or negligent, that is proven to trigger a default under the Purchase Contract, and which is not cured by such party in any applicable cure period under the Purchase Contract.

“Bell Transferee” shall have the meaning set forth in Section 12.2(b)(i).

“Beneficial Owner” shall have the meaning provided in Section 5.7.

“Bluerock” shall have the meaning provided in the first paragraph of this Agreement.

“Bluerock Indemnity Collateral” shall have the meaning provided in Section 14.6(a).

“Bluerock Inducement Obligation” shall have the meaning provided in Section 14.6(a).

“Bluerock Pledge Agreement” shall have the meaning provided in Section 14.6(a).

“Bluerock Pre-Closing Default” is (i) a failure by Bluerock to fund its share of the Mandatory Capital Contribution as and when the same is due; (ii) the failure by Bluerock to deliver any documentation required by Lender to approve or close the Loan (such failure to include the failure of any Bluerock affiliated guarantor to do likewise); or (iii) an action (or failure to act) by Bluerock or its Affiliates (other than the Company), whether intentional or negligent that is proven to trigger a default under the Purchase Contract and which is not cured by such party in any applicable cure period under the Purchase Contract.

“Bluerock Transferee” shall have the meaning set forth in Section 12.2(b)(ii).

“BR REIT” shall have the meaning provided in Section 12.2(b)(ii).

“BR SOIF” shall mean Bluerock Special Opportunity + Income Fund, LLC, a Delaware limited liability company.

“BR SOIF II” shall mean Bluerock Special Opportunity + Income Fund II, LLC, a Delaware limited liability company.

“Capital Account” shall have the meaning provided in Section 5.6.

“Capital Contribution” shall mean, with respect to any Member, the aggregate amount of (i) cash, and (ii) the Agreed Upon Value of other property contributed by such Member to the capital of the Company net of any liability secured by such property that the Company assumes or takes subject to.

“Cash from Operations” shall mean the net cash realized by the Company from all sources, including, but not limited to, the operations of the Property (but excluding Cash from Sale or Refinancing) after payment of all cash expenditures of the Property, the Company and any of its Subsidiaries, including, but not limited to, all operating expenses including all fees payable to the Managers or Property Manager, all payments of principal and interest on indebtedness, expenses for repairs and maintenance, capital improvements and replacements, and such reserves and retentions as the Managers reasonably determine to be necessary and desirable in connection with Company operations.

“Cash from Sale or Refinancing” shall mean the net cash realized by the Company from the sale, financing, refinancing, redemption, repayment or other disposition of the Property or of any interest of the Company in or related to the Property, after payment of all cash expenditures of the Property, the Company and any of its Subsidiaries related to such sale, financing, refinancing redemption, repayment or other disposition of the Property, including, but not limited to, all sale or refinancing expenses including all fees payable to the Managers, all payments of principal and interest on indebtedness, expenses for repairs and maintenance, capital improvements and replacements, and such reserves and retentions as the Managers reasonably determine to be necessary and desirable in connection therewith.

“Certificate of Formation” shall mean the Certificate of Formation of the Company, as amended from time to time.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, including the corresponding provisions of any successor law.

“Collateral Agreement” shall mean any agreement, instrument, document or covenant concurrently or hereafter made or entered into under, pursuant to, or in connection with this Agreement and any certifications made in connection therewith or amendment or amendments made at any time or times heretofore or hereafter to any of the same (including, without limitation, the Management Agreement and any third-party financing documents including but not limited to the Loan Documents).

“Company” shall mean Bell BR Waterford Crossing JV, LLC a Delaware limited liability company organized under the Act.

“Confidential Information” shall have the meaning provided in Section 10(a).

“Default Amount” shall have the meaning provided in Section 5.2(b).

“Default Loan” shall have the meaning provided in Section 5.2(b)(i).

“Default Loan Rate” shall have the meaning provided in Section 5.2(b)(i).

“Defaulting Member” shall have the meaning provided in Section 5.2(b).

“Delaware UCC” shall mean the Uniform Commercial Code as in effect in the State of Delaware from time to time.

“Dissolution Event” shall have the meaning provided in Section 13.2.

“Distributable Funds” with respect to any month or other period, as applicable, shall mean Cash from Operations and Cash from Sale or Refinancing determined by the Managers to be available for Distribution to the Members in accordance with Section 6. Distributable Funds shall not include any loan proceeds or Capital Contributions held prior to investment.

“Distributions” shall mean the distributions payable (or deemed payable) to a Member (including, without limitation, its allocable portion of Distributable Funds).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Fiscal Year” shall mean each calendar year ending December 31.

“Flow Through Entity” shall have the meaning provided in Section 5.7.

“Foreign Corrupt Practices Act” shall mean the Foreign Corrupt Practices Act of the United States, 15 U.S.C. Sections 78a, 78m, 78dd-1, 78dd-2, 78dd-3, and 78ff, as amended, if applicable, or any similar law of the jurisdiction where the Property is located or where the Company or any of its Subsidiaries transacts business or any other jurisdiction, if applicable.

“Imputed Closing Costs” means an amount (not to exceed one and one quarter percent (1.25%) of the purchase price) that would normally be incurred by the Company or a Subsidiary if the Property were sold for an amount specified in Section 15.1 or Section 15.2 (as applicable), for title insurance premiums, survey costs, brokerage commissions, legal fees, and other commercially reasonable closing costs.

“Income” shall mean the gross income of the Company for any month, Fiscal Year or other period, as applicable, including gains realized on the sale, exchange or other disposition of the Company’s assets.

“Indemnified Party” shall have the meaning provided in Section 14.4(a).

“Indemnifying Party” shall have the meaning provided in Section 14.4(a).

“Inducement Agreements” shall have the meaning provided in Section 14.4(a).

“Initiating Member” shall have the meaning provided in Section 15.2(a).

“Initiating Member Carveout Guarantor” shall have the meaning provided in Section 15.2(c).

“Interest” of any Member shall mean the entire limited liability company interest of such Member in the Company, which includes, without limitation, any and all rights, powers and benefits accorded a Member under this Agreement and the duties and obligations of such Member hereunder.

“Internal Rate of Return” or “IRR” shall mean, with respect to a Member’s investment in the Company, the discount rate that causes the sum of the net present value of all cash in-flows from such Member (i.e. Capital Contributions) and the net present value of all cash out-flows to that Member resulting from the investment (i.e. Distributions from the Company to the Member) to equal zero ($0) dollars. For purposes of computing the IRR, (i) all cash in-flows and cash out-flows will be discounted to present value using monthly measuring periods (and compounding); and (ii) the calculation of the IRR will be made using the Microsoft Excel XIRR function or similar calculation.

A Member will be deemed to receive IRR with respect to any Capital Contributions when that Member has received a return of all of those Capital Contributions plus a compounded return on those Capital Contributions at the applicable IRR, calculated commencing on the date or dates those Capital Contributions are made to the Company, taking into account the timing and amounts of all previous distributions made (or deemed made) by the Company to that Member and the timing and amounts of all previous Capital Contributions made to the Company by that Member. For purposes of calculating the IRR and notwithstanding anything to the contrary herein, each Member’s initial Capital Contribution and the Mandatory Capital Contributions shall be deemed to have been made as of the Acquisition Date.

“Lender” means CW Capital, LLC, its successors or assigns.

“Loan” means that certain acquisition loan in the principal amount of $20,100,000 from Lender to the Company.

“Loan Documents” shall mean any and all documents evidencing or securing any loans obtained in connection with the acquisition of the Property or any refinancing thereof.

“Loss” shall mean the aggregate of losses, deductions and expenses of the Company for any month, Fiscal Year or other period, as applicable, including losses realized on the sale, exchange or other disposition of the Company’s assets.

“Major Decision” means any decision for the Company to take, or refrain from taking, any action or incurring any obligation with respect to the following matters (or the effectuation of any such action or obligation):

(i)	any merger, conversion or consolidation involving the Company or any Subsidiary or the sale, lease, transfer, exchange or other disposition of all or substantially all of the Company’s assets or all of the Interests of the Members in the Company, in one or a series of related transactions;

(ii)	except as expressly provided in Section 12 with respect to Transfers by Bluerock or a Bluerock Transferee to a Bluerock Transferee and with respect to Transfers by Bell or a Bell Transferee to a Bell Transferee as permitted thereunder, the admission or removal of any Member or the Company’s issuance to any third party of any equity interest in the Company (including interests convertible into, or exchangeable for, equity interests in the Company);

(iii)	any voluntary liquidation, dissolution or termination of the Company;

(iv)	giving, granting or undertaking any options, rights of first refusal, deeds of trust, mortgages, pledges, ground leases, security or other interests in or encumbering a Property, any portion thereof or any other material assets;

(v)	selling, conveying, refinancing or effecting any other direct or indirect transfer of the Property, any Subsidiary, or in any interest in the Property or in any Subsidiary or of any other material asset of the Company or any portion thereof, or the entering into of any agreement, commitment or assumption with respect to any of the foregoing;

(vi)	acquiring by purchase, ground lease or otherwise, any real property or other material asset, or the entry into of any agreement, commitment or assumption with respect to any of the foregoing, or the making or posting of any deposit (refundable or non-refundable);

(vii)	taking any action by the Company that is reasonably likely to result in any Member or any of its Affiliates having individual liability under any so called “bad boy” guaranties or similar agreements provided to third party lenders in respect of financings relating to the Property, the Company, the Subsidiaries or any of their assets which provide for recourse as a result of willful misconduct, fraud or gross negligence, or for failure to comply with the covenants or any other provisions of such “bad boy” guaranties (each, a “Non-Recourse Carveout Guaranty”);

(viii)	entering into, renewing or terminating any property management, leasing or development contract, other than entering into the Management Agreement;

(ix)	the amendment of this Agreement; or

(x)	the decision to call for additional capital under Section 5.2.

“Management Agreement” shall mean that certain property management agreement to be attached hereto as Exhibit C and to be entered into between the Company, as owner, and Property Manager, as property manager, pursuant to which Property Manager will provide certain management services for the Property.

“Manager” and “Managers” shall have the meaning provided in Section 9.1(a).

“Mandatory Bell Capital Contribution” shall be the Mandatory Capital Contribution allocable to Bell equal to the amount of the Mandatory Capital Contribution multiplied by forty percent (40%).

“Mandatory Bluerock Capital Contribution” shall be the Mandatory Capital Contribution allocable to Bluerock equal to the amount of the Mandatory Capital Contribution multiplied by sixty percent (60%).

“Mandatory Capital Contribution” shall be the amount of capital required to close the Acquisition of the Property, after taking into account the initial Capital Contributions made by the Members in accordance with Section 5.1 (a) and the net proceeds of any purchase money financing, plus such amounts for initial working capital, due diligence-related expense reimbursements and the Acquisition Commission payable to Bell Partners Inc. and such other items as the Members may agree.

“Member” and “Members” shall mean Bluerock, Bell and any other Person admitted to the Company pursuant to this Agreement. For purposes of the Act, the Members shall constitute a single class or group of members.

“Member in Question” shall have the meaning provided in Section 17.12.

“Net Income” shall mean the amount, if any, by which Income for any period exceeds Loss for such period.

“Net Loss” shall mean the amount, if any, by which Loss for any period exceeds Income for such period.

“New York UCC” shall have the meaning set forth in Section 17.17.

“Non-Initiating Indemnitees” shall have the meaning provided in Section 15.2(c).

“Non-Initiating Member” shall have the meaning provided in Section 15.2(a).

“Non-Recourse Carveout Guaranty” shall have the meaning provided in the definition of “Major Decision.”

“Offer” shall have the meaning provided in Section 15.2(a).

“Offeror” shall have the meaning provided in Section 15.1(b).

“Offeree” shall have the meaning provided in Section 15.1(b).

“Ownership Entity” shall have the meaning provided in Section 15.2(a).

“Percentage Interest” shall have the meaning provided in Section 5.3.

“Person” shall mean any individual, corporation, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other legal entity.

“Pre-Closing Costs” shall mean all loan fees and charges, due diligence costs, entity formation expenses, and attorneys’ fees due to counsel in connection with the negotiation of this Agreement and the other associated transaction documents between the Members and the Members and their Affiliates and the closing on the Property or the Loan.

“Preferred Return” shall mean an amount equal to an 8.0% Internal Rate of Return on a Member’s Capital Contribution. The Preferred Return will initially begin to accrue on the date of a Member’s Capital Contribution to the Company, as to each Capital Contribution.

“Prior Acts” shall have the meanings provided in Sections 15.1(e) and 15.2(c), respectively.

“Property” shall have the meaning provided in Section 3.

“Property Manager” shall mean Bell Partners Inc., so long as the Management Agreement is in full force and effect and, thereafter, the entity performing similar services with respect to the Property.

“Property Manager Reports” shall have the meaning set forth in Section 8.2(c).

“Purchase Contract” means that certain Purchase and Sale Agreement by and between Bell Partners Inc. and Seller dated February 1, 2012, as amended and concurrently herewith assigned to the Company.

“Pursuer” shall have the meaning provided in Section 10.3.

“Rate Lock Deposit” means the sum of $402,000 posted with Lender pursuant to the Rate Lock Letter Agreement.

“Rate Lock Letter Agreement” means that certain letter agreement between the Company and Lender dated March ___, 2012 by which the interest rate for the Loan was fixed at 3.59% per annum.

“REIT” shall mean a real estate investment trust as defined in Code Section 856.

“REIT Member” shall mean any Member, if such Member is a REIT or a direct or indirect subsidiary of a REIT.

“REIT Requirements” shall mean the requirements for qualifying as a REIT under the Code and Regulations.

“Regulations” shall mean the Treasury Regulations promulgated pursuant to the Code, as amended from time to time, including the corresponding provisions of any successor regulations.

“Representatives” shall have the meaning provided in Section 14.1.

“Response Period” shall have the meaning provided in Section 15.2(b).

“Sale Notice” shall have the meaning provided in Section 15.2(a).

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Seller” means Grove at Waterford Crossing, LLC.

“Selling Member Carveout Guarantor” shall have the meaning provided in Section 15.1(e).

“Subsidiary” shall mean any corporation, partnership, limited liability company or other entity of which fifty percent (50%) or more is owned by the Company or of which at least a majority of the capital stock or other equity securities is owned by the Company.

“Tax Matters Member” shall have the meaning provided in Section 8.3.

“Total Investment” shall mean the sum of the aggregate Capital Contributions made by a Member.

“Transfer” means, as a noun, any transfer, sale, assignment, exchange, charge, pledge, gift, hypothecation, conveyance, encumbrance or other disposition, voluntary or involuntary, by operation of law or otherwise and, as a verb, voluntarily or involuntarily, by operation of law or otherwise, to transfer, sell, assign, exchange, charge, pledge, give, hypothecate, convey, encumber or otherwise dispose of.

“Valuation Amount” shall have the meaning provided in Section 15.1(b).

Section 2.            Organization of the Company.

2.1           Name. The name of the Company shall be “Bell BR Waterford Crossing JV, LLC”. The business and affairs of the Company shall be conducted under such name or such other name as the Managers deem necessary or appropriate to comply with the requirements of law in any jurisdiction in which the Company may elect to do business.

2.2           Place of Registered Office; Registered Agent. The address of the registered office of the Company in the State of Delaware is 1209 Orange Street, Wilmington, Delaware 19801. The name and address of the registered agent for service of process on the Company in the State of Delaware is The Corporation Trust Company, Wilmington, Delaware 19808. The Managers may at any time on five (5) days prior notice to all Members change the location of the Company’s registered office or change the registered agent.

2.3           Principal Office. The principal address of the Company shall be c/o Bell Partners Inc., 300 North Greene Street, Suite 1000, Greensboro, North Carolina 27401, and the principal office of Property Manager shall be c/o Bell Partners Inc., 300 North Greene Street, Suite 1000, Greensboro, North Carolina 27401, or, in each case, at such other place or places as may be determined by the Managers from time to time.

2.4           Filings. On or before execution of this Agreement, an authorized person within the meaning of the Act shall have duly filed or caused to be filed the Certificate of Formation of the Company with the office of the Secretary of State of Delaware, as provided in Section 18-201 of the Act, and the Members hereby ratify such filing. The Managers shall use their best efforts to take such other actions as may be reasonably necessary to perfect and maintain the status of the Company as a limited liability company under the laws of Delaware. Notwithstanding anything contained herein to the contrary, the Company shall not do business in any jurisdiction that would jeopardize the limitation on liability afforded to the Members under the Act or this Agreement.

2.5           Term. The Company shall continue in existence from the date hereof until December 31, 2062, unless extended by the Members, or until the Company is dissolved as provided in Section 13, whichever shall occur earlier.

2.6           Expenses of the Company. Other than the reimbursement of costs and expenses as provided herein, including Section 8.6, and the fees described in Section 9.6, no fees, costs or expenses shall be payable by the Company to any Member (or its Affiliates).

Section 3.            Purpose.

The purpose of the Company, subject in each case to the terms hereof, shall be to engage in the business of acquiring, owning, operating, developing, renovating, repositioning, managing, leasing, selling, financing and refinancing the real estate and any real estate related investments (or portions thereof) known as the Grove at Waterford Crossing, which is located at 101 Spade Leaf Blvd., Hendersonville, TN, which is held by the Company (any property acquired as aforesaid shall hereinafter be referred to as the “Property”), and all other activities reasonably necessary to carry out such purposes.

Section 4.            Conditions.

4.1           Bluerock Conditions. The obligation of Bluerock to make the Mandatory Bluerock Capital Contribution under Section 5.1 and to otherwise consummate the transactions contemplated herein is subject to fulfillment of all of the following conditions on or prior to the date of closing of the Acquisition:

(a)           Bell shall deposit in the Company’s bank account or the designated escrow account of Old Republic National Title Insurance Company (“Title Company”) the amount of its Mandatory Bell Capital Contribution;

(b)           The Management Agreement shall have been executed by the Company, and Property Manager;

(c)           All of the representations and warranties of Bell and Property Manager contained in this Agreement and the Collateral Agreements shall be true and correct as of the date hereof;

(d)           The Company shall have received the loan proceeds contemplated by the loan documents to be entered into between the Company and CW Capital and its further assignee, the Fannie Mae Delegated Underwriting and Service Program (the “Loan Documents”); provided however, if such failure to receive loan proceeds is solely attributable to the failure of Bluerock to fund its Mandatory Bluerock Capital Contribution, Bluerock may not use this condition to excuse its performance;

(e)           Execution by Bell Partners Inc. and Bell HNW Nashville Portfolio, LLC of the Non-Recourse Carveout Guaranties and execution of that certain agreement by and among Bluerock Special Opportunity + Income Fund, LLC, Bluerock Special Opportunity + Income Fund II, LLC, Bell Partners Inc. and Bell HNW Nashville Portfolio, LLC, providing for the allocation of liability and contribution for losses arising from the Non-Recourse Carveout Guaranties constituting part of the Loan Documents that shall have been executed by such guarantors (the “Backstop Agreement”); and

(f)           Bell shall have complied with the terms of Section 5.1 (a) with respect to the payment of its initial Capital Contribution and there shall have occurred no Bell Pre-Closing Default.

4.2          Bell Conditions. The obligation of Bell to make the Mandatory Bell Capital Contribution under Section 5.1 and to otherwise consummate the transactions contemplated herein is subject to fulfillment of all of the following conditions on or prior to the date of closing of the Acquisition:

(a)           Bluerock shall deposit into the Company’s bank account or Title Company’s designated escrow account the amount of its Mandatory Bluerock Capital Contribution;

(b)           The Company shall have received the loan proceeds contemplated by the Loan Documents; provided however, if such failure to receive loan proceeds is solely attributable to the failure of Bell to fund its Mandatory Bell Capital Contribution, Bell may not use this condition to excuse its performance;

(c)           The Management Agreement shall have been executed between the Company and Property Manager;

(d)           All of the representations and warranties of Bluerock contained in this Agreement shall be true and correct as of the date hereof; and

(e)           Execution by Bluerock Special Opportunity + Income Fund, LLC and Bluerock Special Opportunity + Income Fund II, LLC of the Non-Recourse Carveout Guaranties and execution of the Backstop Agreement by and among Bluerock Special Opportunity + Income Fund, LLC, Bluerock Special Opportunity + Income Fund II, LLC, Bell Partners Inc. and Bell HNW Nashville Portfolio, LLC; and

(f)           Bluerock shall have complied with the terms of Section 5.1 (a) with respect to the payment of its initial Capital Contribution and there shall have occurred no Bluerock Pre-Closing Default.

Section 5.            Capital Contributions, Loans, Percentage Interests and Capital Accounts.

5.1           Initial Capital Contributions; Mandatory Capital Contributions; Bluerock Supplemental Capital Contribution

(a)           As of the date hereof, Bluerock and Bell have made the initial Capital Contributions set forth in Exhibit A attached hereto. $300,000 of the initial Capital Contributions has been used to fund (or to reimburse Bell Partners, Inc. for funding) the Earnest Money pursuant to the Purchase Contract and $402,000 has been used to fund the Rate Lock Deposit pursuant to the Rate Lock Letter Agreement and, in connection therewith, the Purchase Contract has been concurrently assigned to the Company. In the event that (i) the Earnest Money or any portion thereof is forfeited to Seller pursuant to the terms of the Purchase Contract or as the result of any litigation or settlement of litigation in connection thereto or (ii) the Rate Lock Deposit or any portion thereof is forfeited to Lender pursuant to the terms of the Rate Lock Letter Agreement or as the result of any litigation or settlement of litigation in connection thereto and such forfeiture under the preceding clauses (i) or (ii) is due to a Bluerock Pre-Closing Default, then Bluerock shall solely bear such forfeiture, with Bluerock being required to reimburse Bell for forty percent (40%) of all amounts so forfeited and 100% of any Pre-Closing Costs incurred by Bell or its Affiliates. Conversely, in the event that (i) the Earnest Money or any portion thereof is forfeited to Seller pursuant to the terms of the Purchase Contract or as the result of any litigation or settlement of litigation in connection thereto or (ii) the Rate Lock Deposit or any portion thereof is forfeited to Lender pursuant to the terms of the Rate Lock Letter Agreement or as the result of any litigation or settlement of litigation in connection thereto and such forfeiture under the preceding clauses (i) or (ii) is due to a Bell Pre-Closing Default, then Bell shall solely bear such forfeiture, with Bell being required to reimburse Bluerock for sixty percent (60%) of all amounts so forfeited and 100% of any Pre-Closing Costs incurred by Bluerock or its Affiliates. The obligations of Bluerock pursuant to this section are guaranteed by Bluerock Real Estate, L.L.C. and the obligations of Bell pursuant to this section are guaranteed by Bell Partners Inc. Any sums due by any party hereunder that are not received within five (5) days of when same are owing shall bear interest at an annual rate equal to the lesser of (i) ten percent (10%) or (ii) the highest rate permitted by applicable law. Each party shall be entitled to maintain an action at law or equity to enforce the other party’s obligations hereunder and shall be entitled to recover past due amounts, including interest as provided above, together with all attorneys’ fees incurred in seeking recovery and collection of amounts due hereunder and enforcing each party’s respective obligations hereunder.

(b)           Subject to the conditions set forth in Section 4, Bluerock and Bell shall each make their respective Mandatory Bluerock Capital Contribution and Mandatory Bell Capital Contribution.

5.2           Additional Capital Contributions.

(a)           Additional Capital Contributions may be called for from the Members by the Managers by written notice to the Members from time to time as and to the extent capital is necessary to effect an investment or expenditures approved by the Managers. Except as otherwise agreed by the Members, such subsequent and additional Capital Contributions shall be in an amount for each Member equal to the product of the amount of the aggregate Capital Contribution called for multiplied by such Member’s Percentage Interest, and shall be payable by the Members to the Company upon the earlier of (i) twenty (20) days after written request from the Company, or (ii) the date when the Capital Contribution is required, as set forth in a written request from the Company.

(b)           If a Member (a “Defaulting Member”) fails to make a Capital Contribution that is required as provided in Section 5.2(a) within the time frame required therein (the amount of the failed contribution and related loan shall be the “Default Amount”), the other Member, provided that it has made the Capital Contribution required to be made by it, in addition to any other remedies it may have hereunder or at law, shall have one or more of the following remedies:

(i)          to advance to the Company on behalf of, and as a loan to the Defaulting Member, an amount equal to the Default Amount to be evidenced by a promissory note in form reasonably satisfactory to the non-failing Member (each such loan, a “Default Loan”). The Capital Account of the Defaulting Member shall be credited with the amount of such Default Amount attributable to a Capital Contribution and the aggregate of such amounts shall constitute a debt owed by the Defaulting Member to the non-failing Member. Any Default Loan shall bear interest at the rate of twenty (20%) percent per annum, but in no event in excess of the highest rate permitted by applicable laws (the “Default Loan Rate”), and shall be payable by the Defaulting Member on demand from the non-failing Member and from any Distributions due to the Defaulting Member hereunder. Interest on a Default Loan to the extent unpaid, shall accrue and compound on a quarterly basis. A Default Loan shall be prepayable, in whole or in part, at any time or from time to time without penalty. Any such Default Loan shall be with full recourse to the Defaulting Member and shall be secured by the Defaulting Member’s interest in the Company including, without limitation, such Defaulting Member’s right to Distributions. In furtherance thereof, upon the making of such Default Loan, the Defaulting Member hereby pledges, assigns and grants a security interest in its Interest to the non-failing Member and agrees to promptly execute such documents and statements reasonably requested by the non-failing Member to further evidence and secure such security interest. Any advance by the non-failing Member on behalf of a Defaulting Member pursuant to this Section 5.2(b)(i) shall be deemed to be a Capital Contribution made by the Defaulting Member except as otherwise expressly provided herein. All Distributions to the Defaulting Member hereunder shall be applied first to payment of any interest due under any Default Loan and then to principal until all amounts due thereunder are paid in full. While any Default Loan is outstanding, the Company shall be obligated to pay directly to the non-failing Member, for application to and until all Default Loans have been paid in full, the amount of (x) any Distributions payable to the Defaulting Member, and (y) any proceeds of the sale of the Defaulting Member’s Interest in the Company;

(ii)         subject to any applicable thin capitalization limitations on indebtedness of the Company, to treat its portion of such Capital Contribution as a loan to the Company (rather than a Capital Contribution) and to advance to the Company as a loan to the Company an amount equal to the Default Amount, which loan shall be evidenced by a promissory note in form reasonably satisfactory to the non-failing Member and which loan shall bear interest at the Default Loan Rate and be payable on a first priority basis by the Company from available Cash from Operations and Cash from Sale or Refinancing, prior to any Distributions made to the Defaulting Member. If each Member has loans outstanding to the Company under this provision, such loans shall be payable to each Member in proportion to the outstanding balances of such loans to each Member at the time of payment. Any advance to the Company pursuant to this Section 5.2(b)(ii) shall not be treated as a Capital Contribution made by the Defaulting Member;

(iii)        in lieu of the remedies set forth in subparagraphs (i) or (ii), revoke its portion of such additional Capital Contribution, whereupon the portion of the Capital Contribution made by the non-failing Member shall be returned within ten (10) days with interest computed at the Default Loan Rate by the Company.

(c)           Notwithstanding the foregoing provisions of this Section 5.2, no additional Capital Contributions shall be required under Section 5.2 from any Member if (i) the Company or any other Person shall be in default (or with notice or the passage of time or both, would be in default) in any material respect under any loan, indenture, mortgage, lease, agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company (or any of its Subsidiaries) or any of its properties or assets is or may be bound; provided, however, if such additional Capital Contribution is required to cure a monetary default thereunder then this subsection (i) exception shall not apply, (ii) any other Member, the Company or any of its Subsidiaries shall be insolvent or bankrupt or in the process of liquidation, termination or dissolution, (iii) any other Member, the Company or any of its Subsidiaries shall be subjected to any pending litigation (x) in which the amount in controversy exceeds $500,000, (y) which litigation is not being defended by an insurance company who would be responsible for the payment of any judgment in such litigation, and (z) which litigation if adversely determined could have a material adverse effect on such other Member and/or the Company or any of its Subsidiaries and/or could interfere with their ability to perform their obligations hereunder or under any Collateral Agreement, or (iv) there has been a material adverse change in (including, but not limited to, the financial condition of) any other Member (and/or its Affiliates) which, in Member’s reasonable judgment, prevents such other Member (and/or its Affiliates) from performing, or substantially interferes with their ability to perform, their obligations hereunder or under any Collateral Agreement. If any of the foregoing events shall have occurred and any Member elects not to make a Capital Contribution on account thereof, then any other Member which has made its pro rata share of such Capital Contribution shall be entitled to a return of such Capital Contribution from the Company.

5.3           Percentage Ownership Interest. The Members shall have the initial percentage ownership interests (as the same are adjusted as provided in this Agreement, a “Percentage Interest”) in the Company set forth on Exhibit A immediately following the Capital Contributions provided for in Section 5.1. The Percentage Interests of the Members in the Company shall be adjusted monthly so that the respective Percentage Interests of the Members at any time shall be in proportion to their respective cumulative Total Investment made (or deemed to be made) pursuant to Sections 5.1 and 5.2. Percentage Interests shall not be adjusted by Distributions made (or deemed made) to a Member.

5.4           Return of Capital Contribution. Except as approved by each of the Members, no Member shall have any right to withdraw or make a demand for withdrawal of the balance reflected in such Member’s Capital Account (as determined under Section 5.6) until the full and complete winding up and liquidation of the business of the Company.

5.5           No Interest on Capital. Interest earned on Company funds shall inure solely to the benefit of the Company, and no interest shall be paid upon any Capital Contributions nor upon any undistributed or reinvested income or profits of the Company.

5.6           Capital Accounts. A separate capital account (the “Capital Account”) shall be maintained for each Member in accordance with Section 1.704-1(b)(2)(iv) of the Regulations. Without limiting the foregoing, the Capital Account of each Member shall be increased by (i) the amount of any Capital Contributions made by such Member, (ii) the amount of income allocated to such Member and (iii) the amount of income or profits, if any, allocated to such Member not otherwise taken into account in this Section 5.6. The Capital Account of each Member shall be reduced by (i) the amount of any cash and the fair market value of any property distributed to the Member by the Company (net of liabilities secured by such distributed property that the Member is considered to assume or take subject to), (ii) the amount of Loss allocated to the Member and (iii) the amount of expenses or losses, if any, allocated to such Member not otherwise taken into account in this Section 5.6. The Capital Accounts of the Members shall not be increased or decreased pursuant to Regulations Section 1.704-1(b)(2)(iv)(f) to reflect a revaluation of the Company’s assets on the Company’s books in connection with any contribution of money or other property to the Company pursuant to Section 5.2 by existing Members. If any property other than cash is distributed to a Member, the Capital Accounts of the Members shall be adjusted as if such property had instead been sold by the Company for a price equal to its fair market value, the gain or loss allocated pursuant to Section 7, and the proceeds distributed in the manner set forth in Sections 6.1 and 6.2 or Section 13.3(d)(iii). No Member shall be obligated to restore any negative balance in its Capital Account. No Member shall be compensated for any positive balance in its Capital Account except as otherwise expressly provided herein. The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with the provisions of Regulations Section 1.704-1(b)(2) and shall be interpreted and applied in a manner consistent with such Regulations.

5.7           New Members. The Company may issue additional Interests and thereby admit a new Member or Members, as the case may be, to the Company, only if such new Member (i) has delivered to the Company its Capital Contribution, (ii) has agreed in writing to be bound by the terms of this Agreement by becoming a party hereto, and (iii) has delivered such additional documentation as the Company shall reasonably require to so admit such new Member to the Company. Without the prior written consent of each then-current Member, a new Member may not be admitted to the Company if the Company would, or may, have in the aggregate more than one hundred (100) members. For purposes of determining the number of members under this Section 5.7, a Person (the “Beneficial Owner”) indirectly owning an interest in the Company through a partnership, grantor trust or S corporation (as such terms are used in the Code) (the “Flow-Through Entity”) shall be considered a member, but only if (i) substantially all of the value of the Beneficial Owner’s interest in the Flow-Through Entity is attributable to the Flow-Through Entity’s interest (direct or indirect) in the Company and (ii) in the sole discretion of the Managers, a principal purpose of the use of the Flow-Through Entity is to permit the Company to satisfy the 100-member limitation.

Section 6.            Distributions.

The Managers shall calculate and determine the amount of Distributable Funds for each applicable period. Except as provided in Sections 5.2(b), 6.3 or 13.3 or otherwise provided in this Agreement, Distributable Funds, if any, shall be distributed to the Members (or, as to the Disposition Commission, to Bell Partners Inc.) as set forth in Sections 6.1 and 6.2 below, in proportion to their Percentage Interests, on the 15th day of the month following each calendar quarter or from time to time as determined by the Managers (or in the case of the Disposition Commission to Bell Partners Inc. on or promptly following the date of the disposition of the Property).

6.1          Cash from Operations. Distributable Funds arising from Cash from Operations shall be distributed to the Members in proportion to their Percentage Interests.

6.2          Cash from Sale or Refinancing.. Distributable Funds arising from Cash from Sale or Refinancing shall be distributed as follows:

(a)           First, to the Members in proportion to their Percentage Interests until the Members have been distributed (under this Section 6.2(a) and Section 6.1) an amount equal to their accrued but undistributed Preferred Return;

(b)           Second, Disposition Commissions payable to Bell Partners Inc. under Section 9.6(c); and

(c)           Third, 100% to the Members in proportion to their Percentage Interests.

6.3           Indemnity Obligations Any distributions otherwise payable to a Member under this Agreement shall be applied first to satisfy amounts due and payable on account of the indemnity and/or contribution obligations of such Member under this Agreement and/or any other agreement delivered by such Member to the Company or any other Member (including but not limited to the Backstop Agreement) but shall be deemed distributed to such Member for purposes of this Agreement.

6.4           Distributions in Kind. In the discretion of the Managers, Distributable Funds may be distributed to the Members in cash or in kind; provided, however, that no Member may be compelled to accept from the Company a distribution of any asset in kind unless each Member receives at the same time a distribution of an interest in the property being distributed that is proportionate to such Member’s Percentage Interest. In the case of all assets to be distributed in kind, the amount of the distribution shall equal the fair market value of the asset distributed as determined by the Managers. In the case of a distribution of publicly traded property, the fair market value of such property shall be deemed to be the average closing price for such property for the thirty (30) day period immediately prior to the distribution, or if such property has not yet been publicly traded for thirty (30) days, the average closing price of such property for the period prior to the distribution in which the property has been publicly traded.

Section 7.            Allocations.

7.1           Allocation of Net Income and Net Losses Other than in Liquidation. Except as otherwise provided in this Agreement, Net Income and Net Losses of the Company for each Fiscal Year shall be allocated among the Members in a manner such that, as of the end of such Fiscal Year and taking into account all prior allocations of Net Income and Net Losses of the Company and all distributions made by the Company through such date, the Capital Account of each Member is, as nearly as possible, equal to the distributions that would be made to such Member pursuant to Sections 6.1 and 6.2 if the Company were dissolved, its affairs wound up and assets sold for cash equal to their tax basis (or book value in the case of assets that have been revalued in accordance with Section 704(b) of the Code), all Company liabilities were satisfied, and the net assets of the Company were distributed in accordance with Sections 6.1 and 6.2 immediately after such allocation.

7.2          Allocation of Net Income and Net Losses in Liquidation. Net Income and Net Losses realized by the Company in connection with the liquidation of the Company pursuant to Section 13 shall be allocated among the Members in a manner such that, taking into account all prior allocations of Net Income and Net Losses of the Company and all distributions made by the Company through such date, the Capital Account of each Member is, as nearly as possible, equal to the amount which such Member is entitled to receive pursuant to Section 13.3(d)(iii).

7.3          U.S. Tax Allocations.

(a)           Subject to Section 704(c) of the Code, for U.S. federal and state income tax purposes, all items of Company income, gain, loss, deduction and credit shall be allocated among the Members in the same manner as the corresponding item of income, gain, loss, deduction or credit was allocated pursuant to the preceding paragraphs of this Section 7.

(b)           In accordance with Code Section 704(c) and the Regulations promulgated thereunder, income and loss with respect to any property contributed to the capital of the Company (including, if the property so contributed constitutes a partnership interest, the applicable distributive share of each item of income, gain, loss, expense and other items attributable to such partnership interest whether expressly so allocated or reflected in partnership allocations) shall, solely for U.S. federal income tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for U.S. federal income tax purposes and its Agreed Upon Value at the time of contribution. Such allocation shall be made in accordance with such method set forth in Regulations Section 1.704-3(b) as the Managers in their reasonable discretion approve.

Any elections or other decisions relating to such allocations shall be made by the Managers in any manner that reasonably reflects the purpose and intention of this Agreement. Allocations pursuant to this Section 7.3. are solely for purposes of U.S. federal, state and local income taxes and shall not affect, or in any way be taken into account in computing, any Member’s share of Net Income, Net Loss, other items or distributions pursuant to any provisions of this Agreement.

Section 8.             Books, Records, Tax Matters and Bank Accounts.

8.1           Books and Records. The books and records of account of the Company shall be maintained in accordance with industry standards and shall be based on the Property Manager Reports. The books and records shall be maintained at the Company’s principal office or at such other location designated by the Managers, and all such books and records (and the dealings and other affairs of the Company and its Subsidiaries) shall be available to any Member at such location for review, investigation, audit and copying, at such Member’s sole cost and expense, during normal business hours on at least twenty-four (24) hours prior notice. In connection with such review, investigation or audit, such Member (and its representatives and agents) shall have the unfettered right to meet and consult with any and all employees of Property Manager (or any of their respective Affiliates) and to attend meetings and independently meet and consult with any and all third parties having dealings or any other relationship with the Company or any of its Subsidiaries or with Property Manager in respect of the Company or any of its Subsidiaries.

8.2           Reports and Financial Statements.

(a)           Within sixty (60) days of the end of each Fiscal Year, or such later date as specified herein, Bell (or such other party as the Managers may designate) shall cause each Member to be furnished with two sets of the following annual reports computed as of the last day of the Fiscal Year:

(i)          An unaudited balance sheet of the Company;

(ii)         An unaudited statement of the Company’s profit and loss; and

(iii)        A statement of the Members’ Capital Accounts and changes therein for such Fiscal Year to be provided with the tax returns.

(b)          Within twenty (20) days of the end of each quarter of each Fiscal Year, the Property Manager shall cause to be furnished to Bluerock such information as requested by Bluerock as is necessary for any REIT Member (whether a direct or indirect owner) to determine its qualification as a REIT and its compliance with REIT Requirements as shall be requested by Bluerock. Further, the Property Manager shall cooperate in a reasonable manner at the request of any Member to work in good faith with any designated accountants or auditors of such Member or its Affiliates so that such Member or its Affiliate is able to comply with its public reporting, attestation, certification and other requirements under the Securities Exchange Act of 1934, as amended, applicable to such entity, and to work in good faith with the designated accountants or auditors of the Member or any of its Affiliates in connection therewith, including for purposes of testing internal controls and procedures of such Member or its Affiliates.

(c)           The Members acknowledge that the Property Manager is obligated to perform Property-related accounting and furnish Property-related accounting statements under the terms of the Management Agreement (the “Property Manager Reports”). Managers shall be entitled to rely on the Property Manager Reports with respect to their obligations under this Section 8, and the Members acknowledge that the reports to be furnished shall be based on the Property Manager Reports, without any duty on the part of the Managers to further investigate the completeness, accuracy or adequacy of the Property Manager Reports.

8.3           Tax Matters Member. Bell is hereby designated as the “tax matters partner” of the Company and the Subsidiaries, as defined in Section 6231(a)(7) of the Code (the “Tax Matters Member”) ”); provided, however, the Tax Matters Member shall not without the affirmative written consent of the Managers: (a) extend the statute of limitations for assessing or computing any tax liability against the Company (or the amount or character of any Company tax items); (b) settle any audit with the IRS concerning the adjustment or readjustment of any Company item(s) (within the meaning of Section 6231(a)(3) of the Code); (c) file a request for an administrative adjustment with the IRS at any time or file a petition for judicial review with respect to any such request; (d) initiate or settle any judicial review or action concerning the amount or character of any Company tax item(s) (within the meaning of Section 6231(a)(3) of the Code); (e) intervene in any action brought by any other Member for judicial review of a final adjustment; or (f) approve the settlement or compromise of any other review or action concerning the amount or character of any Company tax items. Except as otherwise provided in this Agreement, all elections required or permitted to be made by the Company and the Subsidiaries under the Code or state tax law shall be timely determined and made by the Tax Matters Member; provided, that such elections do not materially alter the economic arrangement of the Members or otherwise unfairly discriminate against any Member. The Members intend that the Company be treated as a partnership for U.S. federal, state and local tax purposes, and the Members will not elect or authorize any person to elect to change the status of the Company from that of a partnership for U.S. federal, state and local income tax purposes. The Tax Matters Member agrees to consult with the Members with respect to any written notice of any material tax elections and any material inquiries, claims, assessments, audits, controversies or similar events received from any taxing authority. In addition, upon the request of any Member, the Company and each Subsidiary shall make an election pursuant to Code Section 754 to adjust the basis of the Company’s property in the manner provided in Code Sections 734(b) and 743(b). The Company hereby indemnifies and holds harmless The Tax Matters Member from and against any claim, loss, expense, liability, action or damage resulting from its acting or its failure to take any action as the “tax matters partner” of the Company and the Subsidiaries, provided that any such action or failure to act does not constitute gross negligence or willful misconduct. The Company shall reimburse and otherwise bear all costs incurred by a Tax Matters Member in connection with serving in that position, including without limitation, the fees of any accountants and/or lawyers retained by the Tax Matters Member in connection with any Internal Revenue Service audit of the Company.

8.4           Bank Accounts. All funds of the Company are to be deposited in the Company’s name in such bank account or accounts as may be designated by the Managers and shall be withdrawn on the signature of such Person or Persons as the Managers may authorize. In addition, each Member shall be authorized on the Company’s bank accounts if such Member so requests.

8.5           Tax Returns. Bell Partners Inc. shall cause to be prepared all income and other tax returns of the Company and the Subsidiaries required by applicable law and shall submit such returns to the Members for their review, comment and approval at least ten (10) days prior to the due date or extended due date thereof and shall thereafter cause the same to be filed in a timely manner (including extensions). No later than the due date or extended due date, the Managers shall deliver or cause to be delivered to each Member a copy of the tax returns for the Company and such Subsidiaries with respect to such Fiscal Year, together with such information with respect to the Company and such Subsidiaries as shall be necessary for the preparation by such Member of its U.S. federal and state income or other tax and information returns. The Managers shall further cause the Company to deliver any and all copies of tax returns of the Company and its Subsidiaries required to be delivered under the Loan Documents.

8.6           Expenses. Notwithstanding any contrary provision of this Agreement, the Members acknowledge and agree that the reasonable expenses and charges incurred directly or indirectly by or on behalf of the Managers in connection with their obligations under this Section 8 will be reimbursed by the Company to each of the Managers, as applicable.

Section 9.            Management and Operations.

9.1           Management.

(a)            The Company shall be managed by one or more managers (each, a “Manager,” and collectively, the “Managers”. The Managers may also be referred to collectively as the “Co-Managers,” and individually as a “Co-Manager”). Bluerock shall have the power and authority to appoint one (1) Manager without any further action or approval by any Member, and Bluerock hereby appoints Bluerock as its initial Manager. Bell shall have the power and authority to appoint one (1) Manager without any further action or approval by any Member, and Bell hereby appoints Bell Partners Inc. as its initial Manager. A Member may only remove and replace a Manager appointed by that Member. Each Manager may appoint one or more of its officers to act on its behalf.

(b)            The Managers acting jointly, and each of them if acting with the approval of the other, shall have the authority to exercise all of the powers and privileges granted by the Act, any other law or this Agreement, together with any powers incidental thereto, and to take any other action not prohibited under the Act or other applicable law, so far as such powers or actions are necessary or convenient or related to the conduct, promotion or attainment of the business, purposes or activities of the Company.

(c)            Intentionally Omitted

(d)            The signature of any Manager (or other individual to whom the Managers have delegated the appropriate authority) is sufficient to constitute execution of a document on behalf of the Company, including the Loan Documents and any other promissory notes with respect to indebtedness for borrowed money and related trust deeds, mortgages and other security instruments. A copy or extract of this Agreement may be shown to the relevant parties in order to confirm such authority.

(e)            The Managers shall meet once every quarter (unless waived by mutual agreement of the Members) and at such other times as may be necessary for the conduct of the Company’s business on at least five (5) days prior written notice of the time and place of such meeting given by any Manager. Notice of regular meetings of the Managers is not required. Managers may waive in writing the requirement for notice before, at or after a special meeting, and attendance at such a meeting without objection by a Manager shall be deemed a waiver of such notice requirement. Notice of any special meeting shall also be sent by Bluerock to each of the managers of Bluerock (the “Bluerock Managers”). The Bluerock Managers shall be invited by Bluerock to attend any quarterly meeting of the Managers, and be provided the right to substantially participate at such meetings in discussions regarding the affairs of the Company, including the operation, management and potential refinancing or sale or other transfer of the Property. The Managers shall consider any matters raised by the Bluerock Managers in good faith, and shall provide, if requested, direct and substantial access to the Property Manager so that the Bluerock Managers are able, subject to the terms of the Management Agreement, to substantially and directly participate in decisions regarding the management of the Property. Any meeting of the Managers may be held by conference telephone call, video conference or through similar communications equipment by means of which all persons participating in the meeting can communicate with each other. Participation in a telephonic and/or video conference meeting held pursuant to this Section 9.1(e) shall constitute presence in person at such meeting.

(f)            Except as otherwise specifically provided in this Agreement, no Member will act for, deal on behalf of, or bind the Company in any way, other than in its capacity as a Manager of the Company, if any.

9.2           Annual Business Plan. No later than thirty (30) days prior to the end of the then current Fiscal Year (except for the 2012 Annual Business Plan, a copy of which shall be attached hereto as Exhibit B), Property Manager shall prepare (or cause to be prepared) and shall deliver to the Managers for approval pursuant to Section 9.1 the proposed capital expenditures plan for the next Fiscal Year. If Property Manager fails to deliver a proposed capital expenditures plan or if the plan proposed is unacceptable to the Managers, the Managers shall have the right to prepare a proposed capital expenditures plan (a plan approved by the Managers, is referred to herein as the “Annual Business Plan”). No material changes or departures from any item in an Annual Business Plan approved by the Managers shall be made by Property Manager without the prior approval of the Managers.

9.3           Implementation of Plan by Property Manager. Property Manager shall, subject to the limitations contained herein, the availability of operating revenues and other cash flow and any other matters outside of the reasonable control of Property Manager, implement and shall not vary or modify the then applicable Annual Business Plan without the prior written approval of the Managers. Property Manager shall promptly advise and inform the Managers of any transaction, notice, event or proposal directly relating to the management and operation of the Property, other assets of the Company or the Company or any Subsidiary which does or is likely to significantly affect, either adversely or favorably, such Property, other assets of the Company or the Company or such Subsidiary or cause a significant deviation from the Annual Business Plan. Nothing contained herein shall in any way diminish the obligations or duties of Property Manager hereunder.

9.4           Affiliate Transactions. No agreement shall be entered into by the Company or any Subsidiary with a Member or any Affiliate of a Member and no decision shall be made in respect of any such agreement (including, without limitation, the enforcement or termination thereof) unless such agreement or related decision shall have been approved in writing by the Managers. Without limiting the foregoing, any such agreement shall be on arm’s length terms and conditions, and unless otherwise specified or otherwise provided by Section 9.6 below, shall be terminable on fifteen (15) days’ notice without penalty and the terms and conditions of such agreement shall be disclosed to the Managers prior to the execution and delivery thereof. Further, the written approval of Bluerock shall be required prior to the use of the name “Bluerock” in connection with any matter or transaction. Notwithstanding the foregoing to the contrary, the Management Agreement is deemed to be approved by the Managers.

9.5           Other Activities.

(a)            Right to Participation in Other Member Ventures. Neither the Company nor any Member (or any Affiliate of any Member) shall have any right by virtue of this Agreement either to participate in or to share in any other now existing or future ventures, activities or opportunities of any of the other Members or their Affiliates, or in the income or proceeds derived from such ventures, activities or opportunities.

(b)            Limitation on Actions of Members; Binding Authority. No Member shall, without the prior written consent of the other Members, take any action on behalf of, or in the name of, the Company, or enter into any contract, agreement, commitment or obligation binding upon the Company, or, in its capacity as a Member or Manager of the Company, perform any act in any way relating to the Company or the Company’s assets, except in a manner and to the extent consistent with the provisions of this Agreement. Notwithstanding any provision in this Agreement to the contrary and without the need for any additional consent from any Person, the Company is hereby authorized to execute, deliver and perform that certain Consent and Agreement of the Company attached to each of the Bell Pledge Agreement and Bluerock Pledge Agreement.

9.6           Management Agreement.

(a)            The Company shall enter into the Management Agreement for the Property with Property Manager (which Management Agreement shall be updated and supplemented from time to time) pursuant to which Property Manager will provide the management services described therein to the Company.

(b)            The Management Agreement shall be terminable in the event of an exercise of rights under Section 15, or by the Company and/or Bluerock only “for cause,” as defined in the Management Agreement on written notice from the Managers or Bluerock to Property Manager (for the avoidance of doubt, a termination “for cause” or in the event of an exercise of rights by either party under Section 15 shall not be a Major Decision). The Managers acknowledge that a third party lender may require the Management Agreement to be terminable on thirty (30) days notice but neither the Managers or Bluerock shall exercise such right except (i) for cause; or (ii) as required by such lender. Any delegation of the responsibilities of Property Manager or the subcontracting for such services will be subject to Bluerock’s prior written consent. Separate agreements may also be entered into with Bell, Bluerock, their respective Affiliates, or with third parties for certain services to be provided to the Company, including leasing, construction management, property management, asset management, technology services, etc. Such arrangements shall be at market rates, and shall be entered into only with the prior written approval of the Managers and Bluerock, consistent with an approved budget and business plan for each asset. Unless otherwise agreed, all such contracts will be payable on a monthly basis and will be terminable upon thirty (30) day’s notice for any reason or no reason.

(c)            On the date the Company or its Subsidiary shall acquire the Property (the “Acquisition Date”), Bell Partners Inc. shall earn and the Company shall pay (or cause its Subsidiary to pay) an Acquisition Commission to Bell Partners Inc. The cost to the Company of the Acquisition Commission shall be borne equally by Bluerock and Bell, and shall be included in their respective Capital Contributions. Upon the sale of the Property by the Company, Bell Partners Inc. shall earn and the Company shall pay to Bell Partners Inc. a real estate commission (the “Disposition Commission”) in an amount equal to the contract sales price of the Property multiplied by one percent (1.0%).

9.7           Operation in Accordance with REOC/REIT Requirements.

(a)           The Members acknowledge that Bluerock or one or more of its Affiliates (an “BR Affiliate”) intends to qualify as a “real estate operating company” or “venture capital operating company” within the meaning of U.S. Department of Labor Regulation 29 C.F.R. §2510.3-101 (a “REOC”), and agree that the Company and its Subsidiaries shall be operated in a manner that will enable Bluerock and such BR Affiliate to so qualify. Notwithstanding anything herein to the contrary, the Company and its Subsidiaries shall not take, or refrain from taking, any action that Bluerock notifies the Company would result in Bluerock or a BR Affiliate from failing to qualify as a REOC. The Members acknowledge and agree that Bluerock may assign any or all of its rights or powers under this Agreement as Manager, to designate committee representatives, to provide consents and approvals, or any other rights or powers to one or more of its BR Affiliates as it deems appropriate, and the exercise of any such rights or powers by a BR Affiliate shall have full force and effect under this Agreement without the need for any further consent or approval. Except as disclosed to Bluerock, Bell (a) shall not fund any Capital Contribution "with the 'plan assets' of any 'employee benefit plan' within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended or any 'plan' as defined by Section 4975 of the Internal Revenue Code of 1986, as amended", and (b) shall comply with any requirements specified by Bluerock in order to ensure compliance with this Section 9.7.

(b)           Except for the Property, neither the Company nor its Subsidiaries shall hold any investment, incur any indebtedness or otherwise take any action that would cause any Member of the Company (or any Person holding an indirect interest in the Company through an entity or series of entities treated as partnerships for U.S. federal income tax purposes) to realize any “unrelated business taxable income” as such term is defined in Code Sections 511 through 514, unless specifically agreed to by the Managers in writing. No Manager or Member shall be liable for any income or other taxes, damages, costs or expenses incurred by the Company or any Member by reason of the recognition by the Company of UBTI, unless caused by its own willful misconduct or gross negligence.

(c)           The Company (and any direct or indirect Subsidiary of the Company) may not engage in any activities or hold any assets that would constitute or result in the occurrence of a REIT Prohibited Transaction as defined herein. Notwithstanding anything to the contrary contained in this Agreement, during the time a REIT Member is a Member of the Company, neither the Company, any direct or indirect Subsidiary of the Company, nor any Member of the Company shall take or refrain from taking any action which, or the effect of which, would constitute or result in the occurrence of a REIT Prohibited Transaction by the Company or any direct or indirect Subsidiary thereof, including without limiting the generality of the foregoing, but in amplification thereof:

(i)          Entering into any lease, license, concession or other agreement or permitting any sublease, license, concession or other agreement that provides for rent or other payment based in whole or in part on the income or profits of any person, excluding for this purpose a lease that provides for rent based in whole or in part on a fixed percentage or percentages of gross receipts or gross sales of any person without reduction for any costs of the lessee (and in the case of a sublease, without reduction for any sublessor costs);

(ii)         Leasing personal property, excluding for this purpose a lease of personal property that is entered into in connection with a lease of real property where the rent attributable to the personal property is less than 15% of the total rent provided for under the lease;

(iii)        Acquiring or holding any debt investments, excluding for these purposes “debt” solely between wholly-owned Subsidiaries of the Company, unless (I) the amount of interest income received or accrued by the Company under such loan does not, directly or indirectly, depend in whole or in part on the income or profits of any person, and (II) the debt is fully secured by mortgages on real property or on interests in real property. Notwithstanding anything to the contrary herein, in the case of debt issued to the Company by a Subsidiary which is treated as a “taxable REIT subsidiary” of the REIT Member, such debt shall be secured by a mortgage or similar security interest, or by a pledge of the equity ownership of a subsidiary of such taxable REIT subsidiary;

(iv)        Acquiring or holding, directly or indirectly, more than 10% of the outstanding securities of any one issuer (by vote or value) other than an entity which either (i) is taxable as a partnership or a disregarded entity for United States federal income tax purposes, (ii) has properly elected to be a taxable REIT subsidiary of the REIT Member by jointly filing with REIT, IRS Form 8875, or (iii) has properly elected to be a real estate investment trust for U.S. federal income tax purposes;

(v)         Entering into any agreement where the Company receives amounts, directly or indirectly, for rendering services to the tenants of any property that is owned, directly or indirectly, by the Company other than (i) amounts received for services that are customarily furnished or rendered in connection with the rental of real property of a similar class in the geographic areas in which the Property is located where such services are either provided by (A) an Independent Contractor (as defined in Section 856(d)(3) of the Code) who is adequately compensated for such services and from which the Company or REIT Member do not, directly or indirectly, derive revenue or (B) a taxable REIT subsidiary of REIT Member who is adequately compensated for such services or (ii) amounts received for services that are customarily furnished or rendered in connection with the rental of space for occupancy only (as opposed to being rendered primarily for the convenience of the Property’s tenants);

(vi)        Entering into any agreement where a material amount of income received or accrued by the Company under such agreement, directly or indirectly, does not qualify as either (i) “rents from real property” or (ii) “interest on obligations secured by mortgages on real property or on interests in real property,” in each case as such terms are defined in Section 856(c) of the Code;

(vii)       Holding cash of the Company available for operations or distribution in any manner other than a traditional bank checking or savings account;

(viii)      Selling or disposing of any property, subsidiary or other asset of the Company prior to (i) the completion of a two (2) year holding period with such period to begin on the date the Company acquires a direct or indirect interest in such property and begins to hold such property, subsidiary or asset for the production of rental income, and (ii) the satisfaction of any other requirements under Section 857 of the Code necessary for the avoidance of a prohibited transaction tax on the REIT; or

(ix)         Failing to make current cash distributions to REIT Member each year in an amount which does not at least equal the taxable income allocable to REIT Member for such year. Notwithstanding the foregoing provisions of this Section 9.7(c), the Company may enter into a REIT Prohibited Transaction if it receives the prior written approval of the REIT Member specifically acknowledging that the REIT Member is approving a REIT Prohibited Transaction pursuant to this Section 9.7(c). For purposes of this Section 9.7(c), “REIT Prohibited Transactions” shall mean any of the actions specifically set forth in Sections 9.7(c)(i) through (c)(ix) as well as any action of which the Company receives notice from BR or a REIT Member that such action would result in a REIT Member losing its REIT status under IRC Section 856 or would cause such REIT Member to be subject to any punitive taxation pursuant to IRC Section 857(b)(6). The Loan or any loan contemplated by Section 5.2(b)(ii) shall not be considered a REIT Prohibited Transaction.

9.8           FCPA.

(a)           In compliance with the Foreign Corrupt Practices Act, each Member will not, and will ensure that its officers, directors, employees, shareholders, members, agents and Affiliates, acting on its behalf or on the behalf of the Company or any of its Subsidiaries or Affiliates do not, for a corrupt purpose, offer, directly or indirectly, promise to pay, pay, promise to give, give or authorize the paying or giving of anything of value to any official representative or employee of any government agency or instrumentality, any political party or officer thereof or any candidate for office in any jurisdiction, except for any facilitating or expediting payments to government officials, political parties or political party officials the purpose of which is to expedite or secure the performance of a routine governmental action by such government officials or political parties or party officials. The term “routine governmental action” for purposes of this provision shall mean an action which is ordinarily and commonly performed by the applicable government official in (i) obtaining permits, licenses, or other such official documents which such Person is otherwise legally entitled to; (ii) processing governmental papers; (iii) providing police protection, mail pick-up and delivery or scheduling inspections associated with contract performance or inspections related to transit of goods across country; (iv) providing phone service, power and water supply, loading and unloading of cargo, or protecting perishable products or commodities from deterioration; or (v) actions of a similar nature.

The term routine governmental action does not include any decision by a government official whether, or on what terms, to award new business to or to continue business with a particular party, or any action taken by an official involved in the decision making process to encourage a decision to award new business to or continue business with a particular party.

(b)           Each Member agrees to notify immediately the other Member of any request that such Member or any of its officers, directors, employees, shareholders, members, agents or Affiliates, acting on its behalf, receives to take any action that may constitute a violation of the Foreign Corrupt Practices Act.

Section 10.          Confidentiality.

10.1         Any information relating to a Member’s business, operation or finances which are proprietary to, or considered proprietary by, a Member are hereinafter referred to as “Confidential Information”. All Confidential Information in tangible form (plans, writings, drawings, computer software and programs, etc.) or provided to or conveyed orally or visually to a receiving Member, shall be presumed to be Confidential Information at the time of delivery to the receiving Member. All such Confidential Information shall be protected by the receiving Member from disclosure with the same degree of care with which the receiving Member protects its own Confidential Information from disclosure. Each Member agrees: (i) not to disclose such Confidential Information to any Person except to those of its employees or representatives who need to know such Confidential Information in connection with the conduct of the business of the Company and who have agreed to maintain the confidentiality of such Confidential Information and (ii) neither it nor any of its employees or representatives will use the Confidential Information for any purpose other than in connection with the conduct of the business of the Company; provided that such restrictions shall not apply if such Confidential Information:

(a)            is or hereafter becomes public, other than by breach of this Agreement;

(b)           was already in the receiving Member’s possession prior to any disclosure of the Confidential Information to the receiving Member by the divulging Member; or

(c)            has been or is hereafter obtained by the receiving Member from a third party not bound by any confidentiality obligation with respect to the Confidential Information; provided, further, that nothing herein shall prevent any Member from disclosing any portion of such Confidential Information (1) to the Company and allowing the Company to use such Confidential Information in connection with the Company’s business, (2) pursuant to judicial order or in response to a governmental inquiry, by subpoena or other legal process, but only to the extent required by such order, inquiry, subpoena or process, and only after reasonable notice to the original divulging Member, (3) as necessary or appropriate in connection with or to prevent the audit by a governmental agency of the accounts of Bell or Bluerock, (4) in order to initiate, defend or otherwise pursue legal proceedings between the parties regarding this Agreement, (5) necessary in connection with a Transfer of an Interest permitted hereunder or (6) to a Member’s respective attorneys or accountants or other representative.

10.2         The Members and their Affiliates shall each act to safeguard the secrecy and confidentiality of, and any proprietary rights to, any non-public information relating to the Company and its business, except to the extent such information is required to be disclosed by law or reasonably necessary to be disclosed in order to carry out the business of the Company. Each Member may, from time to time, provide the other Members written notice of its non-public information which is subject to this Section 10.2.

10.3         Without limiting any of the other terms and provisions of this Agreement (including, without limitation, Section 9.5), to the extent a Member (the “Pursuer”) provides the other Member with information relating to a possible investment opportunity then being actively pursued by the Pursuer on behalf of the Company, the other Member receiving such information shall not use such information to pursue such investment opportunity for its own account to the exclusion of the Pursuer so long as the Pursuer is actively pursuing such opportunity on behalf of the Company and shall not disclose any Confidential Information to any Person (except as expressly permitted hereunder) or take any other action in connection therewith that is reasonably likely to cause damage to the Pursuer.

Section 11.          Representations and Warranties.

11.1         In General. As of the date hereof, each of the Members hereby makes each of the representations and warranties applicable to such Member as set forth in Section 11.2. Such representations and warranties shall survive the execution of this Agreement.

11.2         Representations and Warranties. Each Member hereby represents and warrants that:

(a)           Due Incorporation or Formation; Authorization of Agreement. Such Member is a corporation duly organized or a partnership or limited liability company duly formed, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation and has the corporate, partnership or company power and authority to own its property and carry on its business as owned and carried on at the date hereof and as contemplated hereby. Such Member is duly licensed or qualified to do business and in good standing in each of the jurisdictions in which the failure to be so licensed or qualified would have a material adverse effect on its financial condition or its ability to perform its obligations hereunder. Such Member has the corporate, partnership or company power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and the execution, delivery and performance of this Agreement has been duly authorized by all necessary corporate, partnership or company action. This Agreement constitutes the legal, valid and binding obligation of such Member.

(b)           No Conflict with Restrictions; No Default. Neither the execution, delivery or performance of this Agreement nor the consummation by such Member (or any of its Affiliates) of the transactions contemplated hereby (i) does or will conflict with, violate or result in a breach of (or has conflicted with, violated or resulted in a breach of) any of the terms, conditions or provisions of any law, regulation, order, writ, injunction, decree, determination or award of any court, any governmental department, board, agency or instrumentality, domestic or foreign, or any arbitrator, applicable to such Member or any of its Affiliates, (ii) does or will conflict with, violate, result in a breach of or constitute a default under (or has conflicted with, violated, resulted in a breach of or constituted a default under) any of the terms, conditions or provisions of the articles of incorporation, bylaws, partnership agreement or operating agreement of such Member or any of its Affiliates or of any material agreement or instrument to which such Member or any of its Affiliates is a party or by which such Member or any of its Affiliates is or may be bound or to which any of its properties or assets is subject, (iii) does or will conflict with, violate, result in (or has conflicted with, violated or resulted in) a breach of, constitute (or has constituted) a default under (whether with notice or lapse of time or both), accelerate or permit the acceleration of (or has accelerated) the performance required by, give (or has given) to others any material interests or rights or require any consent, authorization or approval under any indenture, mortgage, lease, agreement or instrument to which such Member or any of its Affiliates is a party or by which such Member or any of its Affiliates or any of their properties or assets is or may be bound or (iv) does or will result (or has resulted) in the creation or imposition of any lien upon any of the properties or assets of such Member or any of its Affiliates.

(c)            Governmental Authorizations. Any registration, declaration or filing with, or consent, approval, license, permit or other authorization or order by, or exemption or other action of, any governmental, administrative or regulatory authority, domestic or foreign, that was or is required in connection with the valid execution, delivery, acceptance and performance by such Member under this Agreement or consummation by such Member (or any of its Affiliates) of any transaction contemplated hereby has been completed, made or obtained on or before the date hereof.

(d)            Litigation. Except as disclosed to the Member relying on this representation, there are no actions, suits, proceedings or investigations pending, or, to the knowledge of such Member or any of its Affiliates, threatened against or affecting such Member or any of its Affiliates or any of their properties, assets or businesses in any court or before or by any governmental department, board, agency or instrumentality, domestic or foreign, or any arbitrator which could, if adversely determined (or, in the case of an investigation could lead to any action, suit or proceeding which if adversely determined could) reasonably be expected to materially impair such Member’s ability to perform its obligations under this Agreement or to have a material adverse effect on the consolidated financial condition of such Member; such Member or any of its Affiliates has not received any currently effective notice of any default, and such Member or any of its Affiliates is not in default, under any applicable order, writ, injunction, decree, permit, determination or award of any court, any governmental department, board, agency or instrumentality, domestic or foreign, or any arbitrator which could reasonably be expected to materially impair such Member’s (or any of its Affiliate’s) ability to perform its obligations under this Agreement or to have a material adverse effect on the consolidated financial condition of such Member.

(e)            Investigation. Such Member is acquiring its Interest based upon its own investigation, and the exercise by such Member of its rights and the performance of its obligations under this Agreement will be based upon its own investigation, analysis and expertise. Such Member is a sophisticated investor possessing an expertise in analyzing the benefits and risks associated with acquiring investments that are similar to the acquisition of its Interest.

(f)            Broker. No broker, agent or other person acting as such on behalf of such Member was instrumental in consummating this transaction and no conversations or prior negotiations were had by such party with any broker, agent or other such person concerning the transaction that is the subject of this Agreement.

(g)            Investment Company Act. Neither such Member nor any of its Affiliates is, nor will the Company as a result of such Member holding an interest therein be, an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

(h)           Securities Matters.

(i)          None of the Interests are registered under the Securities Act or any state securities laws. Such Member understands that the offering, issuance and sale of the Interests are intended to be exempt from registration under the Securities Act, based, in part, upon the representations, warranties and agreements contained in this Agreement. Such Member is an “accredited investor” as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act.

(ii)         Neither the Securities and Exchange Commission nor any state securities commission has approved the Interests or passed upon or endorsed the merits of the offer or sale of the Interests. Such Member is acquiring the Interests solely for such Member’s own account for investment and not with a view to resale or distribution thereof in violation of the Securities Act.

(iii)        Such Member is unaware of, and is in no way relying on, any form of general solicitation or general advertising in connection with the offer and sale of the Interests, and no Member has taken any action which could give rise to any claim by any person for brokerage commissions, finders’ fees (without regard to any finders’ fees payable by the Company directly) or the like relating to the transactions contemplated hereby.

(iv)        Such Member is not relying on the Company or any of its officers, directors, employees, advisors or representatives with regard to the tax and other economic considerations of an investment in the Interests, and such Member has relied on the advice of only such Member’s advisors.

(v)         Such Member understands that the Interests may not be sold, hypothecated or otherwise disposed of unless subsequently registered under the Securities Act and applicable state securities laws, or an exemption from registration is available. Such Member agrees that it will not attempt to sell, transfer, assign, pledge or otherwise dispose of all or any portion of the Interests in violation of this Agreement.

(vi)        Such Member has adequate means for providing for its current financial needs and anticipated future needs and possible contingencies and emergencies and has no need for liquidity in the investment in the Interests.

(vii)       Such Member has significant prior investment experience, including investment in non-listed and non-registered securities. Such Member is knowledgeable about investment considerations and has a sufficient net worth to sustain a loss of such Member’s entire investment in the Company in the event such a loss should occur. Such Member’s overall commitment to investments which are not readily marketable is not excessive in view of such Member’s net worth and financial circumstances and the purchase of the Interests will not cause such commitment to become excessive. The investment in the Interests is suitable for such Member.

(viii)      Such Member represents to the Company that the information contained in this subparagraph (h) and in all other writings, if any, furnished to the Company with regard to such Member (to the extent such writings relate to its exemption from registration under the Securities Act) is complete and accurate and may be relied upon by the Company in determining the availability of an exemption from registration under federal and state securities laws in connection with the sale of the Interests.

Section 12.          Sale, Assignment, Transfer or other Disposition.

12.1         Prohibited Transfers. Except as otherwise provided in this Section 12, Section 5.2(b), Section 14.5 or Section 14.6, as approved by the Managers, no Member shall Transfer all or any part of its Interest, whether legal or beneficial, in the Company, and any attempt to so Transfer such Interest (and such Transfer) shall be null and void and of no effect. Notwithstanding the foregoing, either Member shall have the right, with the consent of the other Member, at any time to pledge to a lender or creditor, directly or indirectly, all or any part of its Interest in the Company for such purposes as it deems necessary in the ordinary cause of its business and operations. Further, no Transfer shall be permitted and shall be void ab initio if it shall violate any “Transfer” provision of any applicable Collateral Agreement with third party lenders.

12.2         Affiliate Transfers.

(a)           Subject to the provisions of Section 12.2(b) hereof, and subject in each case to the prior written approval of each Member (such approval not to be unreasonably withheld), any Member may Transfer all or any portion of its Interest in the Company at any time to an Affiliate of such Member, provided that such Affiliate shall remain an Affiliate of such Member at all times that such Affiliate holds such Interest. If such Affiliate shall thereafter cease being an Affiliate of such Member while such Affiliate holds such Interest, such cessation shall be a non-permitted Transfer and shall be deemed void ab initio, whereupon the Member having made the Transfer shall, at its own and sole expense, cause such putative transferee to disgorge all economic benefits and otherwise indemnify the Company and the other Member(s) against loss or damage under any Collateral Agreement. Further, no Transfer shall be permitted and shall be void ab initio if it shall violate any “Transfer” provision of any applicable Collateral Agreement with third party lenders.

(b)           Notwithstanding anything to the contrary contained in this Agreement, the following Transfers shall not require the approval set forth in Section 12.2(a):

(i)          Any Transfer by Bell or a Bell Transferee of up to one hundred percent (100%) of its Interest to any Affiliate of Bell (a “Bell Transferee”); and

(ii)         Any Transfer by Bluerock or a Bluerock Transferee of up to one hundred percent (100%) of its Interest to any Affiliate of Bluerock, including but not limited to (A) Bluerock Enhanced Multifamily Trust, Inc. (“BR REIT”) or any Person that is directly or indirectly owned by BR REIT; (B) Bluerock Special Opportunity + Income Fund, LLC (“BR SOIF”), or any Person that is directly or indirectly owned by BR SOIF; (C) Bluerock Special Opportunity + Income Fund II, LLC (“BR SOIF II”) or any Person that is directly or indirectly owned by BR SOIF II and/or (D) Bluerock Special Opportunity + Income Fund III, LLC (“BR SOIF III”) (collectively, a “Bluerock Transferee”); provided however, as to subparagraphs (b)(i) and (b)(ii), and as to subparagraph (a), no Transfer shall be permitted and shall be void ab initio if it shall violate any “Transfer” provision of any applicable Collateral Agreement with third party lenders.

(c)           Upon the execution by any such Bell Transferee or Bluerock Transferee of such documents necessary to admit such party into the Company and to cause the Bell Transferee or Bluerock Transferee (as applicable) to become bound by this Agreement, the Bell Transferee or Bluerock Transferee (as applicable) shall become a Member, without any further action or authorization by any Member.

(d)          The Transfer of any interest in any Manager and any transferee of an interest in any Manager shall be recognized and permitted under this Agreement and by the Members, without any further action or authorization by any Member; provided, however, that no Transfer shall be permitted and shall be void ab initio if it shall violate any “Transfer” provision of any applicable Collateral Agreement with third party lenders.

12.3         Admission of Transferee; Partial Transfers. Notwithstanding anything in this Section 12 to the contrary and except as provided in Section 5.2(b), Section 14.5 and Section 14.6, no Transfer of Interests in the Company shall be permitted unless the potential transferee is admitted as a Member under this Section 12.3:

(a)           If a Member Transfers all or any portion of its Interest in the Company, such transferee may become a Member if (i) such transferee executes and agrees to be bound by this Agreement, (ii) the transferor and/or transferee pays all reasonable legal and other fees and expenses incurred by the Company in connection with such assignment and substitution and (iii) the transferor and transferee execute such documents and deliver such certificates to the Company and the remaining Members as may be required by applicable law or otherwise advisable; and

(b)         Notwithstanding 12.3(a) above, any Transfer or purported Transfer of any Interest, whether to another Member or to a third party, shall be of no effect and void ab initio, and such transferee shall not become a Member or an owner of the purportedly transferred Interest, if the Managers determine in their sole discretion that:

(i)          the Transfer would require registration of any Interest under, or result in a violation of, any federal or state securities laws;

(ii)         the Transfer would result in a termination of the Company under Code Section 708(b) (except for Transfers specifically approved by the Managers or Affiliate Transfers pursuant to 12.2);

(iii)        as a result of such Transfer the Company would be required to register as an investment company under the Investment Company Act of 1940, as amended, or any rules or regulations promulgated thereunder;

(iv)        if as a result of such Transfer the aggregate value of Interests held by “benefit plan investors” including at least one benefit plan investor that is subject to ERISA, could be “significant” (as such terms are defined in U.S. Department of Labor Regulation 29 C.F.R. 2510.3-101(f)(2)) with the result that the assets of the Company could be deemed to be “plan assets” for purposes of ERISA;

(v)         as a result of such Transfer, the Company would or may have in the aggregate more than one hundred (100) members and material adverse federal income tax consequences would result to a Member. For purposes of determining the number of members under this Section 12.3(b)(v), a Beneficial Owner indirectly owning an interest in the Company through a Flow-Through Entity shall be considered a member, but only if (i) substantially all of the value of the Beneficial Owner’s interest in the Flow-Through Entity is attributable to the Flow-Through Entity’s interest (direct or indirect) in the Company and (ii) in the sole discretion of the Managers, a principal purpose of the use of the Flow-Through Entity is to permit the Company to satisfy the 100-member limitation; or

(vi)        the transferor failed to comply with the provisions of Sections 12.2(a) or (b). The Managers may require the provision of a certificate as to the legal nature and composition of a proposed transferee of an Interest of a Member and from any Member as to its legal nature and composition and shall be entitled to rely on any such certificate in making such determinations under this Section 12.3.

12.4         Withdrawals. Each of the Members does hereby covenant and agree that it will not withdraw, resign, retire or disassociate from the Company, except as a result of a Transfer of its entire Interest in the Company permitted under the terms of this Agreement and that it will carry out its duties and responsibilities hereunder until the Company is terminated, liquidated and dissolved under Section 13. No Member shall be entitled to receive any distribution or otherwise receive the fair market value of its Interest in compensation for any purported resignation or withdrawal not in accordance with the terms of this Agreement.

Section 13           Dissolution.

13.1         Limitations. The Company may be dissolved, liquidated and terminated only pursuant to the provisions of this Section 13, and, to the fullest extent permitted by law but subject to the terms of this Agreement, the parties hereto do hereby irrevocably waive any and all other rights they may have to cause a dissolution of the Company or a sale or partition of any or all of the Company’s assets.

13.2         Exclusive Events Requiring Dissolution. The Company shall be dissolved only upon the earliest to occur of the following events (a “Dissolution Event”):

(a)            the expiration of the specific term set forth in Section 2.5;

(b)            in the event the conditions set forth in Section 4 are not fulfilled;

(c)           at any time at the election of the Managers in writing;

(d)           at any time there are no Members (unless otherwise continued in accordance with the Act); or

(e)           the entry of a decree of judicial dissolution pursuant to Section 18-802 of the Act.

13.3         Liquidation. Upon the occurrence of a Dissolution Event, the business of the Company shall be continued to the extent necessary to allow an orderly winding up of its affairs, including the liquidation of the assets of the Company pursuant to the provisions of this Section 13.3, as promptly as practicable thereafter, and each of the following shall be accomplished:

(a)            The Managers shall cause to be prepared a statement setting forth the assets and liabilities of the Company as of the date of dissolution, a copy of which statement shall be furnished to all of the Members.

(b)           The property and assets of the Company shall be liquidated or distributed in kind under the supervision of the Managers as promptly as possible, but in an orderly, businesslike and commercially reasonable manner.

(c)           Any gain or loss realized by the Company upon the sale of its property shall be deemed recognized and allocated to the Members in the manner set forth in Section 7.2. To the extent that an asset is to be distributed in kind, such asset shall be deemed to have been sold at its fair market value on the date of distribution, the gain or loss deemed realized upon such deemed sale shall be allocated in accordance with Section 7.2 and the amount of the distribution shall be considered to be such fair market value of the asset. Notwithstanding the foregoing and unless all of the Members otherwise agree, no Member may be compelled to accept from the Company a distribution of any asset in kind unless each Member receives at the same time a distribution of any interest in the property distributed that is proportionate to such Member’s Percentage Interest.

(d)          The proceeds of sale and all other assets of the Company shall be applied and distributed as follows and in the following order of priority:

(i)          to the satisfaction of the debts and liabilities of the Company (contingent or otherwise) and the expenses of liquidation or distribution (whether by payment or reasonable provision for payment), other than liabilities to Members or former Members for distributions;

(ii)         to the satisfaction of loans made pursuant to Section 5.2(b) in proportion to the outstanding balances of such loans at the time of payment;

(iii)        the balance, if any, to the Members in accordance with Sections 6.2.

13.4         Continuation of the Company. Notwithstanding anything to the contrary contained herein, the death, retirement, resignation, expulsion, bankruptcy, dissolution or removal of a Member shall not in and of itself cause the dissolution of the Company, and the Members are expressly authorized to continue the business of the Company in such event, without any further action on the part of the Members.

Section 14.          Indemnification.

14.1         Exculpation of Members, Managers and Their Representatives. No Member or Manager shall be liable to the Company or to the other Members for damages or otherwise with respect to any actions or failures to act taken or not taken relating to the Company, except to the extent any related loss results from fraud, gross negligence or willful or wanton misconduct on the part of such Member or Manager. For purposes of this Section 14, officers, directors, employees, agents, appointees and other representatives of the Member or of the Manager, or of their respective Affiliates, who are functioning on behalf of such Member or Manager in connection with this Agreement (collectively, “Representatives”) shall receive the same benefits of exculpation from liability and of indemnification, as provided to Members and Managers as set forth herein.

14.2         Indemnification by Company. The Company hereby indemnifies, holds harmless and defends the Members, the Managers and the Representatives (each, an “Indemnitee”) from and against any loss, expense, damage or injury suffered or sustained by them (including but not limited to any judgment, award, settlement, reasonable attorneys’ fees and other costs or expenses incurred in connection with the defense of any actual or threatened action, proceeding or claim) by reason of or arising out of (a)(i) their activities on behalf of the Company or in furtherance of the interests of the Company, including, without limitation, the provision of guaranties to third party lenders in respect of financings relating to the Company or any of its assets (but specifically excluding from such indemnity by the Company any liability under Non-Recourse Carveout Guaranties triggered as a result of such Indemnitee’s breach thereof), (ii) their status as Members, Managers or Representatives of the Company, or (iii) the Company’s assets, property, business or affairs (including, without limitation, the actions of any officer, director, member or employee of the Company or any of its Subsidiaries), if (b) the Indemnitee’s acts or omissions were not performed or omitted fraudulently or as a result of gross negligence or willful or wanton misconduct. Reasonable expenses incurred by the Indemnitee in connection with any such proceeding relating to the foregoing matters shall be paid or reimbursed by the Company in advance of the final disposition of such proceeding upon receipt by the Company of (x) written affirmation by the Person requesting indemnification of its good faith belief that it has met the standard of conduct necessary for indemnification by the Company and (y) a written undertaking by or on behalf of such Person to repay such amount if it shall ultimately be determined by a court of competent jurisdiction that such Person has not met such standard of conduct, which undertaking shall be an unlimited general obligation of the indemnified party but need not be secured.

14.3         Indemnification by Members for Misconduct.

(a)           Bell hereby indemnifies, defends and holds harmless the Company, Bluerock, each Bluerock Transferee and each of their subsidiaries and their officers, directors, members, partners, shareholders, employees, agents and appointees from and against all losses, costs, expenses, damages, claims and liabilities (including reasonable attorneys’ fees) as a result of or arising out of any fraud, gross negligence or willful or wanton misconduct on the part of, or by, Bell.

(b)           Bluerock hereby indemnifies, defends and holds harmless the Company, Bell, each Bell Transferee and each of their subsidiaries and their officers, directors, members, partners, shareholders, employees, agents and appointees from and against all losses, costs, expenses, damages, claims and liabilities (including reasonable attorneys’ fees) as a result of or arising out of any fraud, gross negligence or willful or wanton misconduct on the part of, or by, Bluerock.

14.4         General Indemnification by the Members.

(a)            Notwithstanding any other provision contained herein, each Member (the “Indemnifying Party”) hereby indemnifies and holds harmless the other Members, the Company and each of their subsidiaries and their officers, directors, members, partners, shareholders, employees, agents and appointees (each, an “Indemnified Party”) from and against all losses, costs, expenses, damages, claims and liabilities (including reasonable attorneys’ fees) as a result of or arising out of (i) any breach of any obligation of the Indemnifying Party under this Agreement, or (ii) any breach of any obligation by or any inaccuracy in or breach of any representation or warranty made by the Indemnifying Party or its Affiliates, whether in this Agreement, a Collateral Agreement or in any other agreement with respect to the conveyance, assignment, contribution or other transfer of the Property (or interests therein), assets, agreements, rights or other interests conveyed, assigned, contributed or otherwise transferred to the Company (collectively, the “Inducement Agreements”).

(b)           Except as otherwise provided herein or in any other agreement (including but not limited to the Backstop Agreement), recourse for the indemnity obligation of the Members under this Section 14.4 shall be limited to such Indemnifying Party’s Interest in the Company.

(c)            The indemnities, contributions and other obligations under this Agreement shall be in addition to any rights that any Indemnified Party may have at law, in equity or otherwise. The terms of this Section 14 shall survive termination of this Agreement.

14.5         Pledge of Bell Interest.

(a)            As security for the indemnity obligations of Bell under Sections 14.3(a) and 14.4(a) (the “Bell Inducement Obligation”), Bluerock may require that Bell execute and deliver to Bluerock a certain Pledge Agreement (the “Bell Pledge Agreement”) and related documents pursuant to which Bell grants to Bluerock a lien upon and a continuing interest in Bell’s Interest in the Company including all payments due or to become due to Bell hereunder from and after the entry of a judgment described in Section 14.5(c) and such other rights pledged under the Pledge Agreement (collectively, the “Bell Indemnity Collateral”). Any Transfer by Bell of its Interest shall be subject to the lien and security interest granted hereby until and unless such lien and security interest are released by Bluerock.

(b)           At the request of Bluerock, Bell shall prepare and file UCC financing statements and such other documents and take such other action necessary to grant to Bluerock a fully perfected first priority security interest in all of Bell’s Interest in the Company. Each Indemnified Party shall have all of the rights now or hereafter existing under applicable law, and all rights as a secured creditor under the Uniform Commercial Code in all relevant jurisdictions, with respect to the Indemnity Collateral, and Bell agrees to take all such actions as may be reasonably requested of it by an Indemnified Party to ensure that the Indemnified Parties can realize on such security interest.

(c)            In the event an Indemnified Party obtains a judgment on account of an Inducement Obligation, then Bluerock shall, to the fullest extent permitted by law, be deemed, without payment of further consideration or the taking of further action by Bell or any of its Subsidiaries, to have acquired from Bell such portion of the Indemnity Collateral as shall be equal in value to the amount of the judgment; provided, at the request of Bluerock, Bell shall execute and deliver to Bluerock an amendment to this Agreement to reflect the change in the Interests and Percentage Interests of the Members.

(d)           The rights provided in this Section 14.5 shall not be available to any Member and shall be unenforceable to the extent that the exercise of rights and attendant Transfer of Interest violate any applicable Collateral Agreement, and any such Transfer, if made, shall be void ab initio.

14.6         Pledge of Bluerock Interest.

(a)           As security for the indemnity obligations of Bluerock under Sections 14.3(b) and 14.4(a) (the “Bluerock Inducement Obligation”), Bell may require that Bluerock execute and deliver to Bell a certain Pledge Agreement (the “Bluerock Pledge Agreement”) and related documents pursuant to which Bluerock grants to Bell a lien upon and a continuing interest in Bluerock’s Interest in the Company including all payments due or to become due to Bluerock hereunder from and after the entry of a judgment described in Section 14.6(c) and such other rights pledged under the Pledge Agreement (collectively, the “Bluerock Indemnity Collateral”). Any Transfer by Bluerock of its Interest shall be subject to the lien and security interest granted hereby until and unless such lien and security interest are released by Bell.

(b)           At the request of Bell, Bluerock shall prepare and file UCC financing statements and such other documents and take such other action necessary to grant to Bell a fully perfected first priority security interest in all of Bluerock’s Interest in the Company. Each Indemnified Party shall have all of the rights now or hereafter existing under applicable law, and all rights as a secured creditor under the Uniform Commercial Code in all relevant jurisdictions, with respect to the Indemnity Collateral, and Bluerock agrees to take all such actions as may be reasonably requested of it by an Indemnified Party to ensure that the Indemnified Parties can realize on such security interest.

(c)           In the event an Indemnified Party obtains a judgment on account of an Inducement Obligation, then Bell shall, to the fullest extent permitted by law, be deemed, without payment of further consideration or the taking of further action by Bluerock or any of its Subsidiaries, to have acquired from Bluerock such portion of the Indemnity Collateral as shall be equal in value to the amount of the judgment; provided, at the request of Bell, Bluerock shall execute and deliver to Bell an amendment to this Agreement to reflect the change in the Interests and Percentage Interests of the Members.

(d)           The rights provided in this Section 14.6 shall not be available to any Member and shall be unenforceable to the extent that the exercise of rights and attendant Transfer of Interest violate any applicable Collateral Agreement, and any such Transfer, if made, shall be void ab initio.

Section 15.          Sale Rights

15.1         Push / Pull Rights.

(a)           Availability of Rights. At any time that the Managers are unable to agree on a Major Decision and such failure to agree has continued for fifteen (15) days after written notice from one Member to the other Member indicating an intention to exercise rights under this Section 15.1, either Member has the right to initiate the provisions of this Section 15.1. Further, at any time that the Managers are unable to agree on a decision to terminate the Management Agreement pursuant to its terms, and such failure to agree has continued for fifteen (15) days after written notice from Bluerock to Bell, Bluerock, and only Bluerock, has the right to initiate the provisions of this Section 15.1. The rights provided in this Section 15.1 shall not be available to any Member and shall be unenforceable to the extent that the exercise of rights and attendant Transfer of Interest violate any applicable Collateral Agreement, and any such Transfer, if made, shall be void ab initio.

(b)           Exercise. The Member wishing to exercise its rights pursuant to this Section 15.1 (the “Offeror”) shall do so by giving notice to the other Member (the “Offeree”) setting forth a statement of intent to invoke its rights under this Section 15.1, stating therein the aggregate dollar amount (the “Valuation Amount”) that the Offeror would be willing to pay for the assets of the Company as of the Closing Date (as defined below) free and clear of all liabilities, and setting forth all oral or written offers and inquiries received by the Offeror during the previous twelve-month period relating to the financing, disposition or leasing of any Company property (including proposals for the formation of a new entity for the ownership and operation of the Property).

(c)           Offeree Response. After receipt of such notice, the Offeree shall elect to either (i) sell its entire Interest to the Offeror for an amount equal to the amount the Offeree would have been entitled to receive if the Company had sold its assets for the Valuation Amount on the Closing Date and the Company had immediately paid all Company liabilities and Imputed Closing Costs and distributed the net proceeds of sale to the Members in satisfaction of their Interests pursuant to Section 13.3, or (ii) purchase the entire Interest of the Offeror for an amount equal to the amount the Offeror would have been entitled to receive if the Company had sold all of its assets for the Valuation Amount on the Closing Date and the Company had immediately paid all Company liabilities and Imputed Closing Costs and distributed the net proceeds of the sale to the Members in satisfaction of their Interests pursuant to Section 13.3. The Offeree shall have thirty (30) days from the giving of the Offeror’s notice in which to exercise either of its options by giving written notice to the Offeror. If the Offeree does not elect to acquire the Offeror’s Interest within such time period, the Offeree shall be deemed to have elected to sell its Interest to the Offeror as provided in subsection (i) above.

(d)           Earnest Money. Within five (5) business days after an election has been made or deemed made under Section 15.1(c), the acquiring Member shall deposit with a mutually acceptable third-party escrow agent a non-refundable earnest money deposit in the amount of five percent (5%) of the amount the selling Member is entitled to receive for its Interest under this Section 15.1, which amount shall be applied to the purchase price at closing. If the acquiring Member should thereafter fail to consummate the transaction for any reason other than a default by the selling Member or a refusal by any lender of the Company who has a right under its loan documents to consent to such transfer to so consent, (i) (A) the earnest money deposit shall be distributed from escrow to the selling Member, free of all claims of the acquiring Member, as liquidated damages and constituting the sole and exclusive remedy available to the selling Member because of a default by the acquiring Member or (B) the selling Member may, by delivering to the acquiring Member written notice thereof, elect to buy the acquiring Member’s entire Interest for an amount equal to the amount the acquiring Member would have been entitled to receive if the Company had sold all of its assets for the Valuation Amount and the Company had immediately paid all Company liabilities and Imputed Closing Costs and distributed the net proceeds of the sale to the Members in satisfaction of their Interests pursuant to Section 13.3, in which case, the Closing Date therefor shall be the date specified in the selling Member’s notice, and (ii) if the acquiring Member was the Offeror, the non-refundable earnest money deposit for any future election by the acquiring Member to buy the selling Member’s Interest shall be twenty percent (20%) of the amount the selling Member is entitled to receive for its Interest in connection with such future election.

(e)           Closing. The closing of an acquisition pursuant to this Section 15.1 shall be held at the principal place of business of the Company on a mutually acceptable date (the “Closing Date”) not later than sixty (60) days (or, if the Offeree is the acquiring Member, ninety (90) days) after an election has been made or deemed made under Section 15.1(c). As a precondition to the closing, (A) the acquiring Member shall work in good faith with the selling Member to remove completely the selling Member or any Affiliate of the selling Member that is a party to any Non-Recourse Carveout Guaranty (a “Selling Member Carveout Guarantor”) from that Non-Recourse Carveout Guaranty contemporaneously with the closing, including by means of substituting a replacement for the Selling Member Carveout Guarantor and (B) to the extent that the acquiring Member and selling Member are not able to remove the Selling Member Carveout Guarantor completely from the Non-Recourse Carveout Guaranty contemporaneously with the closing, the acquiring Member or an affiliate of the acquiring Member (in either case whose financial strength and creditworthiness shall be reasonably acceptable to the Selling Member Carveout Guarantor) shall provide an indemnity to the Selling Member Carveout Guarantor commensurate with the Selling Member Carveout Guarantor’s remaining exposure under the Non-Recourse Carveout Guaranty for liabilities and losses that are the result of the acts or omissions of the acquiring Member or any Affiliates of the Acquiring Member; provided, however, that in any event, the Selling Member Carveout Guarantor shall remain liable for any liabilities or losses arising under the Non-Recourse Carveout Guaranty for acts or omissions prior to the closing other than those liabilities or losses caused by the acts or omissions of the acquiring Member or its Affiliates (“Prior Acts”), and if the Selling Member Carveout Guarantor is removed from the Non-Recourse Carveout Guaranty with respect to Prior Acts, then the Selling Member Carveout Guarantor shall execute a backstop indemnity agreement acceptable to the acquiring Member and any Affiliate of the acquiring Member that is a party to the Non-Recourse Carveout Guaranty (the “Acquiring Indemnitees”) indemnifying each of the Acquiring Indemnitees from liabilities and losses arising from Prior Acts.

At such closing, the following shall occur:

(i)          The selling Member shall assign to the acquiring Member or its designee the selling Member’s Interest in accordance with the instructions of the acquiring Member, and shall execute and deliver to the acquiring Member all documents which may be required to give effect to the disposition and acquisition of such interests, in each case free and clear of all liens, claims, and encumbrances, with covenants of general warranty; and

(ii)         The acquiring Member shall pay to the selling Member the consideration therefor in cash.

(f)            Enforcement. It is expressly agreed that the remedy at law for breach of the obligations of the Members set forth in this Section 15.1 is inadequate in view of (i) the complexities and uncertainties in measuring the actual damage to be sustained by reason of the failure of a Member to comply fully with such obligations, and (ii) the uniqueness of the Company’s business and the Members’ relationships. Accordingly and except as provided in Section 15.1(a), each of such obligations shall be, and is hereby expressly made, enforceable by an order of specific performance.

15.2         Forced Sale Rights.

(a)           Offers. If, at any time following the third anniversary of the date that the Property is acquired by the Company, (i) either Member desires to offer the Property for sale on specified terms, or (ii) receives from an unaffiliated purchaser a bona fide written cash offer (i.e., not seller financed) for the purchase of such Property on terms that such Member desires for the Company, or the Subsidiaries that own such Property (individually or collectively, the “Ownership Entity”) to accept (such specified terms or bona fide offer being herein called the “Offer”), then the Member desiring to make or accept the Offer (the “Initiating Member”) shall provide written notice of the terms of such Offer (the “Sale Notice”) to the other Member (the “Non-Initiating Member”). Any offer must be in an amount at least equal to the amount of any indebtedness secured by such Property plus the aggregate unreturned investment amount of such Member.

(b)           Response. The Non-Initiating Member shall have thirty (30) days from the date of the Sale Notice (the “Response Period”) to provide written notice to the Initiating Member of whether the Ownership Entity should make or accept the Offer; the failure to timely deliver such notice shall be deemed to constitute an election to accept the Offer and sell such Property on the terms of the Offer.

(c)           Offer Unacceptable. If the Non-Initiating Member does not wish for the Company, or the Ownership Entity, to make or accept the Offer, the Initiating Member may elect to sell its Interest to the Non-Initiating Member, in which case the Non-Initiating Member must purchase the Initiating Member’s Interest for an amount equal to the amount that would be distributable to the Initiating Member if the Company had accepted the Offer, closed the sale pursuant to such Offer and wound up its affairs pursuant to Section 13.

For purposes of the foregoing calculations, the purchase price for a sale shall be reduced by Imputed Closing Costs therefor. The Initiating Member must exercise this option, if at all, by delivering written notice thereof to the Non-Initiating Member within twenty (20) days after the end of the Response Period. The Non-Initiating Member shall pay the Company cash for each Ownership Entity or the Initiating Member cash for its Interest, as the case may be. Closing shall take place on or before the date specified in the Sale Notice, but if the Non-Initiating Member is purchasing the Initiating Member’s Interest or one or more Ownership Entities, the Non-Initiating Member shall have until 120 days after the Sale Notice in which to close. If the Initiating Member or the Non-Initiating Member defaults at closing, the non-defaulting party shall have the right to bring suit for damages, for specific performance, or exercise any other remedy available at law or in equity. Upon payment at closing, the Initiating Member shall execute and deliver all documents reasonably required to transfer the interest being sold. As a precondition to the closing, (A) the Non-Initiating Member shall work in good faith with the Initiating Member to remove completely the Initiating Member and any Affiliate of the Initiating Member that is a party to any Non-Recourse Carveout Guaranty (an “Initiating Member Carveout Guarantor”) from that Non-Recourse Carveout Guaranty contemporaneously with the closing, including by means of substituting a replacement for the Initiating Member Carveout Guarantor and (B) to the extent that the Non-Initiating Member and Initiating Member are not able to remove the Initiating Member Carveout Guarantor completely from the Non-Recourse Carveout Guaranty contemporaneously with the closing, the Non-Initiating Member or an Affiliate of the Non-Initiating Member (in either case whose financial strength and creditworthiness shall be reasonably acceptable to the Initiating Member Carveout Guarantor) shall provide an indemnity to the Initiating Member Carveout Guarantor commensurate with the Initiating Member Carveout Guarantor’s remaining exposure under the Non-Recourse Carveout Guaranty for liabilities and losses that are the result of the acts or omissions of the Non-Initiating Member or any Affiliates of the Non-Initiating Member; provided, however, that in any event, the Initiating Member Carveout Guarantor shall remain liable for any liabilities or losses arising under the Non-Recourse Carveout Guaranty for acts or omissions prior to the closing other than those liabilities or losses caused by the acts or omissions of the non-Initiating Member or its Affiliates (“Prior Acts”), and if the Initiating Member Carveout Guarantor is removed from the Non-Recourse Carveout Guaranty with respect to Prior Acts, then the Initiating Member Carveout Guarantor shall execute a backstop indemnity agreement acceptable to the Non-Initiating Member and any Affiliate of the Non-Initiating Member that is a party to the Non-Recourse Carveout Guaranty (the “Non-Initiating Indemnitees”) indemnifying each of the Non-Initiating Indemnitees from liabilities and losses arising from Prior Acts.

(d)           Offer Acceptable. If the Non-Initiating Member consents (or is deemed to have consented) to the Company or the Ownership Entities selling the Property on the terms of the Offer, then the Initiating Member shall be allowed to sell such Property for cash on the terms of the Offer for a period of up to one hundred eighty (180) days following the expiration of the Response Period. If the Initiating Member obtains a bona fide third party contract to sell any such Property on the terms of the offer within such one hundred eighty (180) day period, the Initiating Member shall have an additional period of ninety (90) days after the date of such contract (that is, not to exceed 270 days after the expiration of the Response Period) in which to consummate the sale. If after having received the consent (or deemed consent) of the Non-Initiating Member to the sale of such Property on the terms of the Offer, the Initiating Member is unable to obtain a bona fide contract within such one hundred eighty (180) day period, or if after having obtained such bona fide contract, the Initiating Member is unable to consummate such sale within 270 days after the expiration of the Response Period, then the Initiating Member must again submit an Offer to the Non-Initiating Member under the terms of this Section 15.2 before it may sell such Property.

(e)            The rights provided in this Section 15.2 shall not be available to any Member and shall be unenforceable to the extent that the exercise of rights and attendant Transfer of Interest or sale of the Property violate any applicable Collateral Agreement with third party lenders, and any such Transfer or sale, if made, shall be void ab initio.

15.3         Buy Sell in the event of a Pre-Closing Default. In the event of either a Bell Pre-Closing Default or a Bluerock Pre-Closing Default then the non-defaulting party may elect to acquire the entire Membership Interest of the defaulting party (including its rights with respect to any initial Capital Contribution made by such defaulting party) for the sum of One Dollar ($1) in lieu of any other remedy for such default, including the rights set forth under Section 5.1 (a) hereof. Such election must be made in writing and delivered to the defaulting party within ten (10) business days after the non-defaulting party learns of the Pre-Closing Default. The Closing of an acquisition pursuant to this Section 15.3 shall be held in accordance with the provisions of Section 15.1(e).

Section 16.          Mediation of Disputes.

16.1         Events Giving Rise To Mediation. In the event that there is a dispute between the Managers as to any action or issue, then and in such event all of the Managers agree, upon the written request of any one Manager, to submit to mediation within ten (10) days of receipt of the request for mediation for the purpose of resolving the dispute.

16.2         Selection of Mediator. Within ten (10) days of the date upon which the written request is sent pursuant to Section 16.1, the Managers shall meet for the purpose of selecting one (1) natural person to act as mediator for the Company for such dispute. In the event that the Managers are unable to agree upon the selection of the mediator at such meeting, then within ten (10) days following such meeting, the Manager requesting such mediation shall select one (1) qualified mediator and the remaining Manager shall select one (1) qualified mediator and, within five (5) days of the date of their selection, the two persons so selected shall select a third qualified mediator who will serve as the sole mediator for the dispute. In the event that the Manager requesting such mediation selects one such natural person within such ten (10) day period, but the remaining Manager fails to select one such natural person within such ten (10) day period, or vice versa, then the natural person selected shall serve as the sole mediator for the dispute. No natural person selected by the Managers and/or by the mediators may be employed by, doing substantial business with or otherwise affiliated with any of the Managers (including, but not limited to, acting as an attorney or accountant for any one or more of the Managers or for the Company). The term “qualified mediator” as used herein shall mean a natural person experienced in mediating disputes between businesses similar to the business in which the Company is engaged.

16.3         Mediation. Not later than fifteen (15) days following the selection of the sole mediator, the mediation shall be convened by the mediator at a mutually agreeable site. Such mediation shall take place in accordance with the Rules of the American Arbitration Association as in effect on the date of commencement of the mediation. The mediator’s only authority hereunder shall be to assist the Managers in mediating a dispute. The mediator’s fees shall be paid by the Company. If the mediation is unsuccessful, then the Managers shall have such rights and remedies as may be provided at law or in equity. Nothing in this Section 16 shall require the parties to submit to arbitration.

Section 17           Miscellaneous.

17.1         Notices.

(a)           All notices, requests, approvals, authorizations, consents and other communications required or permitted under this Agreement shall be in writing and shall be (as elected by the Person giving such notice) hand delivered by messenger or overnight courier service, mailed (airmail, if international) by registered or certified mail (postage prepaid), return receipt requested, or sent via facsimile (provided such facsimile is immediately followed by the delivery of an original copy of same via one of the other foregoing delivery methods) addressed to:

If to Bluerock:

c/o Bluerock Real Estate, L.L.C.
70 East 55th Street, 9th Floor
New York, New York 10022
Attention: R. Ramin Kamfar

with a copy to:

c/o Bluerock Real Estate, L.L.C.

70 East 55th Street, 9th Floor
New York, New York 10022

Attention: Michael Konig, Esq.

If to Bell:

c/o Bell Partners Inc.

300 North Greene Street, Suite 1000

Greensboro, NC 27401

Attention: E. Durant Bell

Facsimile: 336-232-1901

Telephone: 336-232-1900

with a copy to:

Barbara R. Christy, Esq. and Thomas Hockman, Esq.

Schell Bray Aycock Abel & Livingston PLLC

1500 Renaissance Plaza, 230 North Elm Street

Greensboro, North Carolina 27401

Facsimile: 336-370-8830

Telephone: 336-370-8800

(b)           Each such notice shall be deemed delivered (a) on the date delivered if by hand delivery or overnight courier service or facsimile, and (b) on the date upon which the return receipt is signed or delivery is refused or the notice is designated by the postal authorities as not deliverable, as the case may be, if mailed (provided, however, if such actual delivery occurs after 5:00 p.m. (local time where received), then such notice or demand shall be deemed delivered on the immediately following business day after the actual day of delivery).

(c)           By giving to the other parties at least fifteen (15) days written notice thereof, the parties hereto and their respective successors and assigns shall have the right from time to time and at any time during the term of this Agreement to change their respective addresses.

17.2         Governing Law. This Agreement and the rights of the Members hereunder shall be governed by, and interpreted in accordance with, the laws of the State of Delaware. Each of the parties hereto irrevocably submits to the jurisdiction of the New York State courts and the Federal courts sitting in the State of New York and agree that all matters involving this Agreement shall be heard and determined in such courts. Each of the parties hereto waives irrevocably the defense of inconvenient forum to the maintenance of such action or proceeding. Each of the parties hereto designates CT Corporation System, 1633 Broadway, New York, New York 10019, as its agent for service of process in the State of New York, which designation may only be changed on not less than ten (10) days’ prior notice to all of the other parties.

17.3         Successors. This Agreement shall be binding upon, and inure to the benefit of, the parties and their successors and permitted assigns. Except as otherwise provided herein, any Member who Transfers its Interest as permitted by the terms of this Agreement shall have no further liability or obligation hereunder, except with respect to claims arising prior to such Transfer.

17.4         Pronouns. Whenever from the context it appears appropriate, each term stated in either the singular or the plural shall include the singular and the plural, and pronouns stated in either the masculine, the feminine or the neuter gender shall include the masculine, feminine and neuter.

17.5         Table of Contents and Captions Not Part of Agreement. The table of contents and captions contained in this Agreement are inserted only as a matter of convenience and in no way define, limit or extend the scope or intent of this Agreement or any provisions hereof.

17.6         Severability. If any provision of this Agreement shall be held invalid, illegal or unenforceable in any jurisdiction or in any respect, then the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired, and the Members shall use their best efforts to amend or substitute such invalid, illegal or unenforceable provision with enforceable and valid provisions which would produce as nearly as possible the rights and obligations previously intended by the Members without renegotiation of any material terms and conditions stipulated herein.

17.7         Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

17.8         Entire Agreement and Amendment. This Agreement and the other written agreements described herein between the parties hereto entered into as of the date hereof, constitute the entire agreement between the Members relating to the subject matter hereof. In the event of any conflict between this Agreement or such other written agreements, the terms and provisions of this Agreement shall govern and control. Amendment of this Agreement requires the unanimous written consent of the Members. No amendment or waiver by Bluerock shall be enforceable against Bluerock unless it is in writing and duly executed by Bluerock.

17.9         Further Assurances. Each Member agrees to execute and deliver any and all additional instruments and documents and do any and all acts and things as may be necessary or expedient to effectuate more fully this Agreement or any provisions hereof or to carry on the business contemplated hereunder.

17.10        No Third Party Rights. The provisions of this Agreement are for the exclusive benefit of the Members and the Company, and no other party (including, without limitation, any creditor of the Company) shall have any right or claim against any Member by reason of those provisions or be entitled to enforce any of those provisions against any Member, except that the Bluerock Managers shall be third party beneficiaries, and have standing to enforce, the provisions of Section 9.1(e) as to benefits provided thereunder to them.

17.11        Incorporation by Reference. Every Exhibit and Annex attached to this Agreement is incorporated in this Agreement by reference.

17.12        Limitation on Liability. Except as set forth in Section 14 and with respect to a Default Loan as set forth in Section 5.2(b), the Members shall not be bound by, or be personally liable for, by reason of being a Member, a judgment, decree or order of a court or in any other manner, for the expenses, liabilities or obligations of the Company, and the liability of each Member shall be limited solely to the amount of its Capital Contributions as provided under Section 5. Except as set forth in Sections 14.3(a) and (b) and 14.4(a) and (b) and with respect to a Default Loan as set forth in Section 5.2(b), any claim against any Member (the “Member in Question”) which may arise under this Agreement shall be made only against, and shall be limited to, such Member in Question’s Interest, the proceeds of the sale by the Member in Question of such Interest or the undivided interest in the assets of the Company distributed to the Member in Question pursuant to Section 13.3(d) hereof. Except as set forth in Sections 14.3(a) and (b) and 14.4(a) and (b) and with respect to a Default Loan as set forth in Section 5.2(b), any right to proceed against (i) any other assets of the Member in Question or (ii) any agent, officer, director, member, partner, shareholder or employee of the Member in Question or the assets of any such Person, as a result of such a claim against the Member in Question arising under this Agreement or otherwise, is hereby irrevocably and unconditionally waived.

17.13        Remedies Cumulative. The rights and remedies given in this Agreement and by law to a Member shall be deemed cumulative, and the exercise of one of such remedies shall not operate to bar the exercise of any other rights and remedies reserved to a Member under the provisions of this Agreement or given to a Member by law. In the event of any dispute between the parties hereto, the prevailing party shall be entitled to recover from the other party reasonable attorney’s fees and costs incurred in connection therewith.

17.14        No Waiver. One or more waivers of the breach of any provision of this Agreement by any Member shall not be construed as a waiver of a subsequent breach of the same or any other provision, nor shall any delay or omission by a Member to seek a remedy for any breach of this Agreement or to exercise the rights accruing to a Member by reason of such breach be deemed a waiver by a Member of its remedies and rights with respect to such breach.

17.15        Limitation On Use of Names. Notwithstanding anything contained in this Agreement or otherwise to the contrary, each of Bluerock and Bell as to itself agree that neither it nor any of its Affiliates, agents, or representatives is granted a license to use or shall use the name of the other under any circumstances whatsoever, except such name may be used in furtherance of the business of the Company but only as and to the extent unanimously approved by the Members. Any change in the Name of the Property must be approved by Managers.

17.16        Publicly Traded Partnership Provision. Each Member hereby severally covenants and agrees with the other Members for the benefit of such Members, that (i) it is not currently making a market in Interests in the Company and will not in the future make such a market and (ii) it will not Transfer its Interest on an established securities market, a secondary market or an over-the-counter market or the substantial equivalent thereof within the meaning of Code Section 7704 and the Regulations, rulings and other pronouncements of the U.S. Internal Revenue Service or the Department of the Treasury thereunder. Each Member further agrees that it will not assign any Interest in the Company to any assignee unless such assignee agrees to be bound by this Section and to assign such Interest only to such Persons who agree to be similarly bound.

17.17       Uniform Commercial Code. The interest of each Member in the Company shall be an “uncertificated security” governed by Article 8 of the Delaware UCC and the UCC as enacted in the State of New York (the “New York UCC”), including, without limitation, (i) for purposes of the definition of a “security” thereunder, the interest of each Member in the Company shall be a security governed by Article 8 of the Delaware UCC and the New York UCC and (ii) for purposes of the definition of an “uncertificated security” thereunder.

17.18       Public Announcements. Neither Bell nor any of its Affiliates shall, without the prior approval of Bluerock, issue any press releases or otherwise make any public statements with respect to the Company or the transactions contemplated by this Agreement, except as may be required by applicable law or regulation or by obligations pursuant to any listing agreement with any national securities exchange so long as Bell or such Affiliate has used reasonable efforts to obtain the approval of Bluerock prior to issuing such press release or making such public disclosure.

17.19       No Construction Against Drafter. This Agreement has been negotiated and prepared by Bluerock and Bell and their respective attorneys and, should any provision of this Agreement require judicial interpretation, the court interpreting or construing such provision shall not apply the rule of construction that a document is to be construed more strictly against one party.

IN WITNESS WHEREOF, this Agreement is executed by the Members, effective as of the date first set forth above.

BR WATERFORD JV MEMBER, LLC, a Delaware limited liability company

By:	Bluerock Special Opportunity + Income Fund, LLC, a co-manager

By:	Bluerock Real Estate, L.L.C., a Delaware limited liability company, its manager

By:	/s/ Jordan Ruddy
	Name:	Jordan Ruddy
	Title:	President

By:	Bluerock Special Opportunity + Income Fund II, LLC, a co-manager

By:	BR SOIF II Manager, LLC, a Delaware limited liability company, its manager

By:	/s/ Jordan Ruddy
	Name:	Jordan Ruddy
	Title:	President

(signatures continued on following page)

BELL HNW NASHVILLE PORTFOLIO, LLC, a North Carolina limited liability company

By:	Bell Partners Inc., a North Carolina corporation, its Manager

By:	/s/ Jonathan D. Bell
	Name:	Jonathan D. Bell
	Title:	President

For purposes of acknowledging its obligations under Sections 5.1(a), 8.2(b), 8.5, 9.2 and 9.3 only and, with respect to Sections 8.2(b), 9.2 and 9.3, only for the term Bell Partners Inc. is Property Manager under the Management Agreement.

BELL PARTNERS INC., a North Carolina corporation

By:	/s/ Jonathan D. Bell
Name:	Jonathan D. Bell
Title:	President

For purposes of acknowledging its obligations under Section 5.1(a).

BLUEROCK REAL ESTATE, L.L.C., a Delaware limited liability company

By:	/s/ Jordan Ruddy
Name:	Jordan Ruddy
Title:	President

EXHIBIT A

Initial Capital Contributions and Percentage Interests

Member Name	Initial Capital Contribution	Mandatory Capital Contribution	Percentage Interest

BR Waterford JV Member, LLC	$428,218.39	$4,734,757.84	60.00%

Bell HNW Nashville Portfolio, LLC	$285,478.93	$3,156,505.23	40.00%

EXHIBIT B

Annual Business Plan

(Anticipated Capital Expenditures)

(ii)

EXHIBIT C

Management Agreement

PROPERTY MANAGEMENT AGREEMENT

This PROPERTY MANAGEMENT AGREEMENT (the “Agreement”), entered into as of this 29th day of March, 2012, by Bell BR Waterford Crossing JV, LLC, a Delaware limited liability company (“Owner”) and Bell Partners Inc., a North Carolina corporation (“Manager”).

IN CONSIDERATION of the mutual covenants and promises each to the other made herein, the Owner does hereby engage Manager exclusively as an independent contractor, and the Manager does hereby accept the engagement, to rent, lease, operate, repair and manage the property more particularly described below (the “Project”) upon the following terms and conditions.

THE PROJECT: That certain apartment property located in the City of Hendersonville, State of Tennessee and being known to consist of 252 multi-family units and more particularly described as:

Project Name: Grove at Waterford Crossing

Street Address: 101 Spade Leaf Blvd.

City, State, Zip Code: Hendersonville, TN _______

SECTION 1: DEFINITIONS

1.01 TERM

The term of this Agreement shall commence on the later of the date above or the date Owner acquires the Project and shall, subject to the provisions hereof, terminate twelve months thereafter (the “Term”). This Agreement will automatically renew on a year to year basis thereafter until and unless terminated in accordance with the terms hereof and each renewal period shall, from and after its commencement, constitute part of the Term.

1.02 FEES

The management fee (“Base Management Fee”) payable each month by Owner to Manager hereunder shall be an amount equal to three and one-half percent (3.5%) of the Gross Receipts from the Project.

Yieldstar. Owner agrees to deploy Yield Management (the process of balancing supply and demand to price apartments to maximize rental revenue) at the Project. Manager will provide pricing authority support services in exchange for cost-offset compensation of ($.70) per unit per month. Licensing fees and software costs to run Yield Management software shall be paid by Owner to Yieldstar as a normal operating expense at a cost of a one-time licensing fee and a monthly user fee at the then prevailing Yieldstar rate. Yield Management pricing authority support services provided by Manager shall include daily monitoring of apartment pricing, quarterly reporting and bi-weekly conference calls with site staff. The Manager will review pricing recommendations and shall have final authority for making pricing decisions concerning the Project. Manager will be responsible for set-up and maintenance of the Yield Management software.

Ops Technology. Owner agrees to deploy Ops Technology (enables suppliers and service providers to present targeted pre-negotiated catalog pricing, receive orders electronically, and insert electronic invoices into the Manager’s payment processing system) at the Project. Manager will provide oversight of the e-procurement and invoicing management platform at a cost (all paid to the service provider and not to Manager) of a one-time licensing fee, monthly use fee and a per paper invoice processing fee at the then prevailing Ops Technology rate. Licensing, user and invoice processing costs shall be paid by the Owner as a normal operating expense.

All of the fees referred to above shall be collectively referred to herein as “Management Fees.”

In the event Manager negotiates video (cable), data (internet), voice (phone) and laundry agreements on behalf of the Owner and such agreement provides for the payment to Owner of an upfront or “door” fee payment then, Manager shall be paid 10% of such payment in return for its services in negotiating the contract.

If additional services not outlined herein are required by the Owner or Manager, Owner shall pay Manager for such additional services under the terms and conditions to be agreed upon by the parties. Manager shall be under no obligation to provide such additional services unless and until the parties have entered into a written agreement reflecting the terms and conditions thereof.

1.03 DEPOSITORY

An FDIC insured bank located in the United States of America, designated by Manager and approved by Owner.

1.04 FISCAL YEAR

The year beginning January 1st and ending December 31st.

1.05 BUDGET

A composite of (i) an operations Budget, which shall be an estimate of receipts and expenditures for the operation of the Project during a Fiscal Year, including a schedule of expected apartment rentals (excluding security deposits) for the period stated therein and a schedule of expected special repairs and maintenance projects, (ii) a capital Budget, which shall be an estimate of capital replacements, substitutions of, and additions to, the Project for the Fiscal Year.

1.06 GROSS RECEIPTS

The entire amount of all receipts, determined on a cash basis, from (a) tenant rentals, parking rent and other charges collected pursuant to tenant leases for each month during the term hereof; provided, however, that there shall be excluded from tenant rentals any tenant security deposits (except as provided below); (b) cleaning, tenant security and damage deposits forfeited by tenants in such period; (c) tenant reimbursements for utilities (gas, electric, water and sewer); (d) video (cable), data (internet), local or long-distance services (voice), laundry and vending machine income and other ancillary revenue generated as a percentage of gross receipts; (e) any and all receipts from the operation of the Project received and relating to such period; (f) proceeds from rental interruption insurance; and (g) any other sums and charges collected in connection with termination of the tenant leases (collectively, the “Gross Receipts”). Gross Receipts do not include the proceeds of (i) any sale, exchange, refinancing, condemnation, or other disposition of all or any part of the Project, (ii) any loans to the Owner whether or not secured by all or any part of the Project, (iii) any capital contributions to the Owner, (iv) any insurance (other than rental interruption insurance) maintained with regard to the Project, or (v) proceeds of casualty insurance or damage claims as a result of damage or loss to the Project.

1.07 PROJECT EMPLOYEES

Those persons employed by Manager on-site as a management staff; e.g., senior manager, manager, assistant managers, leasing agents, maintenance personnel, courtesy officers, and other personnel necessary to be directly employed by the Manager in order to maintain and operate the Project.

SECTION 2: DUTIES AND RIGHTS OF MANAGER

2.01 APPOINTMENT OF MANAGER

During the term of this Agreement, Manager agrees, for and in consideration of the compensation provided in Section 1.02, and Owner hereby grants to Manager the sole and exclusive right, to supervise and direct the leasing, management, repair, maintenance and operation of the Project as per the authority granted herein. All services performed by Manager under this Agreement shall be done as an independent contractor of Owner. All obligations or expenses incurred hereunder, including the pro rata portion used in connection with, or for the benefit of the Project for all purchases, contracts, sales or services in bulk or volume which Manager may obtain for discount or convenience in connection thereof shall be for the account of, on behalf of, and at the expense of, Owner except as otherwise specifically provided. Owner shall be obligated to reimburse Manager for all reasonable expenses of Manager incurred specifically for the Project.

2.02 GENERAL OPERATION

Manager shall operate the Project in the same manner as is customary and usual in the operation of comparable facilities, and shall provide such services as are customarily provided by operators of apartment projects of comparable class and standing consistent with the Project's facilities, subject, however, in all events to the limitations of the Budget. In addition to the other obligations of Manager set forth herein, Manager shall render the following services and perform the following duties for Owner in a timely, faithful, diligent and efficient manner: (a) coordinate the plans of tenants for moving their personal effects into the Project or out of it, with a view toward scheduling such movements so that there shall be a minimum of inconvenience to other tenants; (b) maintain businesslike relations with tenants whose service requests shall be received, considered and recorded in systematic fashion in order to show the action taken with respect to each; (c) use its commercially reasonable efforts to collect all monthly rents due from tenants and rent for users or lessees of other non-dwelling facilities in the Project, if any; request, demand, collect, receive and receipt for any and all charges or rents which become due to Owner, and at Owner's expense, take such legal action as may be necessary or desirable to evict tenants delinquent in payment of monthly rental or other charges (security deposits, late charges, etc.); (d) prepare or cause to be prepared for execution and filing by the Manager as an independent contractor all forms, reports and returns required by all federal, state or local laws in connection with the unemployment insurance, workers' compensation insurance, disability benefits, Social Security and other similar taxes now in effect or hereafter imposed, and also any other requirements relating to the employment of personnel; (e) advertise when necessary, at Owner's expense and approval, the availability for rental for the Project units using commercially reasonable business strategies in connection with the use of promotional materials , market outreach efforts, internet and web-based marketing and display “for rent” or other similar signs upon the Project, it being understood that Manager may install one or more signs on or about the Project stating that same is under management of Manager and may use in a tasteful manner Manager's name and logo in any display advertising which may be done on behalf of the Project; (f) re-name the Project and replace the signs at the Project at Owner's expense and with Owner’s approval, using commercially reasonable business strategies; and (g) sign, renew and cancel tenant leases for the Project, write apartment leases for terms and on terms approved by Owner (or on a month to month basis following the expiration of the initial term of a tenant lease) to bona fide individuals based upon Manager's recommendations. Manager shall exercise its commercially reasonable efforts to include the Project in signage advertising rentals available to be placed at the Project during any lease-up period. Notwithstanding anything herein to the contrary, in the event the Project name contains the trade names and/or trademarks “Bell Partners” or “Bell” (collectively, the “Bell Brand Rights”), Owner shall not be entitled to any right, title or interest of Manager in the Bell Brand Rights. Owner, at its cost, shall immediately cease using any Bell Brand Right and shall replace all signage that contains a Bell Brand Right within thirty (30) days after the termination of this Agreement.

It is understood and agreed that Manager is not in the business of, and will not be providing alarm systems, guards, patrols and/or similar services (the “Security Services”) to the Project. Owner may direct Manager, on the Owner’s behalf, to separately contract with a company providing Security Services.

2.03 BUDGET

(a) Attached hereto as Exhibit A is the Budget approved by the Owner for the stated portion of the current Fiscal Year. For subsequent Fiscal Years, Manager shall submit the Budget for the ensuing Fiscal Year for Owner's approval no later than ninety (90) days prior to the beginning of each successive Fiscal Year. The Budget shall be reasonably approved by Owner prior to December 31. In the event Owner disapproves the Budget, in whole or in part, Owner will provide edits for the Manager to make as may be reasonably practicable. Until a complete new Budget is approved, Manager shall operate on the Budget or part thereof which is approved and the disapproved items shall be governed by the like item approved for the prior Fiscal Year, with the exception of expenses for personnel which may be reasonably increased based on existing competitive conditions unless the increase for personnel is the item that is being disputed, in which case expenses for personnel will not be increased. The Budget shall reflect the schedule of monthly rents proposed for the new Fiscal Year. It shall also constitute a major control under which Manager shall operate the Project, and Manager shall make all reasonable efforts to ensure there are no substantial variances therefrom except for any variations which are in compliance with this Section and Section 2.07(a). Consequently, no expenses may be incurred or commitments made by Manager in connection with the maintenance and operation of the Project which exceed the amounts allocated to any particular operating expense category (i.e. Payroll/Landscape / Security / Redecorating / Maintenance / Marketing / Administrative / Capital) in the Budget for any month by more than the lesser of (x) $5,000 or (y) ten percent (10%); provided, however, that the foregoing limitation with respect to incurring any expense not covered by the Budget shall not apply to expenses relating to taxes, insurance or utilities. Manager makes no guaranty, warranty or representation whatsoever in connection with the Budgets or the operational results of owning the Project, such being intended as estimates only. Manager will use its commercially reasonable efforts to develop the Budget and manage the Project in accordance with the Budget.

(b) In the event there shall be a substantial variance of greater than 10% between the actual results of operations for any month and the estimated results of operations for such month as set forth in the Budget, Manager shall furnish to Owner, within fifteen (15) days after the expiration of such month, a written explanation as to reasons for such variance. If substantial variances have occurred or are anticipated by Manager during the remainder of any Fiscal Year, Manager shall prepare and submit to Owner a revised Budget covering the remainder of the Fiscal Year with an explanation for the revision which revised Budget shall be subject to Owner’s approval, which shall not be unreasonably withheld, conditioned or delayed.

2.04 PROJECT EMPLOYEES AND OTHER PERSONNEL

(a) Manager shall hire, employ, instruct, pay, promote, direct, discharge and supervise the work of the Project employees and shall supervise, through the Project employees, the firing, promotion, discharge and work of all other operating and service employees performing services in, for or about the Project, all in the name of Manager. All training and training-related travel and accommodations are a normal operating expense and shall be budgeted and paid monthly as a Project expense. Manager shall be solely responsible for legal compliance concerning the foregoing activities and shall indemnify and hold harmless Owner from employee claims and violations of law by Manager in respect to employment matters. As some of the Project employees may be required to reside at the Project and be available on a full-time basis in order to perform properly the duties of his/her employment, it is further understood and agreed that to the extent contemplated in the Budget or with Owner’s prior written approval, the Project employees (including spouses or significant others and dependent children), in addition to salary and fringe benefits, may receive up to a 20% discount, or rental concession on the normal rental rates for any unit such employee is required to occupy.

(b) At all times, the Project employees shall at all times be deemed solely employees of Manager. Owner shall reimburse Manager bi-weekly for the total aggregate compensation, including salary and fringe benefits, payable with respect to the Project employees and any temporary employees performing duties at the Project. The term “fringe” benefits, as used herein, shall mean and include the employee's and employer’s contribution of FICA, unemployment compensation and other employment taxes, workers' compensation, group life, accident and health insurance premiums, disability, vacation, holiday, and sick leave, 401(k) contributions and other similar benefits paid or payable to employees on other projects operated by Manager. Any 401(k) employee or employer contributions forfeited by the employee remain with the plan. The cost of such Project employees shall be outlined and approved in the Budget. The compensation, payroll taxes, employee benefits, insurance, payroll and administrative costs of such employees shall be considered a normal operating expense and shall be paid as a Project expense, as provided and to the extent permitted in the Budget.

2.05 CONTRACTS AND SUPPLIES

Subject to the Budget the Manager shall, in the name of and on behalf of Owner and at Owner's expense, consummate arrangements with unrelated third party concessionaires, licensees, tenants or other intended users of the facilities of the Project, shall enter into contracts for furnishing to the Project electricity, gas, water, steam, telephone, cleaning, vermin exterminators, furnace and air-conditioning maintenance, security protection, pest control, landscaping, solid waste removal and any other utilities, services and concessions which are provided in connection with the maintenance and operation of apartment projects which are comparable to the Project and in accordance with standards comparable to those prevailing in other comparable apartment projects, and shall place purchase orders for such equipment, tools, appliances, materials and supplies as are reflected in the Budget and necessary to maintain the Project. Manager will make a reasonable attempt to make all contracts cancelable without penalty with no more than (30) days written notice.

In the event that utility or power companies require a surety bond or other form of security in order to provide utilities, electrical or other services to the Project, the Manager is authorized to obtain such bond at Owner’s sole expense. Manager may, in its sole discretion, elect to guarantee, indemnify, defend and hold harmless those parties supplying such bonds or other form of security (the “Surety”) for any premiums, liabilities, losses, costs, damages, attorney fees and other expenses, including interest, which the Surety may sustain or incur by reason of, or in connection with, the issuance, renewal or continuation of such bonds or other form of security. In such event, Owner will reimburse and indemnify Manager pursuant to Section 6.03 with regard to the same.

2.06 MANAGER'S SERVICES

In the performance of its duties under this Agreement, it is agreed that Manager may enter into any contract on behalf of Owner with subsidiaries and affiliates of Manager for the furnishing of supplies and services to the Project, including but not limited to the purchasing of furniture, operating equipment, operating supplies, maintenance and landscaping services, and advertising, provided, however, that the net cost of such supplies and services to Owner is competitive with such similar services or supplies customarily used in the industry, whose services or supplies are reasonably available to the industry and whose services or supplies are reasonably available to the Project.

2.07 ALTERATIONS, REPAIRS AND MAINTENANCE

(a) To the extent adequate funds are made available to Manager by Owner, Manager shall make or install, or cause to be made and installed at Owner's expense and in the name of Owner, all necessary or desirable repairs, interior and exterior cleaning, painting and decorating, plumbing, alterations, replacements, improvements and other normal maintenance and repair work on and to the Project as are customarily made by Manager in the operation of apartment projects or are required by any lease; provided, however, that no unbudgeted expenditures in excess of the lesser of 10% or $5,000 may be made for such purposes without the consent of the Owner. Manager may make emergency repairs involving manifest danger to life or property which are immediately necessary for the preservation of the safety of the Project, or for the safety of the tenants, or are required to avoid the suspension of any necessary service to the Project, in which event such reasonable expenditures may be made by the Manager without prior approval and irrespective of the cost limitations imposed by this Section 2.07, provided that Owner or its successor in interest is notified in a timely manner and thereafter given written notice of such situation and such costs incurred.

(b) In accordance with the terms of the Budget, by Manager’s recommendation or upon Owner demand and/or approval (except in the case of emergency), Manager shall, at Owner's expense, from time to time during the term hereof, make all required capital replacements or repairs to the Project (“Capital Project”). For any Capital Projects, including but not limited to Project improvements, rehab/renovation projects, and fire restoration, that cost more than $10,000 on an individual basis, Owner shall pay Manager a Construction Management Fee equal to 5% of the total cost of the completed work, including both hard and soft costs.

2.08 LICENSES AND PERMITS

Manager shall, in a timely manner, apply for, and thereafter use commercially reasonable efforts to obtain and maintain in the name and at the expense of Owner all licenses and permits (including deposits and bonds) required of Owner or Manager in connection with the management and operation of the Project. Owner agrees to execute and deliver any and all applications and other documents and to otherwise cooperate to the fullest extent with Manager in applying for, obtaining and maintaining such licenses and permits.

2.09 COMPLIANCE WITH LAWS

Manager, at Owner's expense, shall use its commercially reasonable efforts to cause all acts and duties to be done in and about the Project to comply with all laws, regulations and requirements of any federal, state, regional, county or municipal government, having jurisdiction respecting the use or manner of use of the Project or the maintenance, alteration or operation thereof.

Owner shall use its commercially reasonable efforts to cause all acts and duties to be done in and about the Project to comply with all laws, regulations and requirements of any federal, state, regional, county or municipal government having jurisdiction over the use or manner of use of the Project or the maintenance, alteration or operation thereof.

2.10 LEGAL PROCEEDINGS

Manager shall institute, in its own name or in the name of Owner, but in any event at the expense of Owner, any and all legal actions or proceedings which Manager deems reasonable to collect charges, rent or other income from the Project, or to dispossess tenants or other persons in possession, or to cancel or terminate any lease, license or concessions agreement for the breach thereof, or default thereunder by any tenant, licensee or concessionaire. Any legal proceedings for which the costs are reasonably expected to exceed the amounts budgeted in the Budget shall require the approval of the Owner.

2.11 DEBTS OF OWNER

In the performance of its duties as Manager, Manager shall act solely as the representative of the Owner. All debts and liabilities to third persons incurred by Manager in the course of its operation and management of the Project shall be the debts and liabilities of the Owner only, and Manager shall not be liable for any such debts or liabilities.

SECTION 3: MANAGEMENT FEES

3.01 MANAGEMENT FEE

The Owner shall pay to Manager, during the term hereof, the Management Fees for the previous month on or before the tenth (10th) day of each subsequent month; provided, however that with respect to the Management Fee due for the last month of the term hereof, such Management Fee shall be payable on the last day of such month. Manager shall have the right to withdraw the monthly Management Fee from the Operating Account established by Manager.

3.02 PLACE OF PAYMENT

All sums payable by Owner to Manager hereunder shall be payable to Manager at 300 N. Greene Street, Suite 1000, Greensboro, NC 27401, unless the Manager shall, from time to time, specify a different address in writing.

SECTION 4: PROCEDURE FOR HANDLING RECEIPTS AND OPERATING CAPITAL

4.01 BANK DEPOSITS

All monies received by Manager for or on behalf of Owner shall be deposited by Manager with the Depository. Manager shall maintain separate accounts for such funds consistent with the system of accounting of the Project. All funds on deposit shall be managed by Manager subject to the terms hereof. All monies of Owner held by Manager pursuant to the terms hereof shall be held by Manager in trust for the benefit of Owner to be held and disbursed as herein provided and shall not, unless Owner otherwise has agreed or directed, be commingled with the funds of any other project or person, including Manager or any affiliate of Manager. In no event shall Manager be responsible for any loss to amounts on deposit caused by the insolvency or other similar event or occurrence with respect to the Depository.

4.02 SECURITY DEPOSIT ACCOUNT

Manager shall comply with all applicable laws with respect to security deposits paid by tenants. All security deposit funds held by Manager shall at all times be the property of Owner, subject to all applicable laws with respect thereto. Upon commencement of this Agreement, the Owner authorizes the Manager to make withdrawals therefrom for the purpose of returning them as required by the lease or by existing law.

4.02A OPERATING ACCOUNT

Manager shall deposit all Gross Receipts from the operations of the Project into an Operating Account, on which both Manager and Owner shall be signatories and pay the normal operating expenses of the Project, including Manager’s fees, debt and taxes as directed.

4.03 DISBURSEMENT OF DEPOSITS

Manager shall disburse and pay all funds on deposit on behalf of and in the name of Owner, in such amounts and at such times as the same are required in connection with the ownership, maintenance and operation of the Project on account of all taxes, assessments and charges of every kind imposed by any governmental authority having jurisdiction over the Project, and all costs and expenses of maintaining, operating and supervising the operation of the Project, including, but not limited to, the Management Fees due hereunder, salaries, fringe benefits and expenses of the Project employees, insurance premiums, debt service, legal and accounting fees and the cost and expense of utilities, services, marketing, advertising and concessions. To the extent there are insufficient funds to pay all of such costs and expenses, Manager shall pay such of the foregoing items in the order and manner selected by Manager. Nothing in this Agreement shall require the Manager to advance money on the Owner’s behalf.

4.04 AUTHORIZED SIGNATURES

Any persons from time to time designated by Manager and agreed to in writing by Owner shall be authorized signatories on all bank accounts established by Manager hereunder and shall have authority to make disbursements from such accounts to the extent permitted in this Section 4. Funds may be withdrawn from all bank accounts established by Manager, in accordance with this Section 4, only upon the signature of an individual who has been granted that authority by Owner. Owner may at any time and at Owner's sole discretion direct Manager to withdraw funds and make disbursements from such accounts, except all persons who are authorized signatories or who in any way handle funds for the Project shall be bonded or covered by dishonesty insurance in the minimum amount of $100,000 per employee. At the beginning of each year and as new persons shall be designated authorized signatories, Manager shall provide Owner with evidence of such bonding. Any expenses relating to such bond for on-site employees and for off-site employees shall be borne by Manager.

SECTION 5: ACCOUNTING

5.01 BOOKS AND RECORDS

Manager, on behalf of the Owner, shall keep all books and accounts pertaining to the Project in accordance with Generally Accepted Accounting Principles in the US. The cutoff date of the accounting period shall be the last day of each calendar month. Manager, on behalf of Owner, shall also supervise and direct the keeping of a comprehensive system of office records, books and accounts pertaining to the Project. Such records shall be subject to examination, at the office where they are maintained, by Owner or its authorized agents, attorneys and accountant at all reasonable business hours and upon reasonable, advance notice to Manager.

5.02 PERIODIC STATEMENTS

(a) On or before ten (10) days following the end of each calendar month, Manager shall deliver or cause to be delivered to Owner its standard list of financial reports customarily provided to owners of properties it manages and such other items as set forth on Exhibit B. This list is subject to change from time to time by Owner or Manager provided Manager shall not substantively decrease the quality of the information provided.

(b) Within fifteen (15) days after the end of such Fiscal Year, Manager will deliver to the Owner, an income and expense statement as of Fiscal Year end, and the results of operation of the Project during the preceding Fiscal Year (anything contained herein to the contrary notwithstanding, however, Manager shall not be obligated to prepare any of Owner's state or federal income tax returns).

(c) In the event that Owner or Owner's Mortgagee(s) requires an audit, the Manager shall cooperate with the auditors in a timely manner to complete the audit engagement. Also, Manager shall cooperate in a reasonable manner at the request of any indirect owner of Owner and shall work in good faith with its designated representatives, accountants or auditors to enable compliance with its public reporting, attestation, certification and other requirements under applicable securities laws and regulations, including for testing internal controls and procedures.

(d) Owner may request and Manager shall provide when available such monthly, quarterly and/or annual leasing and management reports that relate to the operations of the Project as Manager customarily provides the owners of properties it manages.

5.03 EXPENSES

All costs and expenses incurred in connection with the preparation of any statements, budgets, schedules, computations and other reports required under this Section 5, or under any other provisions of this Agreement, shall be borne by the Manager. Any costs and expenses incurred in connection with the preparation of any statement or report not described in Exhibit B, as from time to time modified, shall be borne by Owner.

SECTION 6: GENERAL COVENANTS OF OWNER AND MANAGER

6.01 OPERATING EXPENSES

The Owner shall be solely liable for the costs and expenses of maintaining and operating the Project that have been incurred by Owner or Manager in accordance with the terms of this Agreement, and shall pay, or Manager shall pay on Owner's behalf, all such costs and expenses, including, without limitation, the salaries of all Project employees; provided, however, the Owner shall have no direct obligations to Project employees for salaries and fringe benefits as all Project employees are employed solely by Manager and not by Owner. Owner covenants to pay all sums for operating expenses (including the fees due Manager hereunder) in excess of Gross Receipts required to operate the Project upon written notice and demand from Manager within fifteen (15) days after receipt of written notice. Nothing in this Agreement shall require Manager to advance funds on Owner’s behalf, however if funds are advanced by Manager in the operation, or management of the Project, these funds will be reimbursed by the Owner within thirty (30) days of submitting itemized invoices to the Owner. Owner further recognizes that the Project may be operated in conjunction with other projects and that costs may be allocated or shared between such projects on a more efficient and less expensive method of operation. In such regard, Owner consents to the allocation of costs and/or the sharing of any expenses in an effort to save costs and operate the Project in a more efficient manner to be allocated in a manner not prejudicial to Owner, provided that all such allocations are undertaken on the basis reflected in the Budget.

6.02 OWNER'S RIGHT OF INSPECTION AND REVIEW

Owner and Owner's accountants, attorneys and agents have the right to enter upon any part of the Project at any reasonable time during the Term of this Agreement for the purpose of examining or inspecting the Project or examining or making copies of books and records of the Project. Any inspection shall be done with as little disruption to the business of the Project as possible. Books and records of the Project shall be kept, as of the commencement date, at the Project or at the location where any central accounting and bookkeeping services are performed by Manager but at all times shall be the property of Owner.

6.03 INDEMNIFICATION AND HOLD HARMLESS BY OWNER

Except for the gross negligence or willful misconduct of Manager (excluding any such gross negligence or willful misconduct undertaken in connection with actions or policies which have been approved or required by Owner), Owner shall be obligated, whether named as a defendant or not, to indemnify, hold harmless, and defend Manager (and Manager's partners, directors, shareholders, officers, employees, and agents), with counsel reasonably satisfactory to Manager, from and against any and all liabilities, claims, causes of action, suits, losses, demands and expenses whatsoever including, but not limited to attorneys' fees, paralegal expenses and costs arising out of or in the connection with the ownership, maintenance or operation of the Project or this Agreement or the performance of Manager's agreements hereunder (collectively “Claims”), including but not limited to, Claims involving the operation and maintenance of the Security Services, matters in which Manager is acting under the express or implied directions of Owner, and the loss of use of property following and resulting from damage or destruction. In all cases, Owner's Liability Insurance, as defined in Section 8.02 below, will be required to cover all actions of Manager such that the Owner's insurer agrees to provide Owner and Manager a defense (whether or not such defense is provided with a reservation of rights by the insurer). The indemnification by Owner contained in this Section 6.03 is in addition to any other indemnification obligations of Owner contained in this Agreement, and is not limited by or to Owner's Liability Insurance. It is the intent of the parties hereto, however, to look first to Owner’s Liability Insurance with respect to all Claims hereunder.

6.04 INDEMNIFICATION BY MANAGER

Manager shall indemnify Owner from and against all Claims for bodily injury and property damage which (i) arise out of or are a result of the gross negligence or willful misconduct of Manager except where attributable to actions or policies approved or required by Owner and (ii) result in liability to Owner, including but not limited to, liability to Owner as a result of a final adjudication or judgment on the merits by a court or arbitration proceeding and liability to Owner as a result of a good faith settlement by Owner of such Claims. Manager shall have no obligation to furnish Owner with a defense or with counsel to defend any Claims which may be asserted or made against Owner, regardless of the nature of the allegations. If, however, any such Claims result in liability to Owner, Manager shall reimburse Owner for any attorneys' fees and costs actually and reasonably incurred by Owner to defend the portion or portions of such Claims against Owner which arise out of or are a result of the gross negligence or willful misconduct of Manager (except actions or policies approved or required by Owner).

6.05 SURVIVAL AND SCOPE OF INDEMNITY OBLIGATIONS

The indemnification and hold harmless obligations of the parties in the Sections 6.03 and 6.04 shall survive the expiration or earlier termination of this Agreement. The foregoing notwithstanding, the indemnification by Owner of Manager and its affiliates hereunder shall be solely with respect to the performance of the Manager’s activities in its capacity as property manager under this Agreement and nothing herein should be construed as limiting Manager’s and its affiliates’ liability under, or acting as an indemnity of Manager and its affiliates for any liability such parties might have under, any other agreements, including under any guaranties provided by such parties in connection with any financing secured by the Project or any organizational documents related to the Owner.

SECTION 7: DEFAULTS AND TERMINATION RIGHTS

7.01 DEFAULT BY MANAGER

Manager shall be deemed to be in default hereunder in the event Manager shall fail to keep, observe or perform any material covenant, agreement, term or provision of this Agreement to be kept, observed or performed by Manager, and such default shall continue for a period of, in the case of any default which can be cured by the payment of a liquidated sum of money, ten (10) days and, in the case of all other defaults, thirty (30) days after notice thereof by Owner to Manager.

7.02 REMEDIES OF OWNER

Upon the occurrence of an event of default by Manager as specified in Section 7.01 hereof (any one or more, a “for cause” event of default) , Owner shall have the right to pursue any remedy it may have at law or in equity (provided that in no event shall Manager ever be liable to Owner for, and Owner hereby waives all rights to receive, punitive, consequential or exemplary damages), it being expressly understood that although Owner has no further obligation to pay any fee due hereunder, Manager shall remain liable for any losses suffered as a result of Manager's default and the resulting termination of this Agreement. Upon such termination, Manager shall deliver to Owner any funds, books and records of Owner then in the possession or control of Manager and all accounts established by Manager for security deposits.

7.03 DEFAULTS BY OWNER

Owner shall be deemed to be in default hereunder in the event Owner shall fail to keep, observe or perform any material covenant, agreement, term or provision of this Agreement to be kept, observed or performed by Owner, and such default shall continue for a period of, in the case of any default which can be cured by the payment of a liquidated sum of money, ten (10) days and, in the case of all other defaults, thirty (30) days after notice thereof by Manager to Owner.

7.04 REMEDIES OF MANAGER

Upon the occurrence of an event of default by Owner as specified in Section 7.03 hereof, Manager shall be entitled to terminate this Agreement, and upon any such termination by Manager pursuant to this Section 7.04, Manager shall have the right to pursue any remedy it may have at law or in equity (provided that in no event shall Owner ever be liable to Manager for, and Manager hereby waives all rights to receive, punitive, consequential or exemplary damages), except that Owner shall continue to be obligated to pay and perform all of its obligations which have accrued as of the date of termination and provided further that the Management Fee payable under Section 3.01 shall continue to be paid.

7.05 EXPIRATION OF TERM

Upon the expiration of the Term hereof pursuant to Section 1.01 hereof, unless sooner terminated pursuant to Sections 7.02, 7.04, 7.06 or 9.09, Manager shall deliver to Owner all funds, including tenant security deposits, books and records of Owner then in possession or control of Manager, save and except such sums as are then due and owing to Manager hereunder. In addition, within sixty (60) days following expiration or termination of this Agreement, Manager shall deliver to Owner a final accounting, in writing, with respect to the operations of the Project, which delivery obligation shall survive termination.

7.06 TERMINATION WITHOUT CAUSE

This Agreement shall be terminable by either party without cause upon thirty (30) days prior written notice to the other. .

7.07 EFFECT OF TERMINATION

Upon termination of this Agreement for any reason, neither the Owner, nor the Manager have any further rights or obligations under this Agreement other than obligations accrued prior to the termination or by the express terms surviving this Agreement.

SECTION 8: INSURANCE AND INDEMNIFICATION

8.01 PROPERTY INSURANCE

Owner shall cause to be placed and kept in force property damage insurance in the amount of the full replacement cost of the Project, and such other property insurance as Owner may elect, at Owner's expense. Owner shall furnish to Manager appropriate endorsements and certificates of insurance.

8.02 OWNER'S LIABILITY INSURANCE

During the Term of this Agreement, Owner, at Owner's expense, shall carry and maintain primary and non-contributory commercial general liability insurance and blanket contractual liability insurance on an “occurrence” basis, naming Manager as an additional insured (through endorsements in form and substance satisfactory to Manager), with limits of not less than Three Million Dollars ($3,000,000.00) per occurrence (the “Owner's Liability Insurance”). The Owner's Liability Insurance shall include coverage for losses arising from the ownership, management, and operation of the Project.

Owner shall provide to Manager a Certificate of Insurance evidencing such coverage from an insurance carrier with an A.M. Best Rating of A VIII or higher reflecting that the Owner's Liability Insurance is effective in accordance with this section and that the Owner's Liability Insurance will not be canceled without at least thirty (30) days prior written notice to Manager.

8.03 MANAGER'S LIABILITY INSURANCE

During the Term of this Agreement, Manager, at Manager's expense, shall carry and maintain commercial general liability insurance in the amount of $1 million per occurrence and $2 million in the aggregate for the benefit of Manager (the “Manager's Liability Insurance”).

8.04 OWNER'S LIABILITY INSURANCE SHALL BE PRIMARY

In connection with claims by third parties, as between Owner's Liability Insurance and Manager's Liability Insurance, Owner's Liability Insurance shall for all purposes be deemed the primary and non-contributory coverage. No claim shall be made by Owner or its insurance company under or with respect to any insurance maintained by Manager except in the event such claim is caused solely by gross negligence (except actions or policies specifically approved or required by Owner) or willful misconduct (except actions or policies specifically approved or required by Owner) on the part of Manager or Manager's employees.

8.05 RENTER’S INSURANCE

If at the direction of the Owner, Manager implements a renter’s insurance program at the Project whether it is a limited liability, or limited liability and personal contents coverage policy, any such policy held by the resident shall not remove, replace, reduce, or in any way modify the parties’ indemnification obligations herein or the requirements of Owner or Manager to provide insurance and indemnification in accordance with Sections 6 and 8. Manager agrees to use best efforts to insure compliance on the part of Project residents. Manager assumes no responsibility, liability or reduction in payment of its Management Fee as a result of any expense incurred by Owner, including but not limited to payment by Owner of any insurance deductible amount, caused by the failure of a resident to have renter’s insurance in place. This exclusion of liability on Manager’s part applies whether the resident failed to procure renter’s insurance at the time of initial lease signing, at the time the resident’s renter’s insurance policy came up for renewal, or at any other time.

8.06 VENDOR INSURANCE COMPLIANCE

At no cost to the Owner, Owner agrees to utilize a Vendor Compliance Management Services Company to establish and manage vendor’s insurance agreeable to Owner and Manager and approved by Manager.  Utilizing such a company to manage vendor Liability Insurance Certificates and provide related services shall not remove, replace, reduce, or in any way modify the parties’ indemnification obligations herein or the requirements of Owner or Manager to provide insurance and indemnification in accordance with Sections 6 and 8. Manager assumes no responsibility, liability or reduction in payment of its Management Fee, for property loss, personal injury (including death) or denial of claims based on the status of a vendor’s policy whether its policy is amended, changed or lapsed. Further, Manager assumes no responsibility for the Vendor Compliance Management Services Company beyond that required under this Agreement.

8.07 WAIVER OF SUBROGATION

Each insurance policy maintained by Owner or by Manager with respect to the Project shall contain a waiver of subrogation clause, so that no insurers shall have any claim over or against Owner or Manager, as the case may be, by way of subrogation or otherwise, with respect to any claims that are insured under such policy. All insurance relating to the Project shall be only for the benefit of the party securing said insurance and all others named as insureds. Notwithstanding any contrary provision of this Agreement, Owner and Manager hereby release each other from and waive all rights of recovery and claims under or through subrogation or otherwise for any and all losses and damages to property to the extent caused by a peril insured or insurable under the policies of insurance required to be maintained under this Agreement by the waiving party and agree that no insurer shall have a right to recover any amounts paid with respect to any claim against Owner or Manager by subrogation, assignment or otherwise.

8.08 HANDLING CLAIMS

Manager shall report within a reasonable amount of time to Owner all accidents and claims of which it is aware for damage and injury relating to the ownership, operation, and maintenance of the Project and any damage or destruction to the Project coming to the attention of Manager and will assist Owner in Owner's attempts to comply with all reporting and cooperation provisions in all applicable policies. Manager is authorized to settle on Owner's behalf any and all claims against property insurers not in excess of $1,500, which includes authority for the execution of proof of loss, the adjustment of losses, signing of receipts, and the collection of money. If the claim is greater than $1,500, Manager shall act only with the prior written approval of Owner.

8.09 AUTOMOBILE INSURANCE.

Manager, at its expense which is not reimbursable, shall carry and maintain business auto liability insurance covering owned, non-owned and hired vehicles with a limit of not less than $1,000,000 per accident.

8.10 WORKERS' COMPENSATION INSURANCE

Manager shall cause to be placed and kept in force workers' compensation insurance in compliance with all applicable federal, state, and local laws and regulations covering all employees of Manager and employer liability insurance with a limit of at least $12 million and Manager shall furnish Owner certificates of same. Owner shall reimburse Manager for its expense on the basis of Manager's current workers' compensation rates, the payroll of the Project, and Manager's current premium discounts. This will include any increased expense derived from subsequent audits. In the event subsequent audits result in an increase in Manager's Workers' Compensation costs, then Owner shall reimburse Manager for the increased amount.

8.11 DISHONESTY INSURANCE

Manager, at its expense which is not reimbursable, shall furnish employee dishonesty insurance with limits of at least $1,000,000 per loss and in an amount sufficient to cover all employees (whether on-site or off-site) employed by Manager who shall be responsible for handling any moneys belonging to Owner that come under custody or control of Manager.

8.12 ENVIRONMENTAL INDEMNIFICATION

Owner agrees to defend, indemnify, and hold harmless Manager and Manager's partners, directors, shareholders, officers, employees and agents, against and from any and all actions, administrative proceedings, causes of action, charges, claims, commissions, costs, damages, decrees, demands, duties, expenses, fees, fines, judgments, liabilities, losses, obligations, orders, penalties, recourses, remedies, responsibilities, rights, suits, and undertakings of every nature and kind whatsoever, including, but not limited to, attorneys' fees and litigation expenses, from the presence of Hazardous Substances (as defined below) on, under or about the Project. Without limiting the generality of the foregoing, the indemnification provided by this paragraph shall specifically cover costs incurred in connection with any investigation of site conditions or any remediation, removal or restoration work required by any federal, state or local governmental agency because of the presence of Hazardous Substances in, on, under or about the Project, except to the extent that the Hazardous Substances are present as a result of gross negligence, criminal activity, or any willful misconduct of Manager or its employees. For purposes of this section, “Hazardous Substances” shall mean all substances defined as hazardous materials, hazardous wastes, hazardous substances, or extremely hazardous waste under any federal, state or local law or regulation. The foregoing notwithstanding, the indemnification by Owner of Manager and its affiliates hereunder with respect to Hazardous Materials shall be solely with respect to the performance of the Manager’s activities in its capacity as property manager and nothing herein should be construed as limiting Manager’s and its affiliates’ liability under, or acting as an indemnity of Manager and its affiliates for any liability such parties might have under, any other agreements with respect to Hazardous Materials, including under any guaranties provided by such parties in connection with any financing secured by the Project or any organizational documents related to the Owner.

SECTION 9: MISCELLANEOUS PROVISIONS

9.01 GOVERNING LAW

This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State where the Project is located. Manager represents that, to the extent required, it has qualified to do business in the State where the Project is located in connection with all actions based on or arising out of this Agreement.

9.02 NOTICES

All notices, demands, requests or other communications required or permitted to be given hereunder must be sent by (i) personal delivery, (ii) FedEx or a similar nationally recognized overnight courier service, or (iii) certified mail, return receipt requested. Any such notice, request, demand, tender or other communication shall be deemed to have been duly given: (a) if served in person, when served; (b) if by overnight courier, on the first Business Day after delivery to the courier; or (c) if by certified mail, return receipt requested, upon receipt. Rejection or other refusal to accept, or inability to deliver because of changed address or facsimile number of which no notice was given, shall be deemed to be receipt of such notice, request, demand, tender or other communication. Any party hereto may at any time by giving ten (10) days written notice to the other party hereto designate any other address in substitution of the foregoing address to which such notice or communication shall be given.

OWNER:	c/o Bluerock Real Estate, L.L.C.
70 East 55th Street, 9th Floor
New York, New York 10022
Attention: R. Ramin Kamfar

with a copy to:

c/o Bluerock Real Estate, L.L.C.
70 East 55th Street, 9th Floor
New York, New York 10022
Attention: Michael Konig, Esq.

MANAGER:	Chief Operating Officer
Bell Partners Inc.
300 N. Greene Street, Suite 1000
Greensboro, NC 27401

9.03 SEVERABILITY

If any term, covenant or condition of this Agreement or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Agreement or such other documents, or the application of such term, covenant or condition to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term, covenant or condition of this Agreement or such other documents shall be valid and shall be enforced to the fullest extent permitted by law.

9.04 NO JOINT VENTURE OR PARTNERSHIP

Owner and Manager hereby agree that nothing contained herein or in any document executed in connection herewith shall be construed as making Manager and Owner joint venturers or partners. In no event shall Manager have any obligation or liability whatsoever with respect to any debts, obligations or liabilities of Owner or vice versa, except as set forth herein or as set forth in any separate agreement signed by Manager.

9.05 MODIFICATION TERMINATION

This Agreement terminates any and all prior management agreements between Owner and Manager relating to the Project, and any amendment, modification, termination or release hereof may be effected only by a written document executed by Manager and Owner.

9.06 ATTORNEYS' FEES

Should either party be required to employ an attorney or attorneys to enforce any of the provisions hereof or to protect its interest in any manner arising under this Agreement, or to recover damages for the breach of this Agreement, the non-prevailing party in any actions (the finality of which is not legally contested) agrees to pay to the prevailing party all reasonable costs, damages and expenses, including attorneys' fees expended or incurred in connection therewith. Each party is responsible for its own appellate fees and costs, if any.

9.07 TOTAL AGREEMENT

This Agreement is a total and complete integration of any and all undertakings existing between Manager and Owner and supersedes any prior oral or written agreements, promises or representations between them regarding the subject matter hereof.

9.08 APPROVALS AND CONSENTS

If any provision hereof requires the approval or consent of Owner or Manager to any act or omission, such approval or consent shall not be unreasonably withheld or delayed.

9.09 CASUALTY

In the event that the Project, or any portion thereof, is substantially or totally damaged or destroyed by fire, tornado, windstorm, flood or other casualty during the term of this Agreement, Manager or Owner may terminate this Agreement upon giving the other party written notice of termination on or before the date which is thirty (30) days after the date of such casualty. In the event of termination pursuant to this Section 9.09, neither party hereto shall have any further liability hereunder.

9.10 SPECIAL AGREEMENTS

Notwithstanding Manager’s review of and recommendations in respect to capital repairs and replacements for the Project, Owner acknowledges that Manager is not an architect or engineer, and that all capital repairs, replacements and other construction in the Project will be designed and performed by independent architects, engineers and contractors. Accordingly, Manager does not guarantee or warrant that the construction documents for such work will comply with applicable law or will be free from errors or omissions, nor that any such work will be free from defects, and Manager will have no liability therefor. In the event of such errors, omissions, or defects, Manager will use reasonable efforts to cooperate in any action Owner desires to bring against such parties. Notwithstanding any contrary provision hereof, Owner agrees that no partner, agent, director, member, officer, shareholder, or affiliate of Manager shall be personally liable to Owner or anyone claiming by, through or under Owner, by reason of any default by Manager under this Agreement, any obligation of Manager to Owner, or for any amount that may become due to Owner by Manager under the terms of this Agreement otherwise. Notwithstanding any contrary provision hereof, Manager agrees that no partner, agent, director, member, manager, officer, shareholder, or affiliate of Owner shall be personally liable to Manager or anyone claiming by, through or under Manager, by reason of any default by Owner under this Agreement, any obligation of Owner to Manager, or for any amount that may become due to Manager by Owner under the terms of this Agreement otherwise. The foregoing notwithstanding nothing herein shall be construed as limiting the personal liability of Owner, its partners, agents, directors, members, managers, officers, shareholders or affiliates under any separate agreement between such party and Manager or anyone claiming by, through or under Manager.

9.11 COMPETITIVE PROJECTS

Manager may, individually or with others, provide management services in regard to and possess an interest in any other projects and ventures of every nature and description, including, but not limited to, the ownership, financing, leasing, operation, management, brokerage, development and sale of real property and apartment projects other than the Project, whether or not such other ventures or projects are competitive with the Project, and Owner shall not have any right to the income or profits derived therefrom.

9.12 SUCCESSORS AND ASSIGNS

This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their permitted successors and assigns. Either Manager or Owner may assign this Agreement upon obtaining the other party's prior written consent, provided that no consent shall be required for assignment to any mortgagee of Owner in connection with any financing procured by Owner and secured by the Project.

9.13 WAIVER OF JURY TRIAL.

Owner and Manager hereby knowingly, voluntarily and intentionally, to the extent permitted by law, waive the right to a trial by jury in respect of any litigation based on, arising out of, under or in connection with this Agreement or any documents contemplated to be executed in connection herewith or any course of conduct, course of dealings, statements (whether oral or written) or actions of either party arising out of or related in any manner to the Project (including, without limitation, any action to rescind or cancel this Agreement or any claims or defenses asserting that this Agreement was fraudulently induced or is otherwise void or voidable). This waiver is a material inducement for the Owner to enter into and accept this Agreement. Owner and Manager agree that should issues arise that would have required litigation; they mutually agree to resolve them via arbitration.

SECTION 10: SIGNATURES

IN WITNESS WHEREOF, the parties hereto have executed this Management Agreement as of the day and year first above written.

MANAGER:	BELL PARTNERS INC.

By:	/s/ Jonathan D. Bell

Name:	Jonathan D. Bell

Title:	President

OWNER:	BELL BR WATERFORD CROSSING JV, LLC, a Delaware limited liability company

By:	BR WATERFORD JV MEMBER, LLC, a Delaware limited liability company, its co-manager

By:	Bluerock Special Opportunity + Income Fund II, LLC, a co-manager

By:	Bluerock Real Estate, L.L.C., a Delaware limited liability
company, its manager

By:	/s/ Jordan Ruddy
Name:	Jordan Ruddy
Title:	President

By:	Bluerock Special Opportunity + Income Fund, LLC, a co-manager

By:	BR SOIF II Manager, LLC, a Delaware limited liability
company, its manager

By:	/s/ Jordan Ruddy
Name:	Jordan Ruddy
Title:	President

BELL HNW NASHVILLE PORTFOLIO, LLC,
a NC limited liability company

By:	Bell Partners Inc., a North Carolina corporation, its Manager

By:	/s/ Jonathan D. Bell
Name:	Jonathan D. Bell
Title:	President

EXHIBIT “A”

2012 BUDGET

Property:	The Grove at Waterford Crossing			Run Date:	03/23/12
City, State:	Hendersonville, TN			Run Time:	4:45 PM
Units:	252			Prop ID:	p12xx
Sq. Ft.:	231,600			Version:	v2012.10

2012 Operating Plan

ACCOUNT #	ACCOUNT NAME	Apr-12	May-12	Jun-12	Jul-12	Aug-12	Sep-12	Oct-12	Nov-12	Dec-12	Jan-13	Feb-13	Mar-13	Total	Per Unit	2011 [illegible]	Per Unit
RENTAL INCOME																	
	GROSS POTENTIAL RENT	229,974	230,464	231,583	231,656	232,300	233,136	233,909	234,597	235,266	235,813	236,540	237,176	2,802,068	11,119	0	0
	Concessions	-4,250	-1,950	-1,400	-1,450	-500	-500	-500	-150	-150	-150	-150	-150	-7,850	-31	0	0
	Vacancy Loss	-10,436	-17,866	-14,737	-12,764	-12,765	-14,723	-16,215	-10,710	-10,716	-16,219	-10,236	-14,255	-168,775	-766	0	0
	Other Rent Losses	-1,540	-1,640	-3,450	-4,455	-4,959	-5,455	2,455	3,050	-2,755	-2,755	-2,755	2,755	-43,596	-171	0	0
	TOTAL RENTAL INCOME	205,841	208,409	211,993	212,983	213,647	212,434	213,732	214,677	216,647	216,765	216,296	220,014	2,564,333	10,176	0	0
OTHER INCOME																	
	Other Income	13,175	14,350	16,098	17,500	17,996	18,252	18,230	17,818	16,816	15,624	15,951	17,133	198,367	788	0	0
	Utility Income	9,377	9,827	10,011	10,383	10,483	10,479	10,017	10,021	10,213	9,931	9,929	9,927	120,508	479	0	0
	Total Other Income	22,552	24,177	26,109	27,884	28,399	28,731	28,247	27,540	27,029	25,555	25,880	27,060	319,105	1,267	0	0
	TOTAL INCOME	228,193	232,586	238,102	240,869	242,046	241,159	241,969	242,217	242,676	242,340	244,276	247,074	2,883,018	11,443	0	0
OPERATING EXPENSES																	
	Utilities	15,908	16,125	16,315	16,610	16,645	16,550	16,855	16,208	16,200	16,055	15,885	15,715	194,435	772	0	0
	Maintenance/Repairs	1,515	6,485	1,900	1,240	2,410	1,865	1,790	2,135	1,490	1,460	1,580	1,710	26,135	104	0	0
	Alarm & Cable	214	214	256	256	256	256	256	256	250	256	256	250	2,998	12	0	0
	Landscaping/Contracts	16,753	7,223	2,738	2,938	2,938	3,038	8,723	3,408	2,938	2,938	2,738	2,738	51,101	203	0	0
	Make-ready Turnover	5,136	5,405	5,258	6,870	5,085	5,065	4,765	3,518	3,800	1,980	2,255	5,040	55,145	219	0	0
	Payroll	25,939	26,141	28,435	26,079	25,079	28,399	25,423	25,176	27,965	25,626	24,923	28,425	317,609	1,261	0	0
	Marketing	1,052	4,344	3,961	3,643	3,050	3,754	3,769	3,006	3,155	3,343	3,480	2,935	41,175	163	0	0
	Office Expenses	8,964	5,620	5,158	5,158	4,846	5,166	5,109	5,303	4,646	5,111	4,811	4,866	64,790	257	0	0
	TOTAL CONTROLLABLE EXPENSES	78,007	71,507	64,177	63,234	62,259	64,596	63,897	59,768	60,440	56,119	55,833	61,432	752,046	2,990	0	0
	NET CONTROLLABLE PROFIT	150,185	161,028	173,925	177,026	179,770	176,476	178,072	182,449	182,226	186,221	188,443	185,619	2,129,969	8,452	0	0
	Management Fees	7,987	8,141	8,334	8,430	8,472	8,441	8,469	8,478	8,494	8,482	8,530	8,648	100,923	400	0	0
	Insurance	3,731	3,731	3,731	3,731	3,731	6,106	3,731	3,731	3,731	3,731	3,731	3,731	47,151	187	0	0
	Property Taxes	18,512	18,512	18,512	18,512	18,512	18,512	18,512	18,512	18,562	18,512	18,512	18,512	222,144	882	0	0
	Licenses & Permits	0	350	0	0	0	0	0	0	0	0	0	0	350	1	0	0
	TOTAL NONCONTROLLABLE EXPENSES	30,230	30,734	30,577	30,674	30,715	33,059	30,712	30,721	30,737	30,725	30,773	30,891	370,568	1,471	0	0
	Total Operating Expenses	108,238	102,291	94,754	94,008	92,983	97,752	94,609	90,489	91,177	86,844	86,626	92,348	1,126,176	4,461	0	0
	Net Operating Income (NOI)	127,955	130,295	143,248	146,862	149,063	143,417	147,360	151,728	151,499	155,496	157,650	154,726	1,759,481	6,982	0	0
	Major Expenses	0	0	0	600	0	0	0	0	0	0	0	0	600	2	0	0
	Ownership Expenses	7,280	7,280	7,280	7,280	7,280	7,280	7,280	7,280	7,280	7,280	7,280	7,280	87,357	347	0	0
	Interest Expense	60,133	60,133	60,133	60,133	60,133	60,133	60,133	60,133	60,133	60,133	60,133	60,133	721,598	2,863	0	0
	Total Other Income & Expenses	67,412	67,412	67,412	68,012	67,412	67,412	67,412	67,412	67,412	67,412	67,413	67,412	809,547	3,212	0	0
	Net Income	60,542	62,883	75,836	78,850	81,651	76,004	79,947	84,316	84,087	88,084	90,238	87,316	949,934	3,769	0	0
	Less: Capital Expenditures	1,954	2,856	3,078	2,856	2,856	2,856	3,678	2,856	1,954	1,954	1,052	1,052	28,402	113	0	0
	Sub-Total	58,589	60,027	72,858	75,994	78,795	73,148	76,669	81,460	82,133	86,130	89,186	86,264	921,452	3,657	0	0
	Cash Flow Less Owner Activity	58,589	60,027	72,858	75,994	78,795	73,148	76,669	81,460	82,133	86,130	89,186	86,264	921,452	3,657	0	0
	Effective Rent per Unit	907	909	911	914	920	923	925	930	933	936	938	941	11,086		0	
	Effective Rent per Sq Ft	0.99	0.99	0.99	0.99	1.00	1.00	1.01	1.01	1.02	1.02	1.02	1.02	12.06		0	
	Annualized Other Income per Unit	1,074	1,151	1,243	1,328	1,352	1,368	1,345	1,311	1,287	1,217	1,232	1,289	15,198		0	
	Annualized Control. Expense per Unit	3,714	3,407	3,056	3,016	2,965	3,081	3,043	2,846	2,878	2,672	2,659	2,926	[illegible]		0	
	Annualized Major and Capital per Unit	93	136	147	163	136	136	147	136	93	93	50	50	1,781		0

Account													Total	Per Unit			Notes
4310-1000 Market Rent	244,899	244,899	247,422	247,422	247,422	247,512	247,704	247,704	247,704	247,704	247,704	247,704	2,965,782	11,708	0	0	Market Rent based on RentRoll dated 1/23/12 and current market rents in effect per individual lease. The market rents reflected on the RentRoll by unit assumes the amenity charges (these are the amounts used to input market rents on the budget). Also "leased rents" + renewals = market variants were used per the RentRoll as well. There is a 3.2% increase in market rents for 2012, however there is a 4% effective rent growth allowing for an overall growth of 4.2%. Anticipating higher turnover for 2012 - property has been in lease up.
4310-2000 Loss to Lease	-14,926	-14,425	-16,332	-15,768	-15,062	-14,282	-13,184	-13,107	-12,436	-11,791	-11,164	-10,528	-163,717	-652	0	0	
Total Gross Potential Rent	229,974	230,464	231,089	231,658	232,360	233,130	233,900	234,597	235,268	235,913	236,540	237,176	2,802,065	11,189	0	0	Calculated manually from the current RentRoll dated 1/23/12. We anticipated a 5% effective rent increase from March to February 2013. Also includes a 8.8% increase in income growth throughout the year.
4220-1200 Ongoing Concessions	-750	-800	-850	-850	0	0	0	0	0	0	0	0	-3,250	-13	0	0	Assumes average of $50 off upfront move-ins to reduce upfront offers and through integration of Yieldstar
4220-1400 Preferred Employer Discount	-600	-600	-600	-600	-600	-600	-600	-150	-150	-150	-150	-150	-4,950	-19	0	0	Assumes PEP discounts at 1/2 admin fee per move-in.
Total Concessions	-1,350	-1,400	-1,450	-1,450	-600	-600	-600	-150	-150	-150	-150	-150	-8,200	-33	0	0	
Effective Rents	228,624	229,064	229,639	230,208	231,860	232,530	233,300	234,447	235,118	235,763	236,390	237,026	2,794,215	11,089	0	0	
4220-2000 Vacancy Loss	-13,436	-17,086	-14,227	-12,704	-13,255	-14,720	-16,219	-16,710	-16,749	-16,210	-15,206	-14,253	-180,776	-741	0	0	Based on 95% average occupancy throughout the 12 month period (5% average vacancy)
4220-4000 Credit Loss	-300	-400	-1,000	-2,000	-2,500	-2,000	-1,000	-600	-300	-300	-300	-300	-12,000	-48	0	0	Assumes an average of $1000/month spread for seasonality. Current financial reports reflect termination fees that are not billed until after move-out. These fees will be reduced for credit loss due to our program of collection upfront prior to move-out.
4220-4100 Credit Loss Recovery Costs	-200	-200	-200	-200	-200	-200	-200	-200	-200	-200	-200	-200	-2,400	-10	0	0	Assumes the cost of recovering bad debt from 3rd party collections agency at an average monthly rate of $200/month. Revenue recoveries reflected in the applicable amount on the resident ledger. Prior records recovery is posted in Bad Debt Recovery (4320-4500)
4220-6000 Model/Office Rent	-1,029	-1,029	-1,029	-1,029	-1,029	-1,029	-1,029	-1,029	-1,029	-1,029	-1,029	-1,029	-12,350	-50	0	0	Based on Avg Market Rent for current year multiplied by number of models. Originally, the property has 2 models (A1 & B2) - the A1 will be be rented as corporate unit beginning in May and no longer reflected as a model.
4220-6100 Employee Apartment Allowance	-428	-428	-428	-428	-428	-428	-428	-428	-428	-428	-428	-428	-5,136	-20	0	0	Assumes 2 employees living on site, 1 AM at $268/month and 1 leasing at $160/month.
4220-6200 Courtesy Officer Apt	-800	-800	-800	-800	-800	-800	-800	-800	-800	-800	-800	-800	-9,600	-38	0	0	Assumes 1 Courtesy Officer with $800/month rent discount. Prior company utilized a Security Company on board.
Total Rental Losses	-22,934	-20,654	-17,096	-17,229	-18,214	-20,170	-19,678	-20,799	-20,489	-18,978	-17,995	-17,012	-229,862	-912	0	0	
Total Rental Income	205,041	208,408	214,990	212,083	213,047	212,436	213,722	214,077	215,047	216,785	218,395	220,014	2,564,353	10,176	0	0	
OTHER INCOME																	
4390-1000 Admin/Redecorating Fees	2,200	2,400	2,400	2,550	1,950	1,800	1,650	1,350	1,350	1,050	1,050	1,950	21,750	68	0	0	Assumes 127 admin fees at $150 each spread for seasonality. Combined the 2 lines on RAM financial report (Admin fees & Redec fees) - prior owner was using "Redec fee" that has now converted to Admin fee.
4390-1400 Application Fees	750	800	900	1,000	1,100	1,200	900	850	500	450	250	500	8,850	35	0	0	Assumes 177 applications at $50 each spread for seasonality
4390-2700 Corporate Unit Income	0	0	0	0	800	800	800	800	800	800	800	800	6,400	25	0	0	Assumes $800/month for corp income in July after removal of A1 model
4190-2750 Less: Corporate Unit Expense	0	0	0	0	-200	-200	-200	-200	-200	-200	-200	-200	-1,600	-6	0	0	Assumes $200/month for corp expenses incurred during occupancy of corp unit
4390-2600 Damages Fees	1,200	1,800	2,000	2,000	2,000	2,000	2,000	1,800	1,800	1,800	1,800	1,800	22,000	87	0	0	Assumes average of $1083/month for damage fees from residents that move out
4390-4000 Late Fees	752	752	750	760	760	860	894	756	750	864	946	946	9,888	39	0	0	Assumes average of $824/month for late fees at 10% of leased rent. This assumes an average of 8.25 residents late each month.
4390-4250 Laundry Room Income	55	55	55	55	55	55	55	55	55	55	55	55	660	3	0	0	Assumes an average of $55/month based on last 5 months history. MacGray contract in place
4390-4500 Month to Month Lease Fees	100	100	100	0	0	0	0	0	0	0	0	0	300	1	0	0	Assumes $100 first 3 months prior to installation and implementation of Yieldstar
4390-5000 NSF Fees	50	50	50	50	100	100	150	50	50	100	100	50	900	4	0	0	Assumes an average of 15 NSF's throughout the 12 month period at an average fee of $50 per NSF
Parking/Garage Fees	3,885	3,885	4,165	4,165	4,610	4,610	4,680	4,979	5,055	5,055	5,140	5,140	55,410	220	0	0	Assumes average occupancy of 97% for garage units at an average rate of $68/unit/month. The current average rent at sale is $75/unit - will increase rents at resident transition throughout the year. Includes additional gate cards - booked $2600 in 2011
4390-6000 / 4390-6200 Pest Fees	0	0	0	0	58	114	158	182	210	232	256	300	1,526	6	0	0	Assumes $2/unit for move-ins and renewals beginning in August (due to timing of sale and renewal notices in process)
Pet Fees	1,050	1,400	1,400	2,690	2,140	2,270	2,360	2,329	1,528	1,570	1,650	1,750	21,436	85	0	0	Assumes $250 for non-refundable pet fee for 43 pets. Also assumes inclusion of pet fees at $10/unit/month beginning in August with move-ins only. Renewals would begin in 2013.
4390-6400 / 4390-7000 Storage Room Fees	125	150	150	175	175	375	375	500	500	500	500	500	4,025	16	0	0	Assumes average of 13 storage units leased throughout the 12 month period (higher avg than 2011) at $25/month/unit. Theory is to reduce the cost of the units in an effort to achieve higher number of leases in 2012.
4390-7500 Termination/Transfer Fees	3,150	3,150	4,200	4,700	4,200	4,200	4,200	4,100	4,100	3,000	3,150	3,150	45,300	180	0	0	Assumes average termination fee of $3775/month for 29 lease terminations throughout the year. Also includes 2 transfer fees throughout the year at $500 each (July and Oct).

Account	Description													Total				Notes
4300-7800	W/D Rental Income	300	300	308	340	428	428	429	468	508	545	545	548	5,106	21	0	0	Assumes $10/set for 16 units rented through Appliance Warehouse rentals. Many of these sets were installed as part of concessions. At lease expiration, the resident will have to assume the $40 rent payment.
	Less: W/D Expense	-500	-500	-410	-320	-250	-260	-260	-200	-200	-200	-250	-200	-3,450	-14	0	0	Assumes $500/month at start (assuming 16 sets per month). Toward mid-year, we are attempting to reduce at renewal and move-in the number not being paid for. As well, property will purchase 5 - 6 units.
4300-7899																		
	Submeter Income - Electric	83	83	84	86	86	87	88	84	86	86	84	82	1,000	4	0	0	Anticipate that there will be some residents that move in prior to turning on their electric. This will compensate for first month billing.
4390-6801	Submeter Income (1/2) Water/Sewer	4,100	8,550	8,730	9,100	9,200	9,200	8,740	8,740	4,930	8,648	8,643	8,648	105,234	418	0	0	Assumes an average recovery of 91.67% per month throughout a 12 month period. This will assume a transition from the current billing company to NWP as well as increasing the common area water collected. Month of June reflects reimbursement to prior ownership for collection.
4390-6803																		
	Trash Pick-Up Income	1,197	1,197	1,197	1,197	1,157	1,157	1,197	1,197	1,197	1,197	1,197	1,197	14,364	57	0	0	Property currently assumes $5 per unit billed to residents monthly for trash reimbursement. Based on this data and 93% occupancy the return rate would be calculated as shown.
4310-6904																		
	TOTAL OTHER INCOME	23,552	24,177	26,109	27,898	28,399	28,731	28,347	27,240	27,029	26,505	25,880	27,068	319,366	1,267	0	0	
	TOTAL INCOME	228,993	232,589	238,102	240,899	242,046	241,389	241,969	242,217	242,676	242,340	244,275	241,874	2,883,518	11,463	0	0	

Operating Expenses

Controllable Expenses

Account	Description													Total				Notes
UTILITIES																		
5310-1000	Electricity / Common Area	4,050	4,000	4,200	4,300	4,300	4,100	4,000	4,200	4,300	4,300	4,200	4,100	50,000	186	0	0	Assumes average of $4,166/month for common area electric. This was arrived by 2011 expense plus 7% increase.
5310-1050	Electricity / Vacants	1,420	1,275	1,075	910	945	1,050	1,190	1,190	1,190	1,155	1,085	1,015	13,335	53	0	0	Assumes average monthly cost of $854/month and also assumes a $15 turn-on charge by NES as part of average electric cost. Assumes vacancy average of 95%.
5310-5000	Sewer/[illegible]/Water	9,000	9,500	9,750	10,000	10,000	10,000	9,500	9,500	9,500	9,200	9,200	9,200	114,300	454	0	0	Assumes water/sewer rates based on Hendersonville Utilities increase in 2011 at 40% of previous billing rates. This is comparable to the increase affected at Waterford Landing. Prior 2011 financial reports reflect the increased rates from April - December. The Hendersonville rates increased in March 2011. The amounts budgeted here reflect a full year at the increased rates.
5310-6000	Trash / Dumpster	1,400	1,400	1,400	1,400	1,400	1,400	1,400	1,400	1,400	1,400	1,400	1,400	16,800	67	0	0	Assumes an average of $1400/month for trash removal (weekly service at average haul of $250) through Clarksville Disposal. The property recently transferred to the new company and rate.
	TOTAL UTILITIES	15,800	16,125	16,215	16,610	16,645	16,550	16,690	16,290	16,290	16,055	15,640	15,715	194,435	772	0	0	
MAINTENANCE & REPAIR																		
5320-1000	Alarm/Sprinkler/Fire Equipment Service	0	4,000	0	150	0	0	150	0	0	150	0	0	4,450	18	0	0	Assumes $4000 in May for annual fire extinguisher/sprinkler inspection. Also assumes 3 times throughout the year for service at $150 each (Jul, Oct, Jan). ***Currently expired extinguishers in the
5320-1200	Appliance Supplies	150	150	150	250	250	250	150	150	175	175	225	175	2,250	9	0	0	Assumes $187/month for other appliance supplies as needed based on prior year history.
5320-1600	Building Maintenance / Supplies - Interior	75	75	100	100	100	100	75	75	75	75	75	75	1,000	4	0	0	Assumes average of $75/month.
5320-1800	Common Area Expenses	200	200	200	200	200	200	200	200	200	200	200	200	2,400	10	0	0	Assumes $200/month for pet station supplies, fitness center supplies, business center supplies, etc.
5320-2000	Keys/Locks	0	25	25	0	0	50	0	0	25	0	0	25	150	1	0	0	Assumes cost for replacement keys/locks as needed.
5320-2200	Electrical Supplies	205	205	205	205	205	205	205	205	205	205	205	205	2,460	10	0	0	Assumes $205/month based on previous history of the property. There are issues with breakers in units blowing due to the ceiling fans in the bedrooms.
5320-2400	Electrical Repairs	0	0	150	0	0	0	0	150	0	0	0	0	300	1	0	0	Assumes 2 service calls throughout the year for repairs.
5320-2500	Exterior Lighting	125	125	125	125	125	125	125	125	125	125	125	125	1,500	6	0	0	Assumes $125/month for exterior ballasts in breezeway areas. Exterior lighting was placed in prior owner reports in Miscellaneous accounts.
5320-2800	Exterior Maintenance / Repairs	50	50	50	50	50	50	50	50	50	50	50	50	600	2	0	0	Assumes $50/month for exterior maintenance repairs.
5320-3000	Fitness Equipment	0	175	0	0	175	0	0	175	0	0	175	0	700	3	0	0	Assumes quarterly maintenance contract - property included on 2012 budget a quarterly contract rate for this year.
5320-3200	Glass / Screens / Doors	20	95	20	20	20	95	20	20	20	20	20	20	390	2	0	0	Assumes $20/month for screen replacements and $75 in May & Sept for window repairs.
5320-3400	HVAC Supplies	200	200	200	200	200	200	200	200	200	200	200	200	2,400	10	0	0	Assumes $200/month for ongoing filter purchases, drain tabs, misc supplies. Property is at 100% 410A.
5320-4000	Parking Lot Repairs	0	0	200	0	0	200	0	0	200	0	0	0	600	2	0	0	Assumes $600/year for minor repairs.
5320-4200	Outdoor Equipment	0	0	0	0	50	0	0	0	50	0	0	0	100	0	0	0	Assumes $50 two times per year for repairs to pet spa, grilling areas, etc.
5320-4800	Plumbing Repair Supplies	140	140	140	140	140	140	140	140	140	140	140	140	1,680	7	0	0	Assumes average of $140/month based on prior year expense.
5320-5000	Pool Maintenance Supplies/Repairs	200	200	200	250	250	250	250	200	150	75	50	50	1,925	8	0	0	Assumes costs for chlorine and supplies. Pool is a saltwater pool - less expense is required through the year to maintain with chemicals, however, it has been determined that chlorine is needed during the warmer months to maintain proper balance.
5320-5200		0	445	100	0	445	0	100	445	0	0	100	445	2,080	8	0	0	Assumes 3 gate repairs during the year at $100 each. Also assumes replacement costs for gate cards, remotes, and FOBS.
5320-5400	Roofing Repairs	0	0	125	0	0	0	125	0	0	0	0	0	250	1	0	0	Assumes 2 minor roof repairs at $125 in June and October.
5320-6000	Tools/Safety Equipment	150	0	0	50	0	0	0	50	0	0	50	0	300	1	0	0	Assumes $300 annually to purchase items needed for maintenance shop - supplies.

5020-6200	Vehicle Maintenance	0	400	0	0	0	0	0	0	0	0	0	0	400	2	0	0	Assumes 1 repair for golf cart at $250 and a cart cover for the leasing cart at $150
5020-8050	Vendor Rebates	0	0	0	0	200	0	0	0	0	0	0	0	200	1	0	0	Assumes $200 in August for rebates
	TOTAL MAINTENANCE/REPAIRS	1,315	6,485	1,390	1,749	2,410	1,860	1,790	2,130	1,499	1,440	1,805	1,710	25,135	184	0	0	
ALARM & CABLE																		
5036-1000	Alarm Monitoring/Protection Service	170	170	170	170	170	170	170	170	170	170	170	170	1,956	8	0	0	Assumes $170/month for office alarm monitoring. Initially includes office only - added additional dollars for shop to be alarmed.
5036-2000	Cable TV's	86	86	86	86	86	86	86	86	86	86	86	86	1,032	4	0	0	Assumes $86/month for Comcast service to the clubhouse/fitness center TVs. There is no allowance on the current contract.
	TOTAL ALARM & CABLE	256	256	256	256	256	256	256	256	256	256	256	256	2,988	12	0	0	
LANDSCAPING/CONTRACTS																		
5040-1000	Grounds Maintenance Contract	2,473	2,473	2,473	2,473	2,473	2,473	2,473	2,473	2,473	2,473	2,473	2,473	29,676	116	0	0	Assumes monthly cost of $2473/month. Contract with Envirosc[illegible] - new
5040-1200	Grounds Maintenance Supplies	7,525	3,070	10	10	10	10	3,070	10	10	10	10	10	15,555	62	0	0	Assumes spring color change and mulch in Apr/May ($7282+ $3070) as well as fall color in Sept/Oct ($3070). Based on current contract with ColorBurst. Also includes $10/month for gas for the blower
5040-1400	Grounds Maintenance and Repair Other	500	500	0	200	200	300	0	750	0	0	0	0	2,450	10	0	0	Assumes start-up costs for irrigation in Spring (April) and winter prep in November ($750) as well as repairs throughout the year. This property is 100% irrigated.
5040-2000	Extermination	255	260	255	255	255	255	260	255	255	255	255	255	3,110	12	0	0	Assumes monthly contract rate of $255/month with additional treatments in May & Oct of $25 each for fleas/spiders
5040-7000	Snow Removal Contract/ Supplies	0	0	0	0	0	0	0	0	200	200	0	0	400	2	0	0	Assumes $200 in Dec/Jan for snow removal supplies in the event of inclement weather
	TOTAL LANDSCAPING/CONTRACTS	10,750	7,320	2,734	2,808	2,808	3,606	6,723	3,468	2,938	2,938	2,738	2,738	51,191	200	0	0	
MAKE-READY TURNOVER																		
5050-1200	Cleaning Supplies	50	50	50	50	50	50	50	50	50	50	50	50	600	2	0	0	Assumes $50/month for cleaning supplies for clubhouse/model/amenity areas for in-house spraying
5050-1400	Carpet Repairs / Cleaning	810	612	890	1,000	930	900	816	850	690	490	490	810	9,400	37	0	0	Assumes 11.08% of vacant unit cleans at $40 each (remaining units counted in replacements). Also assumes an average of 55% renewals cleaned at $40 each. Also includes $90/month for additional service (power wash, stretches, etc)
5050-1500	Contract Cleaning	1,170	1,170	1,170	1,530	1,260	1,260	1,080	810	810	540	540	1,080	12,420	49	0	0	Assumes $90/ unit for 125 move-outs
5050-2000	Light Bulbs	50	50	50	50	50	50	50	50	50	50	50	50	600	2	0	0	Assumes $50/month for interior light bulb supplies. Upon occupancy, resident will supply their own or purchase from property all except hard to replace bulbs.
5050-2200	Lighting / Ceiling Fixtures	25	25	25	25	25	25	25	25	25	25	25	25	300	1	0	0	Assumes $25/month for ceiling fan parts/repairs
5050-4800	Painting / Interior Contract	3,025	3,300	3,025	4,125	3,300	3,300	2,750	1,925	1,925	825	1,100	3,025	31,625	125	0	0	Assumes $275/ unit at 100% painted upon turn. Painter supplies paint. No paint is purchased through the property. This is a two-tone product with much cutins due to different colors on the borders.
5050-5000	Sheetrock Repairs-Contract	0	0	50	0	0	50	0	0	0	0	0	0	100	0	0	0	Assumes 2 repairs throughout the year at $50 each
5050-5100	Sheetrock Repairs-Supplies	0	0	0	0	50	0	0	0	0	50	0	0	100	0	0	0	Assumes $50 two times per year for supplies.
	TOTAL MAKE-READY TURNOVER	5,130	5,405	5,260	6,870	5,665	5,665	4,765	3,510	3,600	1,980	2,250	5,040	55,140	219	0	0	
PAYROLL																		
5300-1000	Community / Sr Community Manager Payroll	5,151	5,151	5,151	5,151	5,151	5,151	5,151	5,151	5,151	5,151	5,151	5,151	61,810	245	0	0	Assumes 1 FT CM at $61,810/yr
5300-1100	Asst Community Manager Payroll	3,750	3,750	3,750	3,750	3,750	3,750	3,750	3,750	3,750	3,750	3,750	3,750	44,997	179	0	0	Assumes 1 FT AM at $21.63/hour
5300-1600	Leasing / Sr Leasing Consultant Payroll	1,885	1,885	1,885	1,885	1,885	1,885	1,885	1,885	1,885	1,885	1,885	1,885	22,623	90	0	0	Assumes 1 PT leasing team member at $10.49/hour. This person will work full time hours through summer, moving to PT hours through remainder of year.
5300-2000	Maintenance / Sr Maintenance Manager Payroll	3,928	3,928	3,928	3,928	3,928	3,928	3,928	3,928	3,928	3,928	3,928	3,928	47,140	187	0	0	Assumes 1 FT Maintenance Supervisor at $22.66/hour
5300-2100	Maintenance Technician	2,600	2,600	2,600	2,600	2,600	2,600	2,600	2,600	2,600	2,600	2,600	2,600	31,205	124	0	0	Assumes 1 FT Maintenance Tech at $15/hour
5300-2200	MR-HR Cleaning / Common Grounds	1,151	1,151	1,151	1,151	1,151	1,151	1,151	1,151	1,151	1,151	1,151	1,151	13,807	55	0	0	Assumes 1 PT Groundskeeper/tech at $11.07/hour
5300-3000	Tax & Fringe-Community Manager	1,219	1,221	1,277	1,222	1,213	1,272	1,287	1,284	1,265	1,155	1,155	1,275	14,761	58	0	0	FICA, FUTA, SUTA, Workers Comp, Health Insurance, and Life Insurance (where applicable)
5300-3100	Tax & Fringe-Asst Manager	1,017	1,000	1,076	1,031	1,015	1,071	1,008	1,080	1,083	994	994	1,074	12,347	48	0	0	FICA, FUTA, SUTA, Workers Comp, Health Insurance, and Life Insurance (where applicable)
5300-3200	Tax & Fringe-Leasing	758	752	686	753	744	803	758	732	790	726	726	807	9,134	36	0	0	FICA, FUTA, SUTA, Workers Comp, Health Insurance, and Life Insurance (where applicable)
5300-3300	Tax & Fringe-Maint. Supervisor	1,115	1,117	1,173	1,118	1,109	1,166	1,132	1,087	1,188	1,051	1,051	1,172	13,517	54	0	0	FICA, FUTA, SUTA, Workers Comp, Health Insurance, and Life Insurance (where applicable)
5300-3400	Tax & Fringe-Asst Maint/Make Ready	906	902	959	903	894	954	898	882	945	876	876	957	10,937	43	0	0	FICA, FUTA, SUTA, Workers Comp, Health Insurance, and Life Insurance (where applicable)
5300-3500	Tax & Fringe-Grounds Maint/Porter	665	668	734	669	659	719	654	648	714	642	642	722	8,103	33	0	0	FICA, FUTA, SUTA, Workers Comp, Health Insurance, and Life Insurance (where applicable)
5300-4000	Pre-employment Costs	42	145	42	42	42	145	42	42	42	145	42	42	813	3	0	0	$42 per month per community. Assumes 3 additional employee tests during the year. Assumes 3 additional employee tests during the year
5300-4200	Employee Recognition	0	0	50	0	0	50	0	0	50	0	0	50	200	1	0	0	Assumes quarterly employee lunches for team meetings
5300-6000	401K Match	100	100	100	100	100	100	100	100	100	100	100	100	1,200	5	0	0	Assumes 2 employees participating in plan
5300-6400	Leasing Commissions	1,665	1,750	1,550	1,785	1,440	1,375	1,225	1,010	1,095	750	750	1,485	15,865	63	0	0	
5300-6500	Quarterly Bonus	0	0	2,275	0	0	2,275	0	0	2,275	0	0	2,275	9,100	36	0	0	
	TOTAL PAYROLL	26,030	26,145	28,499	26,879	25,876	28,349	25,421	25,178	27,966	25,019	24,923	28,433	317,688	1,261	0	0

MARKETING																	
5370-1200 Brochures Brochures/Art & Design Costs	0	114	0	0	0	0	0	0	0	0	0	0	114	0	0	0	Assumes PCP brochures
Advertising-Internet	0	1,576	984	1,138	1,558	1,093	1,136	1,058	1,093	1,134	1,558	1,093	13,588	54	0	0	Assumes $845/month to transition to online AptGuide.com Platinum ad as well as $35/month for carousel feature in the online ad. Also includes $375/month for Apts.com and $105/qtr for Ellipse website cost. Also assumes $130/qtr for online management
5370-1500																	
5370-1600 Advertising-Magazine	0	150	150	150	150	150	150	150	150	150	150	150	1,650	7	0	0	Assumes remaining 2 months of Apt Guide contract at existing rate closing out cancellation of current ad. $150/month assumes the new contracted rate for the print to remain in the local Apt Guide.
5370-3000 Model/Clubhouse Expenses	700	1,295	475	700	700	700	700	675	700	700	700	700	9,336	37	0	0	Assumes refreshments at $275/month as well as clubhouse/model cleaning at $200/month. Also includes 1 new model kit and 4 additional mats.
5370-4000 Referral Fees-Locators Services	0	0	0	333	0	333	0	333	0	333	0	0	1,332	5	0	0	Assumes 4 locator fees throughout the next 12 months at an average of $333 each
5370-4200 Referral Fees/Residents	0	300	300	600	900	600	300	0	300	300	300	0	3,600	14	0	0	Assumes 12 resident referrals throughout the next 12 months at $300 each
5370-5000 Resident Activities	0	100	800	0	100	0	500	0	100	0	0	0	1,600	6	0	0	Assumes 1 pool party at $800, 1 fall party at $500, and 3 non-budget-together parties at $100 each throughout the next 12 months.
5370-6000 Signs / Banners	0	183	0	0	0	96	0	0	60	0	0	0	339	1	0	0	
Call Services	597	597	597	597	597	597	597	597	597	597	597	597	7,164	28	0	0	Assumes setup of Level One with the reduction of 1 leasing team member transitioning to PT status. The property would be set up for all inbound calls and all emails.
5370-8100																	
5370-8600 Public Relations	100	100	250	100	100	250	100	100	250	100	100	250	1,800	6	0	0	Assumes $50/month for local outreach marketing to Henderson/Nellis businesses. Also assumes $50-$60/month for move-in gifts averaging $5/gift. Also assumes quarterly marketing campaign at $150/qtr
5370-9900 Miscellaneous-Marketing	25	25	25	25	25	25	25	25	25	25	25	25	300	1	0	0	
TOTAL MARKETING	1,492	4,244	3,981	3,643	2,830	3,734	3,783	2,808	3,195	3,343	3,480	2,895	41,175	160	0	0	
ADMIN/OFFICE																	
5390-1200 Answering / On-Hold Services	99	99	99	0	0	0	0	0	0	0	0	0	297	1	0	0	Assumes CallMax at $33/month until Level One is in place
5390-1500 Bank Charges	258	258	258	258	258	258	258	258	258	258	258	258	3,096	12	0	0	Assumes $258/unit. This was based off Wyndchase Bellevue cost (224 units)
5390-2200 Computer Costs-General	3,219	650	608	650	650	650	734	712	650	650	743	650	10,630	42	0	0	Note: all one-time set up costs were entered into Start-up Budget. Assumes general IT support costs for all software and system support and protection. Also includes budgeting for 30% paper invoices in Ops at $1.75 per invoice and ongoing monthly charge for Epayments.
5390-2400 Computer Costs-Rent Roll	747	747	747	747	747	747	747	747	747	747	747	747	8,970	36	0	0	Assumes RealPage and Yieldstar licensing and support monthly fees
5390-2600 Court Costs / Legal Fees	0	300	150	300	-150	300	150	300	-150	300	-150	0	1,400	6	0	0	Assumes 7 eviction filings throughout the year at $300 each with $750 recovered for filing fees for pay & stays.
5390-3100 Credit Bureau	267	267	267	267	267	267	267	267	267	267	267	267	3,203	13	0	0	Assumes $1.00/unit/month for credit reporting
5390-4000 Credit Card Fee Expense	20	20	20	20	20	20	20	20	20	20	20	20	239	1	0	0	Assume $20/month for purchase card expense
5390-4200 Association Dues/Subscriptions	1,207	753	753	753	753	753	753	753	753	753	753	753	9,487	38	0	0	Assumes an annual fee of $453.60 at $1.80/unit for GAAA dues. Also includes the monthly HOA fees at $752.71 per month.
5390-4380 Easy Pay Fees	118	118	118	118	118	118	118	118	185	118	118	118	1,415	6	0	0	$35 monthly hosting fee & $.33/unit/month transaction fee
5390-4400 Education/Training	315	315	315	315	315	315	315	315	315	315	315	315	3,780	15	0	0	Assumes $315/month for all training costs
5390-4430 Travel - Training	600	40	40	0	0	40	0	0	40	0	0	40	1,000	4	0	0	Assumes $40/quarter for attending CM meetings. Also includes approved expenses per Dell for leadership conf expense and travel to conference.
5390-4450 Meals - Training	0	50	15	0	0	15	0	0	15	0	0	15	110	0	0	0	Assumes $15/quarter for lunches during CM meetings. Includes $50 for meals for traveling to conf.
5390-5800 Office Equipment Rental/Repair	288	288	288	288	288	288	288	288	288	288	288	288	3,456	14	0	0	Assumes $288/month for Konica copier
Office Supplies	420	370	300	457	300	370	300	370	300	370	300	370	4,317	17	0	0	Assumes Blue Moon clicks at $83 each for 6 times/year. Assumes purchase of business cards for 4 employees in March and for 2 employees in Sept. Assumes $200/month for general office supplies and $100/month for printer toner.
5390-5100																	
5390-6000 Pagers	20	20	20	20	20	20	20	20	20	20	20	20	240	1	0	0	Assumes $20/month
5390-6290 Postage	75	75	150	75	150	75	75	75	75	75	75	75	1,050	4	0	0	Assumes an average of $87.50/month for FedEx shipments and postage for clients.
5390-6700 Shopping Reports	0	130	0	0	130	0	35	130	0	0	130	0	555	2	0	0	Assumes replacing current shop program with proposed survey program at $.4175/unit/quarter and continuing internet shops at $35/month. The variance is a result of missing quarterly audio/video shops of $210 per quarter in 2011.
5390-7000 Telephone - Local	990	990	500	400	400	400	400	400	400	400	400	400	5,600	44	0	0	Assumes an average of $500/month for all service phone lines. We realize that the current bill is set at $995, however we are estimating savings in this area and anticipating a total of $400/month.
5390-7100 Telephone Long Distance	30	30	30	30	30	30	30	30	30	30	30	30	360	1	0	0	Assumes $30/month for long distance service
5390-8000 Travel Mileage - Non-Training	100	100	100	100	100	100	100	100	100	100	100	100	1,200	5	0	0	Assumes $100/month for mileage stipend for maintenance on-call as well as office errands and marketing.
TOTAL OFFICE EXPENSES	8,994	3,920	5,158	5,198	4,846	5,196	5,109	5,300	4,846	5,117	4,911	4,844	64,296	257	0	0	
TOTAL CONTROLLABLE EXPENSE	70,087	71,557	64,177	62,324	62,259	64,653	63,897	59,758	60,440	56,170	58,933	61,418	755,549	2,890	0	0	
MANAGEMENT FEES																	
6610-1000 Management Fees	7,987	8,141	8,334	8,430	8,472	8,441	8,468	8,476	8,484	8,462	8,559	8,649	100,923	400	0	0	Assumes 3.5% based on contract rate
TOTAL MANAGEMENT FEES	7,987	8,141	8,334	8,430	8,472	8,441	8,468	8,476	8,484	8,462	8,559	8,649	100,923	400	0	0	
INSURANCE														0	0	0	
4620-2600 Property Insurance	3,731	3,731	3,731	3,731	3,731	3,731	3,731	3,731	3,731	3,731	3,731	3,731	44,776	176	0	0	JBS 3/20/12 Per Cam Berger email

6020-0000 Tenant Bond	0	0	0	0	0	2,375	0	0	0	0	0	0	2,375	9	0	0	Assumes $2375 for tenant bond in Sept
TOTAL INSURANCE	3,731	3,731	3,731	3,731	3,731	6,106	3,731	3,731	3,731	3,731	3,731	3,731	47,151	187	0	0	
PROPERTY TAXES																	
6030-1000 Real Property Taxes	18,512	18,512	18,512	18,512	18,512	18,512	18,512	18,512	18,512	18,512	18,512	18,512	222,144	882	0	0	JBS 3/9/12 Per Gen Berger email
TOTAL PROPERTY TAXES	18,512	18,512	18,512	18,512	18,512	18,512	18,512	18,512	18,512	18,512	18,512	18,512	222,144	882	0	0	
LICENSES & PERMITS																	
6050-1000 Property Licenses and Permits	0	350	0	0	0	0	0	0	0	0	0	0	350	1	0	0	Assumes $350 annually for the Sumner County pool permit for 1 pool
TOTAL LICENSES & PERMITS	0	350	0	0	0	0	0	0	0	0	0	0	350	1	0	0	
TOTAL Non-Controllable Expense	38,230	38,734	30,577	30,674	30,715	33,388	30,712	30,721	30,737	30,735	30,750	30,891	370,588	1,471	0	0	
TOTAL OPERATING EXPENSES	109,238	102,291	94,758	94,088	93,883	97,752	94,609	96,489	91,177	86,948	89,629	92,348	1,134,116	4,461	0	0	
NET OPERATING INCOME	137,915	136,298	143,348	146,882	149,063	143,417	147,368	151,728	151,495	155,496	157,680	154,728	1,759,401	6,982	0	0	
Other Income & Expenses																	
MAJOR EXPENSES																	
7010-4200	0	0	0	600	0	0	0	0	0	0	0	0	600	2	0	0	Assumes 1 coil replacement at $600
TOTAL MAJOR EXPENSES	0	0	0	600	0	0	0	0	0	0	0	0	600	2	0	0	
OTHER EXPENSES																	
7030-0300 Ownership Taxes	6,030	6,030	6,030	6,030	6,030	6,030	6,030	6,030	6,030	6,030	6,030	6,030	72,357	287	0	0	JBS 3/2/12 Per Gen Berger email
7030-4000 Tax & Audit Fees	1,250	1,250	1,250	1,250	1,250	1,250	1,250	1,250	1,250	1,250	1,250	1,250	15,000	60	0	0	JBS 3/2/12 Per Gen Berger email
7050-1006	60,133	60,133	60,133	60,133	60,133	60,133	60,133	60,133	60,133	60,133	60,133	60,133	721,596	2,863	0	0	60,133
TOTAL OTHER INCOME & EXPENSE	67,412	67,412	67,412	67,412	67,412	67,412	67,412	67,412	67,412	67,412	67,412	67,412	808,947	3,216	0	0	
Net Income	60,543	63,883	75,936	78,650	81,451	76,004	79,947	84,316	84,687	88,084	90,238	87,216	949,854	3,769	0	0	
Less: Capital Expenditures	1,954	2,856	3,078	2,856	2,856	2,856	3,078	2,856	1,954	1,954	1,052	1,052	28,402	113	0	0	
Sub-Total	58,589	60,027	72,858	75,994	78,795	73,148	76,869	81,460	82,133	86,130	89,186	86,264	921,452	3,657	0	0	
Cash Flow Less Owner Activity*	58,589	60,027	72,858	75,994	78,795	73,148	76,869	81,460	82,133	86,130	89,186	86,264	921,452	3,657	0	0	
Net Cash Flow	58,589	60,027	72,858	75,994	78,795	73,148	76,869	81,460	82,133	86,130	89,186	86,264	921,452	3,657	-417,703	-29180.0%	280.40%
CAPITAL IMPROVEMENTS																	
1078-1100 Appliances	0	0	222	0	0	0	222	0	0	0	0	0	444	2	0	0	Assumes 2 microwave replacements in the next 12 months
1078-1500 Carpet	1,804	2,706	2,706	2,706	2,706	2,706	2,706	2,706	1,804	1,804	902	902	26,158	104	0	0	Assumes 29 carpet replacements at average cost of $902 each. Carpet chosen at construction (construction grade) is very poor quality. Most recent has been the Ikean.
1078-4000 Interior Unit Upgrades	150	150	150	150	150	150	150	150	150	150	150	150	1,800	7	0	0	Assumes $150/month for blinds
TOTAL CAPITAL IMPROVEMENTS	1,954	2,856	3,078	2,856	2,856	2,856	3,078	2,856	1,954	1,954	1,052	1,052	28,402	113	0	0	
Market Rent	244,690	244,690	247,422	247,422	247,422	247,542	247,704	247,704	247,704	247,704	247,704	247,704	2,965,742	11,789	0	0	Market Rent based on RentRoll dated 1/23/12 and current market rents in effect per individual lease. The market rents reflected on the RentRoll by unit assumes the amenity charges (these are the amounts used to input market rents on this budget). Also "Teased rents" - concession + market vacants were used per the RentRoll as well. There is a 0.3% increase in market rents for 2012; however, there is a 4% effective rent growth allowing for an overall growth of 4.3%. Anticipating higher turnover for 2012 - property has been in lease-up.
4310-1000 Vacancy Loss	-15,470	-17,006	-14,737	-12,764	-13,255	-14,733	-16,219	-16,716	-15,710	-16,219	-15,236	-14,253	-186,776	-745	0	0	Based on 93% average occupancy throughout the 12 month period (5% average vacancy)
4320-2000 Credit Loss	-200	-400	-1,000	-2,000	-2,500	-2,000	-1,000	-600	-300	-300	-300	-300	-12,000	-48	0	0	Assumes an average of $1,000/month spread for seasonality. Current financial reports reflect termination fees that are not billed until after move-out. These fees will be reduced for credit loss due to our program of collection upfront prior to move-out.
4320-4000

EXHIBIT B

MONTHLY REPORTS

1.	Balance Sheet, including monthly comparison and comparison to year end (if applicable)
2.	Budget Comparison, including month-to-date and year-to-date variances- Detailed Income Statement, including prior 12 months
3.	Profit and loss statement compared to budget with narrative for any large fluctuations compared to budget
4.	Trial Balance that includes mapping of the accounts to the financial statements
5.	Account reconciliations for each balance sheet account within the trial balance. — Detailed support for each account reconciliation including the following:
a.	Detail Accounts Payable Aging Listing — 0-30 days, 31-60 days, 61-90 days and over 90 days
b.	Detail Accounts Receivable Delinquency Aging Report - 0-30 days, 31-60 days, 61- 90 days, over 90 days and prepayments
c.	Fixed asset roll-forward and support (invoices and checks) for any new acquisition/additions and/or support for any disposals to fixed assets. Purchases will be accounted for using Bluerock's capitalization policy.
6.	Security Deposit Activity
7.	Mortgage Statement
8.	Monthly Management Fee Calculation
9.	Monthly Distribution Calculation
10.	General Ledger, with description and balance detail
11.	Monthly Check Register including copies of all checks disbursed and copies of cancelled checks.
12.	Market Survey, including property comparison, trends, and concessions
13.	Rent Roll
14.	Monthly Reporting and evidence of withdrawal, if any, of any Operating Reserve Account and Capital Expense Reserve Account, including, but not limited to, any calculations evidencing shortfalls payable and calculations regarding the 60 day maintenance (as defined in Section 4.04 of the Agreement)
15.	Variance Report, including the following:
a.	Cap Ex Summary and Commentary
b.	Monthly Income/Expense Variance with notes
c.	Yearly Income/Expense Variance with notes
d.	Occupancy Commentary
e.	Market/Competition Commentary
f.	Rent Movement/Concessions Commentary
g.	Crime Commentary
h.	Staffing Commentary
i.	Operating Summary, with leasing and traffic reporting -Other reasonable reporting, as requested (e.g. Renovation/Rehab report).

[1]             Budget Comparison shall include (1) an unaudited income and expense statement showing the results of operation of the Project for the preceding calendar month and the Fiscal Year to-dale; (ii) a comparison of monthly line item actual income and expenses with the monthly line item income and expenses projected in the Budget. The balance sheet will show the cash balances for reserves and operating accounts as of the cut-off date for such month.